EXHIBIT 2.8

TIM

2001 annual report

2002 ANNUAL REPORT	1

CORPORATE BOARDS

Board of Directors [1]	Chairman	Carlo Buora * (E) [4]

	Deputy Chairman	Gianni Mion ** [5]

	CEO	Marco De Benedetti *** (E)

	Directors	Carlo Bertazzo
Oscar Carlos Cristianci [6]
Enzo Grilli (I)
Attilio Leonardo Lentati (I)
Gaetano Miccichè [7]
Enrico Parazzini [8]
Riccardo Perissich
Paolo Savona (I)
Mauro Sentinelli [9]
Rodolfo Zich

	Secretary to the Board	Antonio Sanna

Compensation Committee****	Chairman	Enzo Grilli

	Committee Members	Attilio Leonardo Lentati [10]
Rodolfo Zich

Internal Control Committee*****	Chairman	Paolo Savona

	Committee Members	Attilio Leonardo Lentati
Riccardo Perissich [11]

Board of Statutory Auditors [2]	Chairman	Pietro Adonnino

	Acting Auditors	Enrico Laghi
Gianfranco Zanda

	Alternate Auditors	Alfredo Malguzzi
Antonio Mastrapasqua

General Manager		Mauro Sentinelli

Common representative of savings shareholders		Carlo Pasteris [12]

Independent Auditors [3]		Reconta Ernst & Young

(E)	Executive director.

(I)	Independent director.

[1]	Appointed by the Shareholders’ Meeting of December 14, 2001.

[2]	Appointed by the Shareholders’ Meeting of April 12, 2002.

[3]	Appointed by the Shareholders’ Meeting of April 11, 2001.

[4]	Post assigned by the Board of Directors’ meeting of September 4, 2002.

[5]	Post assigned by the Board of Directors’ meeting of September 4, 2002.

[6]	Appointed by the Shareholders’ Meeting of December 11, 2002.

[7]	Appointed by the Shareholders’ Meeting of December 11, 2002.

[8]	Appointed by the Shareholders’ Meeting of December 11, 2002.

[9]	Appointed by the Shareholders’ Meeting of April 12, 2002.

[10]	Appointed by the Board of Directors’ meeting of April 12, 2002.

[11]	Appointed by the Board of Directors’ meeting of May 6, 2002.

[12]	Appointed by the special category meeting of April 11, 2002.

*	Vested with the power of legal representation and signature in dealings with third parties and before the court; conducts own activities as part of the powers granted by the Board of Directors during the meeting held on September 4, 2002, in observance of applicable legal restrictions on matters that cannot be delegated by the Board of Directors, the reservations set aside for the Board, and the principles and limitations set forth by the company’s Code of Corporate Governance.

**	Vested with the power of legal representation and signature in dealings with third parties and before the court, in case of absence or impediment of the Chairman, as decided by the Board of Directors during the meeting held on September 4, 2002.

***	Vested with the power of legal representation and signature in dealings with third parties and before the court; conducts own activities as part of the powers granted by the Board of Directors during the meeting held on December 14, 2001, in observance of applicable legal restrictions on matters that cannot be delegated by the Board of Directors, the reservations set aside for the Board, and the principles and limitations set forth by the company’s Code of Corporate Governance.

****	Proposes the compensation payable to the Managing Director and to those who fill certain offices, as provided for by Art. 2389, paragraph 2, of the Civil Code; following discussions with the Managing Director, proposes policies for compensation paid to top company executives – understood as the company’s top management – and sets forth the general principles of the stock option plans.

*****	Evaluates the adequacy of the internal control system, as well as the work plan prepared by those responsible for internal control, receiving their periodic reports; verifies auditing work conducted by In.Tel.Audit (consortium company that conducts internal audits for the Olivetti-Telecom Italia Group); evaluates the proposals of the independent auditors in order to confirm this assignment, as well as the work plan prepared for the audit and the results set forth in the report and the letter of suggestions; reports to the Board of Directors at least once every six months, at the time the financial statements and six-monthly report are approved, concerning the activities carried out and the adequacy of the internal control system; carries out additional tasks that are assigned by the Board of Directors, particularly with regard to the relations with the independent auditor, and the observance and periodic updating of the rules of Corporate Governance.

2002 ANNUAL REPORT	2

LETTER TO THE SHAREHOLDERS

[GRAPHIC]

Shareholders,

Over the past two years, the international telecommunications scenario has been affected by a significant economic slowdown, the crisis of financial markets, and the bursting of the “technological bubble”. All this has led many companies tied to the new economy to downsize, while others have left the market altogether, confirming that the business model was not profitable enough.

Despite this setting, once again TIM has reinforced its position as a leader in mobile telecommunications in Italy, with approximately 25.3 million lines at December 31, 2002. It maintained its market leadership with a 46% share, due to a broad range of services marked by better quality and, above all, high added value and technological contents.

In 2002, your Company worked in Italy in a climate of intensified competitive pressure and in a progressively saturated market, with a 95% mobile service penetration and over 54.9 million lines. This coincided with the natural drop in the number of operators, making Italy one of the first European countries in which the market consolidated. This makes it a healthier market that is also more stable for the future.

In December, TIM took over part of the assets of Blu S.p.A. through a merger by incorporation. This was the final stage in an operation – unique in Europe – that also safeguarded employment and valorized the know-how offered by Blu’s human resources.

In this context, as of December 31, 2002 your Company has shown growth in terms of turnover, profit margin and a significant capacity to create value. In deed, dividends worth a total of Euro 3.6 billion were distributed, including the distribution of reserves amounting to Euro 1.6 billion completed in December 2002.

As of December 31, 2002, the consolidated revenues of the TIM Group amounted to Euro 10.9 billion, representing a 6% growth over the previous period. This growth is equivalent to about 12% if the effects of exchange rates is not taken into account. The gross operating profit of Euro 5 billion rose by 5.9% (+8.6% net of exchange-rate effects), representing a 46.4% ratio of GOP to revenues, despite commitments to the numerous companies that are still in the start up phase.

Operating income increased by 7.1% compared to the year 2001 and amounted to Euro 3.4 billion, a ratio to revenues of 30.9%.

Net borrowings were Euro 1.9 billion, after financing Euro 1.7 billion in technical investments and distributing Euro 3.6 billion dividends over the course of 2002. Also in 2002, the TIM Group mobile lines increased, now numbering approximately 39.1 million, a 12.2% increase compared to the end of 2001.

The economic and financial results achieved by TIM S.p.A. as of December 31, 2002 were also very positive.

The revenues of TIM S.p.A., excluding the effect of the merger by incorporation of

2002 ANNUAL REPORT	3

Blu, amounted to Euro 8.9 billion, a 6.7% increase compared to 2001.

Gross operating profit was Euro 4.4 billion and the GOP of TIM alone, again net of the effect of Blu’s incorporation, was worth Euro 4.5 billion, a 7.2% increase and 50.8% ratio to revenues (50.6% in 2001).

Operating income amounted to Euro 3.2 billion, while the operating income of TIM alone, excluding the effects of the incorporation of Blu, was Euro 3.3 billion, reflecting a 2.8% increase compared to 2001.

On the technological side, TIM continued to invest resources to offer the market increasingly innovative products.

In the summer of 2002, TIM was the first company in Europe to launch Messaging Services and during the year, 800,000 MMS telephones were sold. This success contributed to significant replacement of handsets in the market of mobile telephones, in order to enable customers to enter the new business cycle.

Moreover, TIM’s role as a leader in technological innovation was confirmed by its foremost position in the GSM Association which effectively acknowledges the activities TIM has undertaken to orient and define GSM development strategies and the evolution of GSM as a worldwide standard of reference.

In terms of the Company’s international commitment, TIM has focused on one of its most important challenges: developing business in Brazil. The goal of our Company – backed by our position and experience as the leading operator in Italy – is to exploit all the opportunities for growth offered by Brazil, despite the country’s current economic uncertainty.

In October 2002, TIM launched its GSM service and by December 31, 2002, it already gained 300,000 customers, reaching a total of 5.3 million customers in Brazil. The Company is thus moving ahead in acquiring a leading role in the Brazilian market.

For the next three-year period, TIM plans to invest Euro 1.2 billion in Brazil, with the goal of reaching free cash flow breakeven 2005.

In Greece, the Company reinforced its position, above all among customers with high qualitative value. It was also the first to introduce multimedia messages in the country.

Shareholders,

TIM is well aware of the important role played by the Telecom Italia Group for Italy’s development. In the name of this awareness, now more than ever it is essential to give your Company a truly ethical dimension, working so that this commitment is not simply a cost but an investment to support the Company’s development, vitality and longevity.

The social responsibility of any business is based on proper organization and not on a set of abstract principles, and on tangible procedures rather than theoretical standards. It is on this basis that TIM has fine-tuned a plan of operative interventions for social categories such as the disabled, the elderly and children, in order to support their full integration in society.

Only through exceptional farsightedness by leading companies and investors will it be possible to achieve market appreciation and recognition of the efforts and initiatives that have been undertaken.

Our Mission is thus to generate value for Stakeholders through leadership in traditional mobile services and the development of innovative services in Italy and in the world. These are the goals that TIM has set for itself, and they can be achieved only by dominating technology, monitoring the market and profitability, and valorizing our resources.

Chairman	CEO

Carlo Buora	Marco De Benedetti

2002 ANNUAL REPORT	4

ECONOMIC AND FINANCIAL HIGHLIGHTS OF THE TIM GROUP

With regard to the corporate structure of the TIM Group, the year 2002 was characterized by the sale of non-strategic investments, namely French mobile operator Bouygues Telecom, Mobilkom Austria and Auna in Spain. During the year, subsidiaries Starcel Ltda and TIMNetUSA Inc. were consolidated for the first time.

(*)	Starcel Ltda conducts call-center activities for the Brazilian companies in the startup phase; TIMNetUSA Inc. offers value-added mobile network services

The consolidated financial statements also took into account the transactions for Blu S.p.A. (the company was acquired on October 7, 2002 and was subsequently incorporated into TIM S.p.A.) from the date of acquisition.

These variations have not significantly affected the consolidation area, since the operating companies that were disposed of were consolidated using the equity method and the newly consolidated companies present non-significant figures, in particular Blu, which had ceased operations as a mobile carrier at the time of acquisition. Hence, no pro forma statements were drawn up for the comparison periods.

	2002	2001
Economic and Financial Highlights (in millions of Euro)
Sales and service revenues	10,867	10,250
Gross operating profit	5,039	4,760
Operating income	3,358	3,136
Income (loss) before taxes	1,117	1,946
Net income/(loss) of Parent Company and minority interests	1,169	998
Net income/(loss) of Parent Company	1,165	950
Operating Free Cash Flow	2,932	2,293
Investments:
- Industrial	1,715	3,151
- Goodwill	196	31
- Financial	448	1,972
Balance Sheet Highlights (in millions of Euro)
Total assets	14,211	17,036
Net invested capital	7,701	11,034
Shareholders’ equity
- parent company	5,409	8,804
- minority interests	370	698
Net financial debt	1,922	1,532
Income and financial indexes (%)
Gross operating profit/Revenues	46.4	46.4
Operating income/Revenues (ROS)	30.9	30.6
Net income/Average shareholders’ equity (ROE)	15.3	10.0
Operating income/Net invested capital (ROI)	35.8	30.1
Operating free cash flow/Revenues	27.0	22.4
Debt Ratio (Net financial debt/Net invested capital)	25.0	13.9
Personnel
Personnel (Group figure at December 31, 2002 - No.)	18,702	16,721
Personnel (Group average - No.)	16,184	15,104
Revenues/personnel (Group average, in thousands of Euro)	671	679

(1)	Calculated as follows: Operating Income + Depreciation and amortization + Industrial investments –Variation in operating working capital

2002 ANNUAL REPORT	5

HIGHLIGHTS OF TIM GROUP COMPANIES

During the year, the Group operated based on the subdivision of companies, as outlined below:

		ITALY TIM S.p.A. (*)	SOUTH AMERICA			GREECE STET HELLAS
(in millions of euro)			TIM BRASIL GROUP	TIM PERÙ	DIGITEL		Sub total	Other activities and eliminations	Consolidated Total
Sales and service revenues	2002	8,915	1,029	93	177	689	10,903	(36)	10,867
	2001	8,357	1,114	34	255	523	10,283	(33)	10,250
Gross operating profit	2002	4,510	270	(29)	35	255	5,041	(2)	5,039
	2001	4,231	395	(55)	15	188	4,774	(14)	4,760
Operating income	2002	3,427	(16)	(61)	(20)	131	3,461	(103)	3,358
	2001	3,235	29	(76)	(32)	89	3,245	(109)	3,136
Industrial investments	2002	1,066	378	72	87	104	1,707	8	1,715
	2001	1,163	1,347	160	156	304	3,130	21	3,151
Personnel (No.)	12/31/2002	10,261	5,556	555	936	1,386	18,694	8	18,702
	12/31/2001	9,792	4,082	518	1,078	1,247	16,717	4	16,721

(*)	Data according to Group accounting principles. In particular it is noted that in 2002, the economic and equity situation of TIM S.p.A. was adjusted to eliminate the effects of the merger with Blu (for consolidated accounts purposes, Blu’s transactions were included as of 10/07/2002 or acquisition date) and of tax effect (mainly relative to the amortization of the UMTS license).

2002 ANNUAL REPORT	6

Foreign companies: incidence of exchange delta - Financial Year 2002

							Analysis of the change			Change %
	Currency(*)	2002	2001	Change%	2002	2001	(in millions of euro)	incidence of exchange delta	perfor- mance	in euro	in local currency
					(in millions of euro)
REVENUES (Aggregate)
Stet Hellas	Euro	1.00000	1.00000	0.0	689	523	166	—	166	31.7	31.7
Tele Nordeste Celular	Real	0.36089	0.47552	(24.1)	355	416	(61)	(113)	52	(14.7)	12.4
Tele Celular Sul	Real	0.36089	0.47552	(24.1)	364	423	(58)	(116)	57	(13.8)	13.6
Maxitel	Real	0.36089	0.47552	(24.1)	273	277	(4)	(87)	82	(1.6)	29.7
Digitel	Bolivar	0.00068	0.00147	(53.8)	177	255	(78)	(206)	128	(30.6)	50.2
TIM Perù	Nuevo Sol	0.30076	0.31851	(5.6)	93	34	59	(5)	65	176.3	192.6
TIMNet.Com	Real	0.36089	0.47552	(24.1)	7	3	4	(2)	6	138.9	214.8
TIMNet USA	US Dollar	1.05775	1.11653	(5.3)	—	—	—	—	—	NC	NC
PCS+TIM Brasil+Bitel	Real	0.36089	0.47552	(24.1)	39	—	39	(13)	54	NC	NC

Total					1,999	1,931	68	(542)	610	3.5	31.6

Other					—	0	0	—	0	(100.0)

Total revenues					1,999	1,931	68	(542)	610	3.5	31.6

EBITDA (Aggregate)
Stet Hellas	Euro	1.00000	1.00000	0.0	255	188	67	—	67	35.7	35.7
Tele Nordeste Celular	Real	0.36089	0.47552	(24.1)	189	198	(9)	(60)	51	(4.6)	25.7
Tele Celular Sul	Real	0.36089	0.47552	(24.1)	152	179	(27)	(48)	22	(14.9)	12.2
Maxitel	Real	0.36089	0.47552	(24.1)	106	86	20	(34)	53	22.7	61.7
Digitel	Bolivar	0.00068	0.00147	(53.8)	35	15	20	(41)	61	133.9	406.5
TIM Perù	Nuevo Sol	0.30076	0.31851	(5.6)	(29)	(55)	26	2	25	47.9	44.8
TIMNet.Com	Real	0.36089	0.47552	(24.1)	(4)	(6)	3	1	1	41.4	22.8
TIMNet USA	US Dollar	1.05775	1.11653	(5.3)	(1)	—	(1)	0	(1)	NC	NC
PCS+TIM Brasil+Bitel	Real	0.36089	0.47552	(24.1)	(191)	(60)	(131)	61	(192)	(217.9)	(318.9)

Total					511	544	(33)	(119)	86	(6.0)	15.9

Other					(2)	(2)	0	—	0	(13.3)

Total Ebitda					509	542	(33)	(119)	86	(6.0)	15.9

EBIT (Aggregate)
Stet Hellas	Euro	1.00000	1.00000	0.0	131	89	42	—	42	46.8	46.8
Tele Nordeste Celular	Real	0.36089	0.47552	(24.1)	98	102	(4)	(31)	27	(4.3)	26.1
Tele Celular Sul	Real	0.36089	0.47552	(24.1)	69	88	(19)	(22)	3	(21.1)	3.9
Maxitel	Real	0.36089	0.47552	(24.1)	27	(21)	48	(8)	56	228.3	269.0
Digitel	Bolivar	0.00068	0.00147	(53.8)	(20)	(32)	11	24	(13)	35.3	(40.1)
TIM Perù	Nuevo Sol	0.30076	0.31851	(5.6)	(61)	(76)	15	4	12	20.1	15.4
TIMNet.Com	Real	0.36089	0.47552	(24.1)	(8)	(8)	1	2	(2)	6.4	(23.3)
TIMNet USA	US Dollar	1.05775	1.11653	(5.3)	(2)	—	(2)	0	(2)	NC	NC
PCS+TIM Brasil+Bitel	Real	0.36089	0.47552	(24.1)	(192)	(61)	(132)	61	(193)	(217.1)	(317.8)

Total					41	82	(40)	30	(70)	(49.1)	(85.3)

Other					(13)	(10)	(3)	—	(3)	(25.3)

Total Ebit					28	71	(43)	30	(72)	(60.1)	(101.5)

(*)	1 unit of local currency vs euro

2002 ANNUAL REPORT	7

OPERATING HIGHLIGHTS OF THE TIM GROUP

	2002	2001
TIM lines in Italy (in thousands)	25,302	23,946
TIM Group foreign lines (in thousands) (*)	13,809	10,923
Total TIM Group lines (Italy + foreign, in thousands) (*)	39,111	34,869
GSM coverage in Italy (% of the population)	99.8	99.7
E-TACS coverage in Italy (% of the population)	98.0	98.0
Traffic (TIM S.p.A., millions of minutes)	36,432	33,784

(*)	For the purpose of comparison international lines as of December 31, 2001 have been standardized to those at December 31,2002, excluding the lines of Bouygues Telecom, Amena (mobile operator controlled by Auna) and the Mobilkom Austria Group. International lines include those of the affiliate Aria-Is TIM and of the subsidiary Radiomobil.

2002 ANNUAL REPORT	8

INFORMATION FOR SHAREHOLDERS

SHARES

Share capital	Euro 513,964,432.74

Ordinary shares	No. 8,434,004,716 at Euro 0.06 each

Savings shares	No. 132,069,163 at Euro 0.06 each

Stock market capitalization (based on the price average for December 2002)	Euro 39,519 million

Ratio of TIM shares

• on the Mibtel index (TIM - ordinary and savings)	8.82% (at 12/31/2002)

• on the DJ Eurostoxx TLC Index (TIM - ordinary)	11.81% (at 12/31/2002)

(1)	The index is calculated on a geographical basis including all European countries

SHAREHOLDERS

Shareholders of TIM S.p.A

Stock Ledger 12/31/2002 (Ordinary shares)

2002 ANNUAL REPORT	9

STOCK PERFORMANCE OF THE TIM GROUP

ITALY

Performance of TIM S.p.A.

2002 ANNUAL REPORT	10

EUROPE

Performance of Stet Hellas

LATIN AMERICA

BRAZIL

Performance of Tele Celular Sul Participaçoes

2002 ANNUAL REPORT	11

Performance of Tele Nordeste Celular Participaçoes

2002 ANNUAL REPORT	12

PERFORMANCE OF THE MAIN EUROPEAN MOBILE TLC SECURITIES	(Source: Reuters	)

FINANCIAL INDICATORS

TIM S.p.A.

	2002	2001	2000
Prices (December average)
- Ordinary	4.621	6.296	8.555
- Savings	4.133	4.282	4.653
Dividend per share
- Ordinary	0.2342	0.2342	0.1937
- Savings	0.2462	0.2462	0.2057
Pay Out Ratio	—	90%	89%
Market to Book Value	5.610	5.194	7.216
Dividend Yield (on average December prices)
- Ordinary	5.4%	3.7%	2.3%
- Savings	6.1%	5.7%	4.4%

TIM Group

	2002	2001	2000
Net income/(Loss) per ordinary share	0.136	0.111	0.168
Operating Free Cash Flow per share	0.342	0.268	N.A.
Shareholders’ equity per share	0.632	1.028	1.201

2002 ANNUAL REPORT	13

TIM ORGANIZATIONAL CHART AT DECEMBER 31, 2002

(1)	Elisabetta RIPA directly answer to the Managing Director as Head of Staff and Mobile Business Development.

(2)	The Managing Committee is made up of the Managing Director, the Head of Finance & Control and the Head of Human Resources.

(3)	The Special Project function - entrusted to Elis BONTEMPELLI - answers to the Managing Director.

(4)	The Planning and Strategic Projects function - temporarily entrusted to Marco DE BENEDETTI - answers to the Managing Director.

2002 ANNUAL REPORT	14

INTERNATIONAL PRESENCE AT DECEMBER 31, 2002

EUROPE

SOUTH AMERICA

During the year, Telecom Italia founded “Latin America Operations” whose task is to coordinate and develop Telecom Italia Group operations in South America, in the framework of the strategic plan.

2002 ANNUAL REPORT	15

ECONOMIC AND FINANCIAL PERFORMANCE OF THE TIM GROUP

What follows is a summary of the economic and financial performance of the TIM Group. Specifically, for the purposes of the consolidated financial statements, the economic and financial situation of TIM S.p.A. has been adjusted to eliminate the effects of the incorporation of Blu S.p.A. (regarding transactions prior to the acquisition which took place on October 7, 2002) and of tax interferences (essentially related to amortization expenses by TIM S.p.A. for the UMTS license).

MANAGEMENT OF OPERATIONS

The consolidated net income of the TIM Group for the year 2002 amounted to Euro 1,165 million (Euro 1,169 million before minority interests).

This figure can be compared to a net income of Euro 950 million in 2001 (Euro 998 million before minority interests). TIM’s share of net income increased by 22.6% compared to the year 2001.

These results were affected by:

•	positive non-recurring items amounting to Euro 1,182 million, from:

•	the disposal of shares in Bouygues Telecom (Euro 484 million), Mobilkom Austria (Euro 163 million) and Auna (Euro 198 million) for a total of Euro 845 million;

•	the positive tax effect gained by TIM S.p.A., arising from the incorporation of Blu, which net of charges for Blu’s operations in Q4 2002 and the write off of relative goodwill amounts to approximately Euro 337 million;

•	negative non-recurring items amounting to Euro 1,424 million, net of the Euro 1,134 million reduction of the tax burden recorded by TIM S.p.A. in relation to the following events:

•	cancellation of the book value of Aria-Is TIM for Euro 1,491 million;

•	provisions to reserves for risks and charges, amounting to Euro 850 million, to hedge against the TIM Group’s exposure toward its affiliate Aria-Is TIM. The provisions are commensurate to the guarantees provided by the Group to financial institutions creditors of Aria-Is TIM and to the loan granted directly by the Group;

•	adjustment of Digitel’s goodwill for Euro 75 million;

•	adjustment of the values of the industrial of several Brazilian companies, involving intangible assets for approximately Euro 95 million and fixed assets for approximately Euro 47 million.

A comparison of the income for 2002, before net extraordinary income and taxes, with the corresponding value for 2001 shows an improvement of Euro 483 million (+19.3%).

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Sales and service revenues amounted to Euro 10,867 million in 2002, a growth of Euro 617 million compared to 2001 (+6%). When the exchange rates are equalized, the annual growth amounts to 11.9%.

The increase in revenues is determined essentially by Italy (+ 6.7%).

It must also be noted that the TIM Brasil Group generated Euro 39 million in income for the GSM service, launched in Q4 2002.

Sales and service revenues were as follows:

Geographical areas (in millions of euro)	Financial year 2002%		Financial year 2001%
Italy	8,049	74.1	7,549	73.6
Other European countries	1,077	9.9	852	8.3
South America	1,293	11.9	1,379	13.5
Other countries	448	4.1	470	4.6

Total revenues	10,867	100.0	10,250	100.0

Raw materials and outside services amounted to Euro 5,210 million and increased by Euro 294 million compared to 2001 (+6%). This increase is referable mainly to TIM S.p.A., Stet Hellas and the TIM Brasil Group (connected mainly with costs borne to launch the GSM services).

This increase is mainly due to:

•	the rise in service costs (+ Euro 108 million);

•	the rise in lease and rental costs (+ Euro 136 million);

•	the rise in purchase costs for goods and services (+ Euro 63 million).

This item also includes payments for telecommunications operations amounting approximately to Euro 202 million, essentially in relation to TIM S.p.A.

The ratio to revenues, equal to 47.9%, is in line with the figures posted for 2001.

Labor costs, amounting to Euro 620 million, increased by Euro 34 million compared to 2001. The ratio of these costs to revenues (5.7%) has remained unchanged compared to 2001.

As of December 31, 2002, personnel numbered 18,702 units (16,721 at December 31, 2001), distributed as follows:

	12/31/2002	12/31/2001	Absolute change
Italy	10,261	9,792	469
Abroad	8,441	6,929	1,512

Total Staff	18,702	16,721	1,981

Gross operating profit was Euro 5,039 million, an increase of Euro 279 million compared to 2001, with a GOP/revenues ratio of 46.4% (the same as in 2001). The increase in gross operating profit (+5.9% and +8.6% with equalized exchange rates) is essentially due to the positive performance reported by TIM S.p.A., (+ Euro 304 million) and Stet Hellas (+ Euro 67 million) and by the increase in GOP of TIM Perù (from – Euro 55 million in 2001 to – Euro 29 million in 2002), which partially offset the performance of TIM Brasil Group due to start up costs for the launch of GSM service in Brazil.

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Depreciation and amortization expense, amounting to Euro 1,512 million (Euro 1,469 million in 2001), refer to:

(in millions of euro)	Financial year 2002	Financial year 2001	Absolute change
Intangible assets	611	595	16
of which goodwill	100	156	(56)
Fixed assets	901	874	27

Total depreciation and amortisation	1,512	1,469	43

The decrease in the amortization of goodwill (Euro 56 million) is mainly due to the writedown of goodwill relative to Brazilian assets following the update of valuations of the international portfolio carried out at the end of 2001.

Other valuation adjustments, amounting to Euro 93 million, refer essentially to writedowns of trade account receivables to their estimated realizable value. These refer specifically to:

•	TIM S.p.A. (Euro 47 million);

•	TIM Brasil Group (Euro 29 million);

•	Digitel (Euro 11 million).

Provisions to reserves for risks and charges, amounting to Euro 63 million, increased by Euro 10 million compared to 2001 and refer mainly to provisions of Euro 38 million by TIM S.p.A. and of Euro 20 million by Stet Hellas.

Net other income and expense posted a negative figure of Euro 13 million (income balance of Euro 3 million in 2001), and was influenced in particular by TIM S.p.A., Digitel and by the TIM Brasil Group.

Operating income, amounting to Euro 3,358 million (Euro 3,136 million in 2001), rose by Euro 222 million compared to 2001 (+7.1%), with a ratio to revenues of 30.9%, as opposed to 30.6% in 2001.

The increase in operating income is due mainly to the improvement of TIM S.p.A. (+ Euro 213 million) and Stet Hellas (+ Euro 42 million), offsetting the decrease in operating income of the TIM Brasil Group (Euro 45 million) due to the start up costs of the GSM network. It should also be noted that the adjustments made in the economic and financial situation and balance sheet of TIM S.p.A. for the purposes of the consolidated financial statements (elimination of the effects of the merger with Blu for transactions prior to the acquisition date and elimination of fiscal interference tied essentially to the amortization of the UMTS license) led to an improvement in operating income compared to that posted by the company for the period for approximately Euro 274 million.

Net investment and financial income (expense) and value adjustments are listed below.

(in millions of euro)	Financial year 2002	Financial year 2001	Absolute change
Financial income	808	384	424
Financial expense	(1,017)	(664)	(353)
Value adjustments of financial assets	(163)	(353)	190

Total	(372)	(633)	261

Specifically:

•	the increase in financial income is due essentially to higher income from foreign-exchange (Euro 337 million in 2002 against Euro 63 million in 2001) and to income arising from hedging contracts and the application of accounting principles for countries with high inflation rates;

2002 ANNUAL REPORT	18

•	the increase in net financial expense is mainly due to higher expenses arising from foreign-exchange (Euro 708 million in 2002 compared to Euro 183 million in 2001);

•	the value adjustments to financial assets refer mainly to the Group’s share of profit and loss of subsidiaries and affiliated companies accounted for by the equity method.

They include the amortization of goodwill arising at the time these equity investments were purchased, equivalent to Euro 7 million (Euro 39 million in 2001).

This item was particularly affected by:

•	Aria-Is TIM’s pro rata operating loss of Euro 171 million due to the operating loss for the year and to the application of inflationary accounting principles;

•	the positive results and amortization of Mobilkom Austria’s goodwill (Euro 9 million), in the first quarter of 2002.

Net extraordinary income (expense) showed an expense balance of Euro 1,869 million (the expense balance for 2001 was Euro 557 million), and this was influenced by extraordinary expenses of Euro 2,776 million, including the non-recurring items described above.

Income taxes for 2002, showing a credit of Euro 52 million, decreased by Euro 1,000 million compared to 2001. This improvement is due mainly to lower taxes for TIM S.p.A. due to the writedown of the investment in TIM International N.V. and to the positive tax effect arising from the merger by incorporation of Blu S.p.A. into TIM S.p.A.

MANAGEMENT OF ASSETS AND LIABILITIES

Intangible assets, fixed assets and long-term investments, amounting to Euro 9,361 million, decrease by Euro 3,607 million compared to the figure at December 31, 2001.

Specifically:

•	intangible assets amounted to Euro 5,225 million (Euro 6,001 million at December 31, 2001).

The change is due mainly to Euro 836 million in investments made during the period, amortization expense and writedowns totaling Euro 860 million, and the effect of negative currency translation differences due to the variation in foreign-exchange rates, amounting to Euro 803 million;

•	fixed assets amounted to Euro 3,756 million (Euro 4,286 at December 31, 2001). The variation is due mainly to Euro 1,075 million in investments made during the period, depreciation and writedowns totaling Euro 936 million, and the effect of negative currency translation differences amounting to Euro 674 million;

•	long-term investments amounted to Euro 380 million (Euro 2,681 million at December 31, 2001). The variation is due mainly to the sale of shareholdings for Euro 780 million (in Bouygues Telecom, Mobilkom Austria and Auna), writedowns and value adjustments on investments for a total of Euro 1,734 million, in relation to affiliate Aria-Is TIM, and the net variation in financial receivables (+ Euro 212 million).

Investments totaled Euro 2,359 million (as compared to Euro 5,154 million in 2001) and are categorized as follows:

(in millions of euro)	Financial year 2002	Financial year 2001	Absolute change
Industrial investments	1,715	3,151	(1,436)
Goodwill	196	31	165
Financial investments	448	1,972	(1,524)

Total investments	2,359	5,154	(2,795)

2002 ANNUAL REPORT	19

The change in industrial investments helped limit financial commitments compared to 2001, the year the company purchased the GSM license in Brazil and the UMTS license in Greece. During 2002, investment activities were focused on technological aspects and on bolstering the network.

Investments in goodwill refer to Euro 103 million for the acquisition by TIM S.p.A. of 100% of Blu, subsequently incorporated into TIM, to Euro 66 million for the acquisition of an additional 17.45% of the share capital of Stet Hellas on behalf of TIM International and to Euro 27 million for TIM International’s acquisition of an additional 10% of the share capital of Digitel.

Working capital showed a negative balance of Euro 1,578 million (negative for Euro 1,863 million at December 31, 2001).

The difference of Euro 285 million is mainly due to:

•	a Euro 863 million increase in the reserves for risks and charges due to provisions for affiliate Aria-Is TIM, as discussed in the section on management of operations;

•	a Euro 997 million increase in other assets, attributable mainly to TIM S.p.A.’s tax credits;

•	increased trade accounts receivable, which went from Euro 1,611 million at the end of 2001 to Euro 2,040 million at December 31, 2002; this can be attributed mainly to the Parent Company, TIM S.p.A, for normal increases tied to growth in turnover and to the incorporation of Blu;

•	an increase in other liabilities amounting to Euro 213 million, also mainly attributable to TIM

S.p.A., referable essentially to the increase in payables for the contributions for telecommunications activities.

Shareholders’ equity amounted to Euro 5,779 million (Euro 9,502 million at December 31, 2001), of which Euro 5,409 million attributable to TIM (Euro 8,804 million at December 31, 2001) and Euro 370 million (Euro 698 million at December 31, 2001) attributable to minority interests.

The change of Euro 3,723 million stems from income for the period of Euro 1,169 million, the payment of dividends for a total of Euro 3,617 million (including the distribution of reserves amounting to Euro 1,597 million, carried out in December relatively to TIM S.p.A.), and to conversion differences for the shareholders’ equity of subsidiaries and affiliated companies, amounting to Euro 1,275 million. The changes in shareholders’ equity are detailed in the following table:

(in millions of euro)	Financial year 2002	Financial year 2001
At beginning of year	9,502	10,509
Net income for the period of Parent Company and minority interests	1,169	998
Dividends paid to minority interests by:	(3,617)	(1,669)
TIM S.p.A.	(3,605)	(1,661)
Other companies	(12)	(8)
Net exchange difference for conversion and other changes	(1,275)	(336)
At end of year	5,779	9,502

Net borrowings as of December 31, 2002 amounted to Euro 1,922 million (Euro 1,532 million as of December 31, 2001). The change is due mainly to cash flow from operating activities for Euro 3,920 million, divestments for Euro 1,917 million, the payment of dividends of Euro 3,617 million, and investments for Euro 2,359 million.

2002 ANNUAL REPORT	20

The chart below lists the main items that affected trends in net financial debt over the year 2002:

The composition of debt is analyzed in the following table:

	12/31/2002						12/31/2001
(in millions of euro)	Euro	%	Currency	%	Total	%	Total	%
Medium/long-term debt	369	21	438	57	807	32	1,410	51
Short-term borrowings	1,384	79	328	43	1,712	68	1,328	49

Total	1,753	100	766	100	2,519	100	2,738	100

ACQUISITIONS AND TRANSFERS OF EQUITY INVESTMENTS

The year 2002 was characterized by the disposal of non-strategic investments:

•	BDT (Bouygues Decaux Telecom, affiliated via a stake of 19.61%; parent company of French operator Bouygues Telecom), generated a cash in of Euro 750 million and a gain of Euro 484 million;

•	Autel (owned by 100%, it held a 25% stake in the Mobilkom Austria Group) to Telekom Austria, cashing in Euro 756 million with a gain of Euro 163 million;

•	Auna, collecting Euro 240 million for a gain of Euro 198 million.

The net aggregate amount cashed in pursuant to the three divestments amounted to Euro 1,710 million.

2002 ANNUAL REPORT	21

Moreover, additional stakes in several Group companies were acquired:

•	17.45% of the ordinary capital of Stet Hellas for the sum of Euro 108 million, increasing TIM International’s shareholding in the company to 81.40%;

•	10% of the ordinary capital of Digitel for the sum of Euro 32 million, increasing TIM International’s shareholding in the company to 66.56%;

•	3.3% of the ordinary capital of Maxitel for the sum of Euro 15 million (exchange rate at December 31, 2002), increasing TIM International’s holding in the company to 100%.

In addition, the acquisition of 100% of the share capital of Blu subsequently incorporated into TIM S.p.A.

Blu was sold among others by Edizione Holding S.p.A. (in which TIM Deputy Chairman Gianni Mion is Managing Director) and Autostrade S.p.A. (in which Gianni Mion is a member of the Executive Commitee).

TIM S.P.A.

The statutory financial statements of the parent company TIM Group S.p.A. closed with a net income of Euro 264 million (Euro 1,907 million in 2001). These results were due not only to the positive performance in revenues and operations and by particularly significant one-time events such as the writedown of subsidiary TIM International N.V. and the merger by incorporation of Blu S.p.A., effective for taxation and accounting purposes as of January 1, 2002.

The 6.7% increase in sales and service revenues net of the effect of Blue management was driven by the growth of service revenues, whose VAS component increased by over 41% reaching Euro 752 million, thanks to the increase in SMS (+32.6%) and to the increase in traffic that reached Euro 6,845 million (+3.5%), due above all to the growth of on net traffic. Income from the recharge of prepaid cards increased by 19.3%. Turnover from the sale of handsets, stimulated by the launch of MMS services, led to an overall increase of approximately 9%.

Gross operating profit, net of Blu, rose to a greater extent than revenues, due to an effective containment of costs achieved through improvements in efficiency of administrative and general expenses.

Operating income, grew by 2.8% and was influenced by increased amortization and depreciation expenses for the period, which include:

•	amortization of the UMTS license starting in January for tax-deduction purposes. This interference amounted to approximately Euro 121 million, gross of the tax effect of approximately Euro 49 million;

•	higher depreciation following the revision of the useful life of capital assets. Compared to what would have been posted by applying the previous estimates, depreciation increased by approximately Euro 53 million.

One-time charges, related to the writedown of subsidiary TIM International N.V. and allocations related to this, amount to Euro 2,016 million net of the ensuing tax effect.

Blu operations had an overall positive effect of approximately Euro 283 million.

In 2002, TIM continued to develop innovative services in order to further improve customer loyalty and to offer increasing usage opportunities.

2002 ANNUAL REPORT	22

The most important initiatives were:

•	launch of the new MMS (Multimedia Messaging Service) – the first in Europe – the multimedia evolution of SMS which allows customers to send and receive messages composed of photos, images, audio files and text to and from mobile telephones and to PCs;

•	launch of the exclusive “4888 Pay For Me” collect call service, whereby customers can reverse calling charges to the receiving party (TIM mobile phones and numbers that are part of the Telecom Italia fixed network);

•	presentation of the SIM Card with an extended memory (64Kbyte).

MARKET OUTLOOK AND STRATEGIC GUIDELINES

Market outlook

In the past two-years, the international scenario has been characterized by a significant economic slowdown, the crisis of financial markets, and the bursting of the “technological bubble”. Many companies tied to the new economy have had to downsize, while others have left the market altogether, confirming that the business model was not profitable enough.

Attention has focused once again on the value of “connectivity”, or in other words the ownership of infrastructures that allow the end-customer to access contents. This now represents an enormous opportunity for TLC operators, which will increasingly become global communications operators.

Mobile communication in particular – thanks to its ubiquity and individuality – has taken on a new and important connotation. The role of the mobile operator has been reinforced even further: from carrier to provider of value-added services that can help define standards allowing the take off of new applications thanks also to the contribution of content providers.

In 2002, the spread of mobile telephone services around the world continued at a rapid pace: the number of customers has now exceeded one billion, with a penetration among the population of nearly 20%. Western Europe, and Italy in particular, represent markets that are now saturated, with a penetration index of over 70% in Europe and 90% in Italy. Latin America, with approximately 100 million lines and a penetration index of close to 20%, instead represents a market with enormous potential, confirmed by growth of more than 20% in 2002.

In this arena, TIM is one of the major operators on the world market: leader in Italy (over 25 million lines at the end of 2002 and a market share of 46%), and nationwide coverage in Brazil. In the Brazilian market, the operating companies in the TIM Group reached a customer base of approximately 5 million (+23% compared to last year) with significant market shares in specific areas within the footprint. GSM service was launched in October 2002 (approximately 300,000 lines at December 31, 2002), an important step for TIM’s strategy of GSM Overlay across the entire Brazilian territory.

2002 ANNUAL REPORT	23

Strategic guidelines

In order to maintain its position, choices must be made today that will affect the coming years, defining a strategy to successfully tackle the different, upcoming challenges:

•	maintaining the volumes and profitability of voice services;

•	developing a new generation of GPRS and UMTS “Mobile Data”;

•	developing GSM in Brazil and becoming the first GSM operator in South America;

•	completing the startup phase of several subsidiaries.

The main strategic levers to achieve these objectives are:

•	centrality of the customer, to be achieved through a segmented offer and caring, a focus on high-spending customers and leadership in acquisitions;

•	premium positioning, guaranteed by the development of a substantial on-net community, high service quality, maintenance of a price premium and the absence of handset subsidization;

•	innovation and technological leadership, features traditionally associated with the TIM image, maintained by: developing GPRS/UMTS and innovative VAS, guaranteeing constant quality in network and IT services, and gradually replacing TDMA with GSM in several subsidiaries;

•	excellence in human resources by recruiting, developing and maintaining “critical” human resources, analyzing and selecting methods to improve their flexibility, and bolstering the process of internal innovation;

•	profitability and cash flow, to be achieved by preserving the efficiency the network, IT and back office, monitoring investments and working capital, and following a farsighted policy of capital allocation.

TIM’s capacity to use these levers correctly will allow it to pursue its fundamental mission: “Generating value for Stakeholders, through leadership in traditional mobile services and the development of innovative services in Italy and around the world”.

2002 ANNUAL REPORT	24

TIM Group

CONSOLIDATED STATEMENT OF INCOME

	Financial Year 2002 (a)	Financial Year 2001 (b)	Change
(in millions of euro)			absolute (a)-(b)%
A. Sales and service revenues	10,867	10,250	617	6.0
Increases in capitalized internal construction costs	1	3	(2)	(66.7)
Operating grants	1	9	(8)	(88.9)
B. Standard production value	10,869	10,262	607	5.9
Raw materials and outside services (*)	(5,210)	(4,916)	(294)	6.0
C. Value added	5,659	5,346	313	5.9
Labor costs (*)	(620)	(586)	(34)	5.8
D. Gross operating profit	5,039	4,760	279	5.9
Depreciation and amortization	(1,512)	(1,469)	(43)	2.9
of which goodwill	(100)	(156)	56	(35.9)
Other valuation adjustments	(93)	(105)	12	(11.4)
Provisions to reserves for risks and charges	(63)	(53)	(10)	18.9
Net other income (expense)	(13)	3	(16)	°°°
E. Operating income	3,358	3,136	222	7.1
Net investments and financial income (expense)
and value adjustments	(372)	(633)	261	(41.2)
of which value adjustments to financial assets	(163)	(353)	190	(53.8)
F. Income (loss) before extraordinary items and taxes	2,986	2,503	483	19.3
Net extraordinary income (expense)	(1,869)	(557)	(1,312)	°°°
G. Income before taxes	1,117	1,946	(829)	(42.6)
Income taxes	52	(948)	1,000	(105.5)
H. Net income for the year of the parent company and minority interests	1,169	998	171	17.1
(Income) loss for the year of minority interests	(4)	(48)	44	(91.7)
I. Net income (loss) of the Parent Company	1,165	950	215	22.6

(*)	Net of relevant recuperated costs.

2002 ANNUAL REPORT	25

CONSOLIDATED BALANCE SHEET

			12/31/2002 (a)	12/31/2001 (b)	Change
(in millions of euro)					absolute (a)-(b)%
A. Intangibles, fixed assets and long-term investments
Intangible assets			5,225	6,001	(776)	(12.9)
Fixed assets			3,756	4,286	(530)	(12.4)
Long-term investments
- equity investments and advances on future capital contributions			16	2,530	(2,514)	(99.4)
- other			364	151	213	°°°
			9,361	12,968	(3,607)	(27.8)
B. Working capital
Inventories			104	131	(27)	(20.6)
Trade accounts receivable			2,040	1,611	429	26.6
Other assets			2,103	1,106	997	90.1
Trade accounts payable			(2,614)	(2,576)	(38)	1.5
Reserves for risks and charges			(1,615)	(752)	(863)	°°°
Other liabilities			(1,596)	(1,383)	(213)	15.4
			(1,578)	(1,863)	285	(15.3)

C. Invested capital net of operating liabilities	(A+B	)	7,783	11,105	(3,322)	(29.9)

D. Reserve for employee termination indemnities			(82)	(71)	(11)	15.5

E. Invested capital net of operating liabilities and reserve for employee termination indemnities	(C+D	)	7,701	11,034	(3,333)	(30.2)
Financed by:

F. Shareholders’ equity
of Parent Company			5,409	8,804	(3,395)	(38.6)
of minority interests			370	698	(328)	(47.0)
			5,779	9,502	(3,723)	(39.2)

G. Medium/long-term debt			807	1,410	(603)	(42.8)

H. Net short-term borrowings (net short-term liquid assets)
Short-term borrowings			1,712	1,328	384	28.9
Liquid assets and short-term financial assets			(594)	(1,206)	612	(50.7)
Financial accruals and deferrals, net			(3)	—	(3)	—
			1,115	122	993	°°°

I. Net borrowings, at the end of the year (net liquid assets)	(G+H	)	1,922	1,532	390	25.5

L. Total	(F+G+H	)	7,701	11,034	(3,333)	(30.2)

2002 ANNUAL REPORT	26

CONSOLIDATED STATEMENT OF CASH FLOWS

(in millions of euro)			Financial Year 2002 (a)	Financial Year 2001 (b)	Absolute change (a) - (b)
A. Net liquid assets, at the beginning of the year (net borrowings, at the beginning of the year)			(1,532)	711	(2,243)

B. Change in the consolidation area			(259)	—	(259)

C. Cash flows from operating activities
Net income			1,169	998	171
Depreciation and amortization			1,512	1,469	43
(Gains) losses on sales of intangibles, fixed assets and long-term investments			(846)	(32)	(814)
Write-downs (write-ups) of intangible assets and fixed assets and long-term investments			1,982	794	1,188
Change in working capital (1) (2)			(278)	766	(1,044)
Net change in “reserve for employee termination indemnities” (3)			11	6	5
Exchange rate differences and other			370	304	66
			3,920	4,305	(385)

D. Cash flows from investing activities
Intangibles, fixed assets and long-term investments:
. intangible assets			(836)	(1,635)	799
- goodwill			(196)	(31)	(165)
- other investments			(640)	(1,604)	964
. fixed assets			(1,075)	(1,547)	472
. long-term investments			(448)	(1,972)	1,524
Proceeds from sale, or redemption value, of intangibles, fixed assets and long-term investments			1,917	264	1,653
			(442)	(4,890)	4,448

E. Other financing sources
Contributions by shareholders			—	11	(11)
Contributions to infrastructure			8	—	8
			8	11	(3)

F. Dividends and reserves paid			(3,617)	(1,669)	(1,948)

G. Change in net borrowings / Change in net liquid assets	(B+C+D+E+F	)	(390)	(2,243)	1,853

H. Net liquid assets (Net borrowings, at the end of the year)	(A+G	)	(1,922)	(1,532)	(390)

(1)	The components of working capital and their changes are shown in the Consolidates Balance Sheet. The difference with respect to figures shown in this table is due to changes in the item contributions to infrastructure and the use of the fund for charges for affiliated companies.

(2)	+/- respectively, in case of increase / decrease.

(3)	+/- respectively, in case of decrease / increase.

The change in the financial position is as follows:

(in millions of euro)	Financial Year 2002	Financial Year 2001
Increase (decrease) in medium/long-term debt	(603)	(376)
Increase (decrease) in short-term borrowings	384	(80)

Total	(219)	(456)

2002 ANNUAL REPORT	27

ECONOMIC AND FINANCIAL PERFORMANCE OF TIM S.P.A.

The income, balance-sheet and financial results of TIM S.p.A. for the year 2002 include the corresponding values of Blu S.p.A. The process of merger by incorporation of the company into TIM was completed on December 23, 2002, with accounting and tax effects retroactive to January 1.

MANAGEMENT OF OPERATIONS

TIM S.p.A. closed the year 2002 with a net income of Euro 264 million (Euro 1,907 million in 2001). These results are due not only to the positive performance in revenues and operations, but also to two particularly significant one-time events and their tax repercussions. Specifically:

•	the economic values pursuant to the merger by incorporation of Blu led to a pre-tax loss of Euro 178 million for 2002;

•	the valuation of the portfolio of shareholdings held through TIM International N.V. led to an extraordinary writedown in the book value of the Dutch company, equivalent to Euro 2,952 million. This amount was determined mainly by events occurred in relation to the Turkish subsidiary Aria-Is TIM, namely the failure to grant it a license for national roaming and the ongoing economic crisis in the country, in addition to the situation of political and economic instability faced by the Venezuelan subsidiary Digitel. TIM also allocated Euro 198 million to the reserves for risks and charges against counter-guarantees issued to the indirect associate Aria-Is TIM.

The writedown and provisions to the reserves generated a lower tax burden of approximately Euro 1,134 million, which is coupled with the tax effect arising from the incorporation of Blu, estimated at approximately Euro 461 million.

The tax burden accrued for the period has thus turned into a tax benefit for the company of Euro 255 million.

2002 ANNUAL REPORT	28

Revenues and interim results of TIM S.p.A., net of effects arising from the incorporation of Blu

To enable a like-for-like comparison of data between 2002 and 2001, a pro forma income statement, net of effects arising from the incorporation of Blu, was drawn up for TIM S.p.A.

PRO-FORMA STATEMENT OF INCOME - Financial Year 2002

(in millions of euro)	TIM S.p.A.	Cancel- lation due to the merger	Blu S.p.A.	TIM S.p.A. before merger (a)	Financial Year 2001 (b)	Change
						absolute (a)-(b)%
A. Sales and service revenues	9,022	106	213	8,915	8,357	558	6.7
Operating grants	0	—	—	0	8	(8)	°°°
B. Standard production value	9,022	106	213	8,915	8,365	550	6.6
Raw materials and outside services (*)	(4,144)	(106)	(278)	(3,972)	(3,743)	(229)	6.1
C. Value added	4,878	—	(65)	4,943	4,622	321	6.9
Labor costs (*)	(474)	—	(60)	(414)	(397)	(17)	4.3
D. Gross operating profit	4,404	—	(125)	4,529	4,225	304	7.2
Depreciation and amortization	(1,153)	—	(41)	(1,112)	(902)	(210)	23.3
Other valuation adjustments	(51)	—	(4)	(47)	(52)	5	(9.6)
Provisions to reserves for risks and charges	(38)	—	0	(38)	(37)	(1)	2.7
Net other income (expense)	(9)	—	0	(9)	(3)	(6)	°°°
E. Operating income	3,153	—	(170)	3,323	3,231	92	2.8
Net investments and financial income
(expense) and value adjustments	(16)	—	(1)	(15)	27	(42)	°°°
of which value adjustments to financial assets	(1)	—	—	(1)	(2)	1	(50.0)
F. Income (loss) before extraordinary items and taxes	3,137	—	(171)	3,308	3,258	50	1.5
Net extraordinary income (expense)	(3,128)	—	(7)	(3,121)	(494)	(2,627)	°°°
G. Income before taxes	9	—	(178)	187	2,764	(2,577)	(93.2)
Income taxes	255				(857)
H. Net income (loss)	264				1,907

(*)	Net of revelent recuparation cost.

Sales and service revenues amounted to Euro 9,022 million, or Euro 8,915 million net of Blu (Euro 8,357 million in 2001). The increase in revenues compared to the previous period is evident in all elements: VAS increased by over 41% to Euro 752 million, thanks in particular to the increase in SMS (+32.6%) and traffic of 3.5%, for a value of Euro 6,845 million, due above all to the growth of on-net traffic.

Income from the recharge of prepaid cards increased by 19.3%.

Turnover from the sale of handsets, driven by the launch of MMS services, led to an overall increase of approximately 9%.

Gross operating profit, equivalent to Euro 4,404 million, or Euro 4,529 million net of Blu (Euro 4,225 million in 2001), rose to a greater extent than revenues, due to limitation of due to an effective containment of costs achieved through improvements in efficiency of administrative and general expenses.

2002 ANNUAL REPORT	29

Operating income, equivalent to Euro 3,153 million, or Euro 3,323 million net of Blu (Euro 3,231 million in 2001) grew by 2.8% and was influenced by increased amortization and depreciation expenses for the period, which include:

•	amortization of the UMTS license, starting in January for tax-deduction purposes; this interference amounted to approximately Euro 121 million, gross of the tax effect of approximately Euro 49 million;

•	higher depreciation following the revision of the useful life of assets; compared to what would have been posted by applying the previous estimates, depreciation increased by approximately Euro 53 million.

THE BALANCE SHEET

Intangibles, fixed assets and long-term investments of TIM S.p.A. as of December 31, 2002 amounted to Euro 9,178 million, a decrease of Euro 2,270 million compared to December 31, 2001.

The most significant change involved long-term investments, which decreased by Euro 2,180 million, affected by the writedown of the book value of TIM International N.V. for Euro 2,952 million as discussed in commenting the Income Statement.

Technical fixed assets, which totaled Euro 4,984 million, are slightly below the value at December 31, 2001 (Euro 5,074 million). Their variation was affected by the merger with Blu S.p.A., which involved acquisitions for a total of Euro 632 million; divestments totaling Euro 366 million, essentially attributable to the spin-offs to other operators completed by Blu on October 7, 2002; depreciation of Euro 41 million; writedowns of Euro 166 million, necessary in order to align the book value of the assets to their presumable market value.

The residual value of the technical fixed assets acquired through the incorporation of Blu amounted to Euro 59 million at December 31, 2002.

Working capital showed a negative balance of Euro 559 million, whereas at December 31, 2001 this figure was negative for Euro 1,503 million.

The change with respect to 2001 was due mainly to the increase in other assets, following an increase in advanced taxes (+ Euro 928 million) and the acquisition of Blu’s VAT credit, for which a refund has been requested (Euro 41 million), and due also to trade accounts receivable tied to the increase in turnover.

Without considering the tax benefits gained by TIM as a result of the merger, for a total of Euro 461 million, the incorporation of Blu has had a positive influence on the change in working capital, for a total of Euro 29 million.

Invested capital as of December 31, 2002 amounted to Euro 8,537 million, down Euro 1,337 million compared to the amount at the end of 2001.

With regards to funding, shareholders’ equity is Euro 7,045 million (Euro 10,332 million as of December 31, 2001), reflecting the dividends paid for the year 2001, distribution of reserves for Euro 1,597 million, and a decrease in income for the period.

The above distributions, in addition to the financial commitment connected to the investments made in the year, generated a negative financial position of Euro 1,492 million, with an increase in short-term borrowings and a decrease in the availability of short-term financial assets. The impact of the incorporation of Blu on the final net financial position amounted to Euro 127 million.

2002 ANNUAL REPORT	30

THE BALANCE SHEET

The financial position of TIM S.p.A. as of December 31, 2002 showed a negative balance of Euro 1,492 million.

Despite the fact that cash flow from operating activities was extremely positive (Euro 3,702 million), investment activities and the payment of dividends absorbed significant resources. The management of Blu contributed positively, for a total of Euro 86 million.

Investments in technical assets totaled Euro 1,697 million, showing an increase of Euro 534 million compared to the previous year. This increase was affected by the acquisition of the residual values of capital assets at January 1, 2002 and by the additional investments made by Blu during the period, for an aggregate value of Euro 632 million. TIM’s investments, equivalent to Euro 1,065 million, refer essentially to investments in network and infrastructures for Euro 643 million as well as investments for the development and update of IT processes, amounting to Euro 347 million.

Nearly all the long-term investments refer to the subscription of the capital increase of TIM International N.V., amounting to Euro 777 million, and are referred to the management of TIM.

In the cash flow statement, the investment for over the acquisition of the entire share capital of Blu S.p.A. (Euro 84 million) was offset by the cash flow stemming from the incorporation itself, including a merger surplus of Euro 54 million.

The market price or redemption value of the long-term investments includes values referable to Blu, amounting to Euro 282 million.

Starting in April, dividends were paid in relation to the allocation of profit for the year 2001: a sum total of Euro 2,008 million was distributed to the outstanding shares.

Moreover, in December the General Shareholders’ Meeting approved the distribution of reserves; Euro 1,597 were thus paid to outstanding shares.

2002 ANNUAL REPORT	31

TIM S.p.A.

STATEMENT OF INCOME

	Financial Year 2002 (a)	Financial Year 2001 (b)	Change
(in millions of euro)			absolute (a)-(b)%
A. Sales and service revenues	9,022	8,357	665	8.0
Operating grants	0	8	(8)	—
B. Standard production value	9,022	8,365	657	7.9
Raw materials and outside services (*)	(4,144)	(3,743)	(401)	10.7
C. Value added	4,878	4,622	256	5.5
Labor costs (*)	(474)	(397)	(77)	19.4
D. Gross operating profit	4,404	4,225	179	4.2
Depreciation and amortization	(1,153)	(902)	(251)	27.8
Other valuation adjustments	(51)	(52)	1	(1.9)
Provisions to reserves for risks and charges	(38)	(37)	(1)	2.7
Net other income (expense)	(9)	(3)	(6)	—
E. Operating income	3,153	3,231	(78)	(2.4)
Net investments and financial income (expense)
and value adjustments	(16)	27	(43)	—
of which value adjustments to financial assets	(1)	(2)	1	(50.0)
F. Income (loss) before extraordinary items and taxes	3,137	3,258	(121)	(3.7)
Net extraordinary income (expense)	(3,128)	(494)	(2,634)	—
G. Income before taxes	9	2,764	(2,755)	(99.7)
Income taxes	255	(857)	1,112	(129.8)
H. Net income (loss)	264	1,907	(1,643)	(86.2)

(*)	Net of relevant recuperated costs.

2002 ANNUAL REPORT	32

BALANCE SHEET

		12/31/2002 (a)	12/31/2001 (b)	Change
(in millions of euro)				absolute (a)-(b)%
A. Intangibles, fixed assets and long-term investments
Intangible assets		2,809	2,781	28	1.0
Fixed assets		2,175	2,293	(118)	(5.1)
Long-term investments
- equity investments and advances on
future capital contributions		4,174	6,359	(2,185)	(34.4)
- other		20	15	5	33.3
		9,178	11,448	(2,270)	(19.8)
B. Working capital
Inventories		36	48	(12)	(25.0)
Trade accounts receivable		1,766	1,336	430	32.2
Other assets		1,878	586	1,292	—
Trade accounts payable		(2,044)	(1,901)	(143)	7.5
Reserves for risks and charges		(773)	(477)	(296)	62.1
Other liabilities		(1,422)	(1,095)	(327)	29.9
		(559)	(1,503)	944	(62.8)
C. Invested capital net of operating
liabilities	(A+B)	8,619	9,945	(1,326)	(13.3)
D. Reserve for employee termination
indemnities		(82)	(71)	(11)	15.5
E. Invested capital net of operating liabilities and reserve for employee termination indemnities	(C+D)	8,537	9,874	(1,337)	(13.5)
Financed by:
F. Shareholders’ equity
Share capital paid-in		514	514	—	—
Reserves and retained earnings		6,267	7,911	(1,644)	(20.8)
Net income (loss)		264	1,907	(1,643)	(86.2)
		7,045	10,332	(3,287)	(31.8)
G. Medium/long-term debt		—	117	(117)	—
H. Net short-term borrowings
(net short-term liquid assets)
Short-term borrowings		1,620	120	1,500	—
Liquid assets and short-term financial assets		(129)	(695)	566	(81.4)
Financial accruals and deferrals, net		1	0	1	—
		1,492	(575)	2,067	—
I. Net borrowings, at the end of the year (net liquid assets at the end of the year)	(G+H)	1,492	(458)	1,950	—
L. Total	(F+G+H)	8,537	9,874	(1,337)	(13.5)

2002 ANNUAL REPORT	33

STATEMENT OF CASH FLOWS

(in millions of euro)			Financial Year 2002 (a)	Financial Year 2001 (b)	Absolute change (a) - (b)
A. Net liquid assets. at the beginning of the year			458	2,363	(1,905)

B. Cash flows from operating activities
Net income (loss)			264	1,907	(1,643)
Depreciation and amortization			1,153	902	251
(Gains) losses on sales of intangibles, fixed assets and long-term investments			(48)	(3)	(45)
Write-downs of intangibles, fixed assets and
long-term investments			2,954	532	2,422
Change in working capital (1) (2)			(952)	486	(1,438)
Net change in “reserve for employee termination
indemnities” (3)			11	7	4
Exchange rate differences and other			320	64	256
			3,702	3,895	(193)
C. Cash flows from investing activities
Intangibles, fixed assets and long-term investments:
• intangible assets			(726)	(327)	(399)
• fixed assets			(971)	(836)	(135)
• long-term investments			(777)	(3,019)	2,242
Proceeds from sale, or redemption value, of intangibles, fixed assets and long-term investments			365	41	324
			(2,109)	(4,141)	2,032
D. Other financing sources
Contributions by shareholders			—	2	(2)
Merger surplus			54	—	54
Contributions to infrastructure			8	0	8
			62	2	60
E. Dividends paid
2001 dividends paid			(2,008)	(1,661)	(347)
Reserves paid			(1,597)	—	(1,597)
			(3,605)	(1,661)	(1,944)
F. Change in net borrowings / Change in net liquid assets	(B+C+D+E	)	(1,950)	(1,905)	(45)

G. Net liquid assets at the end of the year (Net borrowings, at the end of the year)	(A+F	)	(1,492)	458	(1,950)

(1)	The components of working capital and their changes are shown in the Balance Sheet. The difference with respect to figures shown in this table is due to changes in the item “Contributions to infrastructure”

(2)	+/- respectively, in case of decrease / increase

(3)	+/- respectively, in case of increase / decrease

Compared to the previous year, in the statement of cash flows, the criteria used for reporting income statement items that are adjusted by using the reserves for risks and charges have changed. These items, which consist mostly of amortization, depreciation and capital losses (gains), devaluation were previously recorded gross of the use of reserves for risks and charges, while the net value is currently reported so as to facilitate comparison with figures in the statement of income. These items are posted under “other” within the operating cash flow. The amounts for the compared period have been consistently reclassified.

The Change in the financial position is as follows:

(in millions of euro)	Financial Year 2002	Financial Year 2001
Increase (decrease) in medium/long-term debt	(117)	(234)
Increase (decrease) in short-term borrowings	1,500	(584)

Total	1,383	(818)

2002 ANNUAL REPORT	34

SIGNIFICANT EVENTS FOLLOWING DECEMBER 31, 2002

In addition to the information set forth in the other sections of this report, the following significant events took place after December 31, 2002.

Globo.com

On January 15, 2003, Telecom Italia Finance S.A. transferred its 28.57% stake in the Brazilian company GLB SERVICOS INTERATIVOS S.A. (Globo.com) to TIM Brasil S.A. for USD 15 million. TIM Brasil S.A. subsequently transferred this equity investment to TV Globo Ltda.

RAI information available to TIM customers

The agreement stipulated on January 23, 2003 allows TIM customers to receive RAI broadcasts and “historic” films from Italy’s biggest video library on their cellular phones.

These two leaders in the fields of mobile telephone services and information have joined forces opening a new frontier in world of communications in Italy.

2002 ANNUAL REPORT	35

EVOLUTION OF OPERATIONS:

PROSPECT FOR THE CURRENT YEAR

For TIM, 2003 will represent a year of consolidation compared to the results already achieved in the year just ended, but it will also be a time for new challenges stemming from the changes arising from the Information and Communication Technology scenario.

TIM will pursue the goal of reinforcing its position as a leader in technological innovation, concentrating on investment activities in a market that will witness the progressive development of value-added services and the rise of a new business model based on “visual services”, with the “3” company as a new competitor.

In the international arena, TIM will continue its commitment in areas of strategic interest, above all in South America. In particular, TIM’s efforts will continue to focus on the Brazilian companies, in order to complete the startup activities of its new operators and to implement the first pan-American GSM network.

2002 ANNUAL REPORT	36

RELATIONS WITH RELATED PARTIES

The effects on the Balance Sheet and Income Statement of the TIM Group’s transactions with related parties as of December 31, 2002 are illustrated below. Economic, equity and financial relations between TIM S.p.A. and the relevant parent, subsidiary and affiliated companies are reported about in the notes to the single items of the financial statements of TIM S.p.A. as an integration to this chapter.

All transactions with related parties, including companies within the group, come under the heading of ordinary operations and were conducted at market conditions or based on specific regulatory provisions. There were no atypical and/or unusual operations.

Main income, balance-sheet and financial items

(in millions of euro)	From		Nature of the operation
	subsidiaries non- consolidated and affiliated companies	Parent companies, subsidiaries and affiliates of parent companies

Sales and service revenues	—	1,366	This item mainly refers to revenues from mobile telecommunication services and sales, mainly from the parent company, Telecom Italia.

Raw materials and outside services	1	918	This item includes:
			• costs for purchases of services from Telecom Italia Group companies, for Euro 568 million;
			• costs for use of assets of the Telecom Italia Group, mainly to Telecom Italia for circuit rentals, amounting to Euro 350 million.

Positive (negative) balance of miscellaneous income and expenses	3	(4)	This item refers mainly to the recovery of costs for personnel moved temporarily to the Turkish affiliate Aria-Is TIM and to TIM’s charges from the parent company Telecom Italia for directors’ fees.

Positive (negative) balance of financial income and expense	2	20	These refer, respectively, to interest income matured on loans to affiliate Aria-Is TIM, and to the financial relations with Telecom Italia Finance, the financial company of the Telecom Italia Group, and to interest matured on the current account held by TIM with Telecom Italia.

Long-term investments- financial assets	25	304	This item refers to relations with affiliate Aria-Is TIM and with Telecom Italia Finance.

Financial assets included in working capital	1	93	This item refers mainly to relations with affiliate Aria-Is TIM and with Telecom Italia Finance.

Short-term borrowings	—	1,370	This item mainly involves relations with Telecom Italia (Euro 1,313 million).

Trade and other accounts receivable	10	349	These items mainly refer to the supply of mobile telecommunication services, in particular to Telecom Italia.

Trade and other accounts payable	1	624	These items refer mainly to supplies connected with ordinary investment and operating activities, mainly with Telecom Italia Group companies, as well as remaining accounts payable to Olivetti S.p.A. for the acquisition of tax credits of Euro 61 million and accounts payable to Telecom Italia S.p.A. for VAT to be paid following the Group’s VAT procedure and amounting to Euro 35 million.

2002 ANNUAL REPORT	37

Main income, balance-sheet and financial items

(in millions of euro)	From		Nature of the operation
	subsidiaries non- consolidated and affiliated companies	Parent companies, subsidiaries and affiliates of parent companies

Guarantees provided	114	824	These refer mainly to counter-guarantees issued to Telecom Italia (Euro 536 million) and Telecom Italia Finance (Euro 288 million) against the suretyships provided by them on behalf of the companies in the TIM Group, particularly the affiliate Aria-Is TIM. They also include pledges on Aria-Is TIM shares provided as a guarantee in favor of Aria-Is TIM suppliers.

Investments in intangible and fixed assets	—	178	These refer mainly to acquisitions from Telesoft, Saritel and Webegg - subsidiaries of Telecom Italia.

With regard to transactions with related parties, it must be noted that in 2002 the TIM Group generated revenues from telephone services from the Pirelli Group and the Benetton Group amounting to Euro 2 million, and it totaled service costs of Euro 1 million in relation to the Benetton Group. Furthermore, it is noted that in 2002 TIM sold telephone cards to Autogrill S.p.A. (Edizioni Holding Group) for approximately Euro 20 million, for subsequent sale to the public. The TIM Group also has trade accounts receivable with the above groups for a total of Euro 1 million.

Moreover, in 2002 the equity investment in Autel – the holding that has a 25% stake in the Mobilkom Austria Group – was transferred to Telekom Austria – an affiliate of Telecom Italia –for a total price of Euro 690 million and a collection from the distribution of reserves amounting to Euro 66 million. This transaction yielded a capital gain amounting to Euro 163 million. It is noted that Edizioni Holding S.p.A. and Autostrade S.p.A. transferred Blu S.p.A. shares for a total of approximately Euro 35 million.

2002 ANNUAL REPORT	38

ECONOMIC AND FINANCIAL PERFORMANCE OF OTHER TIM GROUP COMPANIES

TIM BRASIL GROUP

•	Growth in revenues and profit margins

•	Launch of GSM service in the Rio and São Paulo areas

•	Market growth: +777,000 lines

•	Most innovative service provider

•	Leader in technology

The Group

The holding TIM Brasil supports the activities of operating subsidiaries and startups in Brazil, coordinating commercial activities and defining strategies per lines of business.

Among the companies operating with TDMA technology, Tele Nordeste Celular and Tele Celular Sul have already achieved important results in terms of expansion of the customer base, and in order to deal with growing market competitiveness, are now focusing on maintaining profitability through customer segmentation strategies.

Maxitel, the third company with TDMA technology, has successfully completed the implementation of its mobile network and is now on a par with the other operators already active in the region of Belo Horizonte in terms of both coverage and service quality. This has allowed it to gain a 30% market share and generate a positive operating cash flow.

With regards to the company operating with GSM technology (TIM Celular, formerly Portale Sao Paulo, which incorporated Portale Rio Norte and TIM Celular Centro Sul at the end of 2002), on September 17, 2002 Anatel (the Regulator of the Brazilian telephone market) gave the authorization to provide service to the public. Consequently, the sale of services to both prepaid and contract segments began as of October 18, 2002.

The company competes with operators already present with TDMA and CDMA technologies.

The strategy of the TIM Brasil Group aims at becoming the first national Brazilian operator to provide GSM services. This will make it necessary to implement the new technology also in the other companies of the Group (Tele Nordeste Celular, Tele Celular Sul and Maxitel). As a result, on December 11, 2002, the three companies formally informed Anatel their plan to acquire the

1.8 GHz bandwidth required to provide GSM service.

2002 ANNUAL REPORT	39

Anatel’s response is subject to the settlement of several outstanding issues concerning SMP regulations.

The TIM Brasil Group also includes two service companies : Starcel Ltda, which conducts call-center activities for startup companies and TIMNet.com, which supports all the TIM operators in Latin America for VAS services, including the very successful “Blah!”.

Group structure

The group is structured as follows:

2002 ANNUAL REPORT	40

Main corporate events/consolidation area

•	Acquisition of the remaining 3.3% share in Maxitel from UGB/Vicunha, allowing full control of Maxitel’s activities;

•	corporate reorganization of Maxitel via the incorporation of Maxitel Telecomunicaçoes Ltda in Maxitel and the closing of Offshore Financial & Securities Inc. following liquidation procedures;

•	corporate reorganization of Tele Celular Sul, with the allotment of Telesc and CTMR shares in the share capital of Telepar;

•	corporate reorganization of the three GSM operators, with incorporation of Portale Rio Norte and TIM Celular Centro Sul into TIM Celular.

Operations during the year

•	Brand consolidation through the use of famous testimonials, such as soccer star Ronaldo;

•	realization of site-sharing agreements, first and foremost with Oi (Telemar Group) in Region 1, starting a new phase in Brazilian mobile telephony that will allow providers to optimize their network investments and achieve greater market focus.

Economic and financial highlights

The table reports the main results achieved in financial year 2002, compared with those for 2001:

	2002	2001	2002	2001	Change in reais
	(in millions of euro) (a)	(in millions of euro) (b)	(in millions of reais) (c)	(in millions of reais) (d)	Absolute (c-d)%
Sales and service revenues	1,029	1,114	2,851	2,343	508	21.7
Gross operating profit	270	395	747	831	(84)	(10.1)
Ratio to revenues (%)	26.2	35.5	26.2	35.5	—	—
Operating income (loss)	(16)	29	(43)	61	(104)	(170.5)
Ratio to revenues (%)	(1.5)	2.6	(1.5)	2.6	—	—
Industrial investments	378	1,347	1,401	2,754	(1,353)	(49.1)
Personnel at 12/31/02 (No.)	5,556	4,082	5,556	4,082	1,474	36.1

The trend in revenues, expressed in local currency, shows a growth of 21.7% compared to the previous year. These results were achieved by expanding the volume of traffic (+21% for outgoing traffic; +5% total), growth in the number of active lines (+17%) and an increase in interconnection rates updated by Anatel, the Regulator (with variations from state to state of 11% to 17%).

The positive sales performance of the Brazilian companies with TDMA technology on their local markets goes unnoticed in the consolidated figures due to the loss of value of the real compared to the euro (24%); the values of 2002 revenues expressed in euro are essentially aligned with those for the previous period.

Over 87% of total net revenues were service revenues.

Consolidated GOP reflects the costs of the expansion of the TIM Brasil Group and the startup of the companies with the GSM technology, showing a negative variation of approximately 10% compared to the previous period.

Regarding the companies with TDMA technology, they recorded a 27% increase in local currency compared to the previous period, reaching, at year-end, a 45% margin on revenues (+4 percentage points compared to the previous period). These results were achieved thanks to cost control, improved credit policies, the centralization of certain

2002 ANNUAL REPORT	41

negotiations and personnel cutbacks, despite a declining exchange rate.

Here again, the loss of value of the real completely absorbed the commercial improvements of companies with TDMA technology, showing a drop of GOP expressed in euro of approximately 3% compared to the previous year.

GSM startup costs had an even more significant impact on consolidated operating income. Nevertheless, the figures for the TDMA technology companies show an average improvement in operating income of 50%, reaching a 20% margin on net revenues (4 percentage points higher than the previous period). These results are due to smaller provisions for bad debt (due to a more incisive policy of customer credit lines) and to a reduced burden of amortization and depreciation for the period (achieved by minimizing investments focusing on the maintenance of current network efficiency, pending the startup of GSM operations).

The negative performance of the real generated a 10% increase in operating income expressed in euro, significantly lower than the improvement posted in the local currency.

Industrial investments made during the year dropped compared to last year since 2001 included investments for the acquisition of GSM licenses.

As of December 31, 2002, the GSM projects in the startup phase were the main focus of the Group’s industrial investments, centering on network and IT equipment and software.

At the end of 2002, the TIM Brasil Group totals 5,556 employees (an increase of 36.1% compared to 2001), categorized as follows:

•	1,860 units (33% of total employees) involved in GSM projects in the startup phase (including 429 units of the CRM);

•	509 units working for the parent company TIM Brasil (9%, including IT personnel);

•	65 units (1%) involved in TIMNet.com wireless services;

•	3122 unit employed by the operating companies; these companies reduced personnel by 11% as part of staff cutbacks and transfers to startup companies.

CONSOLIDATED COMPANIES

Tele Nordeste Celular Participaçoes Group

Stakeholder: Bitel Participaçoes S.A. 21.18%

The Group operates in the northeastern area of Brazil, providing mobile services using the TDMA standard.

The table reports the main results achieved in financial year 2002, compared with those for 2001:

	2002	2001	2002	2001	Change
	(in millions of euro)	(in millions of euro)	(in millions of reais)	(in millions of reais)	in reais %
Sales and service revenues	355	416	984	876	12.3
Gross operating profit	189	198	523	416	25.7
Operating income (loss)	98	102	271	215	26.0
Number of lines at 12/31/02 (in thousands)	1,926	1,758	1,926	1,758	9.6
Market share (%)	59	65	59	65	—

2002 ANNUAL REPORT	42

The economic results posted for financial year 2002 reflect an overall growth compared to financial year 2001. Revenues rose by 12.3% thanks to the expansion of telephony traffic and increased interconnection rates, updated by Anatel in February. Gross operating profit increased by 25.7% compared to the previous period, in correlation with improved cost-control policies. Operating income improved by 26% compared to financial year 2001.

Operations during the year:

•	strategy aimed toward pursuing profitability and focused on high value customers (corporate segment);

•	launch of customer loyalty and retention programs;

•	further rationalization of the management of points of sale, and the continuation of restrictive customer credit policies in order to continue cost reduction;

•	limitated investments focused on maintaining efficiency of service.

Tele Celular Sul Participaçoes Group

Stakeholder: Bitel Participaçoes S.A. 20.68%

The Group operates in the southern area of Brazil, providing mobile services with the TDMA standard.

The table reports the main results achieved in financial year 2002, compared with those for 2001:

	2002	2001	2002	2001	Change
	(in millions of euro)	(in millions of euro)	(in millions of reais)	(in millions of reais)	in reais %
Sales and service revenues	364	423	1,010	889	13.6
Gross operating profit	152	179	422	376	12.2
Operating income (loss)	69	88	192	185	3.8
Number of lines at 12/31/02 (in thousands)	1,724	1,604	1,724	1,604	7.5
Market share (%)	61	65	61	65	—

Positive results were recorded in financial year 2002. As with Tele Nordeste Celular, revenues rose compared to financial year 2001 (+13.6%), thanks to the realignment of interconnection rates and increased telephony traffic. Cost control policies led to a 12.2% increase in gross operating profit and a 3.8% improvement in operating income.

Operations during the year:

•	full implementation of customer-oriented strategies;

•	repositioning of the commercial offer for the corporate segment;

•	launch of new offers for the contract segment;

•	increased revenues from SMS and from Value-Added Services offered through TIMNet.com;

•	development of alternative sales channels.

2002 ANNUAL REPORT	43

Maxitel S.A.

Stakeholder: TIM International N.V. 58.70%; Bitel Partecipaçoes S.A. 37.97%; TIM Brasil S.A. 3.33%

The Group operates in the Brazilian states of Bahia, Sergipe and Minas Gerais, providing mobile services with the TDMA standard.

The table reports the main results achieved in financial year 2002, compared with those for 2001:

	2002	2001	2002	2001	Change
	(in millions of euro)	(in millions of euro)	(in millions of reais)	(in millions of reais)	in reais %
Sales and service revenues	273	277	755	582	29.7
Gross operating profit	106	86	293	181	61.9
Operating income (loss)	27	(21)	74	(44)	268.2
Number of lines at 12/31/02 (in thousands)	1,392	1,196	1,392	1,196	16.4
Market share (%)	30	33	30	33	—

In financial year 2002, Maxitel posted revenues that rose by 29.7% compared to financial year 2001. This increase is due to a significant rise in telephony traffic and revised interconnection rates, factors that – combined with more careful cost control – led to an increase in gross operating profit of 61.9% while also generating an operating income.

Operations during the year:

•	offers to contract customers to promote migration to the new plans;

•	commercial strategy focused on acquiring high-spending customers;

•	intensification of loyalty and retention programs for high-profile customers;

•	offer of promotional packages to customers in the prepaid segment;

•	implementation of loyalty-building and retention programs for low-profile customers;

•	expansion of the offer of value-added Services.

TIM Celular S.A.

Stakeholder: TIM Brasil S.A. 100.00%

The company provides mobile network services with the GSM standard in northern Brazil and the States of São Paulo, Rio de Janeiro and Espirito Santo.

As part of the process of corporate simplification currently underway, the companies Portale Rio Norte and TIM Celular Centro Sul were incorporated into TIM Celular.

The table reports the main results achieved in financial year 2002, compared with those for 2001:

	2002	2001	2002	2001	Change
	(in millions of euro)	(in millions of euro)	(in millions of reais)	(in millions of reais)	in reais %
Sales and service revenues	39	0	108	0	—
Gross operating profit	(170)	(16)	(472)	(33)	(1,330.3)
Operating income (loss)	(188)	(16)	(521)	(34)	(1,432.4)
Number of lines at 12/31/02 (in thousands)	293	0	293	0	—
Market share (%)	1	—	1	—	—

2002 ANNUAL REPORT	44

Revenues for financial year 2002 followed the launch of GSM services in Q4 2002. The year showed a negative GOP and an operating loss, due to costs borne for the startup phase.

Operations during the year:

•	implementation of network rollout and IT systems; with specific reference to the network, several site-sharing agreements have been signed with operators that are already present in the states in which the company operates;

•	organization of the sales force and distribution channel;

•	commercial launch in October for the consumer segment and in November for the corporate segment, and the launch of a corporate advertising campaign;

•	strategy focusing on the innovativeness of GSM services and the SIM Card (since the launch of GSM service, the company also offers MMS and GPRS solutions);

•	activation of call-center services as of March.

TIMNet.com S.A.

Stakeholder: TIM International N.V. 20.00%; Maxitel S.A. 20.00%; Tele Nordeste Celular Participaçoes S.A. 20.00%; Tele Celular Sul Participaçoes S.A. 20.00%; TIM Celular S.A. 20.00%

The company works as a supplier of wireless services for the Telecom Italia Group’s operating companies in Latin America (Bolivia, Brazil, Peru and Venezuela), developing and implementing services targeting both consumer and corporate customers. TIMNet.com has also stipulated strategic partnerships with the region’s leading communications companies in order to provide quality contents to customers. These services are offered through the company’s data centers located in the United States.

The table reports the main results achieved in financial year 2002, compared with those for 2001:

	2002	2001	2002	2001	Change in reais
	(in millions of euro)	(in millions of euro)	(in millions of reais)	(in millions of reais)%
Sales and service revenues	7	3	20	6	233.3
Gross operating profit	(4)	(6)	(10)	(14)	28.6
Operating income (loss)	(8)	(8)	(22)	(18)	(22.2)

Operations during the year:

•	launch of the service in Bolivia and Venezuela;

•	launch of new value-added services;

•	marketing activities focusing on brand consolidation, particularly through the launch of Blah!, a brand that includes four areas of service: Interaction, Customization, Entertainment, Information;

•	support to the start up of TIMNet USA Inc which has become operative since September.

TIM PERÙ S.A.C.

Stakeholder: TIM International N.V. 100.00%

TIM Perù offers personal communications and interconnection as well as termination services to other operators, and is now the third-largest mobile operator on the Peruvian market.

Since January 25, 2001, the date the business was launched, the company has grown rapidly, reaching a market share of 17% by the end of 2002.

Most of the customer base is represented by customers from the prepaid segment, amounting to 91% of the total.

2002 ANNUAL REPORT	45

The strategy of TIM Perù is centered on pursuing technological leadership.

In 2002, the company achieved important results in terms of increased market share, coupled with improved coverage and service quality.

Main corporate events

•	During financial year 2002 the company increased its capital by 685 million nuevo soles;

•	in 2002, the company underwent two different Due Diligence operations (which will be completed in 2003) by the International Finance Corporation (World Bank) and the European Investment Bank for medium/long-term loans.

Operations during the year

•	Launch of new products and services in order to develop voice and data traffic;

•	expansion of the distribution chain and recharge points.

Economic and financial highlights

The table reports the main results achieved in financial year 2002, compared with those for 2001:

	2002	2001	2002	2001	Change in nuevo soles
	(in millions of euro) (a)	(in millions of euro) (b)	(in millions of nuevo soles) (c)	(in millions of nuevo soles) (d)	Absolute (c-d)%
Sales and service revenues	93	34	308	105	203	193.3
Gross operating profit	(29)	(55)	(95)	(173)	78	45.1
Ratio to revenues (%)	(30.8)	(164.8)	(30.8)	(164.8)	—	—
Operating income (loss)	(61)	(76)	(201)	(238)	37	15.5
Ratio to revenues (%)	(65.3)	(226.7)	(65.3)	(226.7)	—	—
Industrial investments	72	160	264	485	(221)	(45.6)
Personnel at 12/31/02 (No.)	555	518	555	518	37	7.1
Number of lines at 12/31/02 (in thousands)	395	173	395	173	222	128.3
Market share (%)	17	10	17	10	—	—

Revenues in 2002 increased by 193% compared to the previous period. This increase is due above all to intensified telephony traffic, a direct consequence of the increased customer base.

Compared to the financial year 2001, traffic increased by approximately 197 million minutes and ARPU also improved (+9.7%).

Revenues from roaming and revenues from the sales of handsets also increased (the latter due to an increase in both volumes and unitary value).

Gross operating profit improved by 45.1% compared to financial year 2001, thanks to higher revenues and a careful cost-control policy.

Operating income rose by 15.5% compared to last year and was affected by the larger depreciation and amortization amounts, due to an increase in the depreciable base compared to 2001.

Industrial investments in 2002 were virtually halved compared to the previous period, since most of the infrastructures for the company were completed in 2001.

In financial year 2002, personnel increased by 37 units (from 518 to 555) to cope with the growth of the company.

2002 ANNUAL REPORT	46

CORPORACIÓN DIGITEL C.A.

Stakeholder: TIM International N.V. 66.56%

Corporación Digitel C.A., controlled by TIM International, is the first totally digital operator in Venezuela, the leading operator for GSM service and the only one to offer this service in the central region, which represents the commercial heart of the country and the area of greatest development. The company intends to become the leading supplier of digital mobile services in Venezuela and even now, the size of its customer base makes it the third-largest supplier of mobile services in the country.

Main corporate events

•	Digitel and Telecom Italia Mobile S.p.A. successfully completed a financing transaction worth USD 485 million, stipulated on September 26, 2002. This transaction was praised by Global Finance as the Latin American Telecom Deal of the Year.

Operations during the year

•	Important changes in the network architecture, with the choice of Nokia as the main supplier of infrastructures in the central region and particularly in the city of Caracas;

•	update of technologies for prepaid services, in keeping with the TIM Group’s strategy of providing increasing innovative services and products;

•	launch of GPRS and MMS services in November 2002.

Economic and financial highlights

The table reports the main results achieved in 2002, compared with those for 2001:

	2002	2001	2002	2001	Change in bolivares
	(in millions of euro) (a)	(in millions of euro) (b)	(in millions of boli- vares) (c)	(in millions of boli- vares) (d)	Absolute (c-d)%
Sales and service revenues	177	255	260,378	173,328	87,050	50.2
Gross operating profit	35	15	51,355	10,139	41,216	406.5
Ratio to revenues (%)	19.7	5.8	19.7	5.8	—	—
Operating income (loss)	(20)	(32)	(30,070)	(21,466)	(8,604)	(40.1)
Ratio to revenues (%)	(11.5)	(12.4)	(11.5)	(12.4)	—	—
Industrial investments	87	156	127,920	105,673	22,247	21.1
Personnel at 12/31/02 (No.)	936	1,078	936	1,078	(142)	(13.2)
Number of lines at 12/31/02 (in thousands)	894	667	894	667	227	34.0
Market share (%) (*)	15	18	15	18	—	—

(*)	The 2001 market share cannot be compared to that of 2002 because the latter refers to the whole country, while the former refers only to the Central Region.

Specifically:

•	the increase in revenues is due essentially to an increased customer base;

•	gross operating profit improved due to the joint effect of lower service costs and increased revenues;

•	operating income (loss) dropped 40.1%, due mainly to the impact of the writedownof technologically obsolete assets following the change in network architecture;

•	the loss of value of the local currency negatively affected the results of the company expressed in euro.

2002 ANNUAL REPORT	47

STET HELLAS TELECOMMUNICATIONS S.A.

Stakeholder: TIM International N.V. 81.40%

In 2002, the Greek market showed an overall line increase of 17% compared to December 31, 2001, with an 85% penetration rate.

Stet Hellas has shown good market performance, reaching approximately 2.5 million lines at the end of 2002 and maintaining a stable market share of approximately 27%.

Main corporate events

•	On December 19, 2002 the merger by incorporation of subsidiary Telepolis was finalized.

Operations during the year

•	launch of TELESTET E-bill, a service offered to subscribers over the Internet;

•	launch of new innovative services that earned the company an award for “Best Value Added Services”;

•	development of “TELESTET Centers”, which favored the growth of the distribution network;

•	launch of a new service for business customers called “B Best Web SMS”, the new service allows B Best customers to create lists of telephone numbers for the transmission of mass SMS messages on the Internet via a special reserved access web page;

•	STET Hellas has performed a public demo of the first third-generation video call made in Greece using UMTS infrastructure, currently in the testing phase;

•	besides the video call, Telestet presented three additional UMTS applications that demonstrated the high speed offered by third generation networks:

•	web browsing (seven times faster than GPRS networks and faster even than wireline networks);

•	video streaming (high-quality and high-speed sound and images);

•	very high-speed FTP file transfer;

•	launch of new services and rate plans, including MMS services, the Telestet sharing service and a dictionary consulting service via SMS.

Economic and financial highlights

The table reports the main results achieved in 2002, compared with those for 2001:

	2002	2001	Change
	(in millions of euro) (a)	(in millions of euro) (b)	Absolute (a-b)%
Sales and service revenues	689	523	166	31.7
Gross operating profit	255	188	67	35.6
Ratio to revenues (%)	37.0	35.9	—	—
Operating income (loss)	131	89	42	47.2
Ratio to revenues (%)	19.0	17.0	—	—
Industrial investments	104	304	(200)	(65.8)
Personnel at 12/31/02 (No.)	1,386	1,247	139	11.1
Number of lines at 12/31/02 (in thousands)	2,514	2,135	379	17.8
Market share (%)	27	27	—	—

2002 ANNUAL REPORT	48

Revenues reported for 2002 show a growth of 31.7%, due essentially to the increase in services. This trend stems from the significant increase in outgoing traffic (+57.0%) and the good results shown by VAS, particularly in terms of SMS services.

Gross operating profit improved by 35.6% compared to the same period last year, benefiting from a burgeoning market. The trend of increased industrial costs (+29.5%) is nevertheless lower than the increase in revenues (+31.7%).

Operating income for the period is thus positive, amounting to Euro 131 million for a 47.2% improvement.

OTHER AFFILIATED COMPANIES

Is TIM T.H.A.S.

Stakeholder: TIM International N.V. 49.00%

Is TIM Telecomunikasyon Hizmetleri A.S. was incorporated on September 5, 2000 and obtained the license to install and operate through GSM systems.

The company launched its commercial services on March 21, 2001, under the brand name “Aria”.

At the end of December 2002, this company had reached a total of 1,161 thousand lines, of which 97% referred to prepaid traffic. The resulting market share is 5.1%.

The GSM service is supplied in the major cities and the leading tourist areas.

Coverage in terms of population is 53%, whereas in geographical terms it amounts to 4.2%. Aria-Is TIM customers access international roaming in 87 countries, including the United States.

Operations during the year

Operations for the year include:

•	New offers to corporate customers and SMEs, and the introduction of time-based rates to improve penetration with more profitable customer segments; promotions targeting prepaid customers during the summer; promotional pricing at the end of the year as an incentive to all customer segments;

•	launch of new services including “pay for me” (first operator in Turkey), enhanced mobile banking, SMS via GPRS;

•	continuation of the network rollout plan with a significant increase (+324) in the number of BTS (Base Transceiver Stations) installed.

2002 ANNUAL REPORT	49

Economic and financial highlights

The table reports the main results achieved in 2002, compared with those for 2001:

	2002	2001	2002	2001	Change in Turkish lire
	(in millions of euro) (a)	(in millions of euro) (b)	(in billions of Turkish lire) (c)	(in billions of Turkish lire) (d)	Absolute (c-d)%
Sales and service revenues	83	46	141,276	58,753	82,523	140.5
Gross operating profit	(122)	(181)	(207,609)	(229,154)	21,545	9.4
Ratio to revenues (%)	(147.0)	(390.0)	(147.0)	(390.0)	—	—
Operating income (loss)	(420)	(382)	(715,735)	(484,897)	(230,838)	(47.6)
Ratio to revenues (%)	(506.6)	(825.3)	(506.6)	(825.3)	—	—
Industrial investments	51	655	86,840	830,957	(744,117)	(89.5)
Personnel at 12/31/02 (No.)	892	951	892	951	(59)	(6.2)
Number of lines at 12/31/02 (in thousands)	1,161	540	1,161	540	621	115.0
Market share (%)	5	3	5	3	—	—

It must be noted that the two years are not comparable, since revenues and certain types of costs from the previous period are dated from the start of operations, i.e. March 21, 2001, making this period shorter than the 12 months of 2002.

The increase in revenues was negatively influenced by the declining macroeconomic scenario already experienced in 2001 and by a regulatory framework that made it impossible to stipulate national roaming agreements with other operators.

The company managed to limit rising costs for goods and services, presenting a negative ratio of GOP to revenues of 147%. Nevertheless, this marks a significant improvement compared to the previous period.

The operating loss declined by 47.6%, due essentially to the burden of depreciation and amortization measured against a higher amount of technical fixed assets than the previous period and calculated over a longer life span (12 months in 2002 versus approximately 9 months in 2001). The ratio of operating income (loss) to revenues also improved compared to the previous period thanks to the increased customer base and a longer operative period for services.

Industrial investments in 2002 cannot be compared with those for financial year 2001, during which most of the technical equipment, IT systems and support structures were purchased and readied for operation. Investments in 2002 focused mainly on improving coverage in the most profitable areas and integrating support IT systems.

Personnel dropped compared to the previous period in line with cost-control policies.

2002 ANNUAL REPORT	50

SUSTAINABILITY SECTION

INTRODUCTION

Starting this year, the “Sustainability Section” has been introduced to the Financial Statements. This expresses the attention the Company pays to the various stakeholders, whose satisfaction is the foundation for the Company’s reputation and its ability to compete on the market over the medium/long term. This section contains the same information given last year in the “Report on operations” and “Other information”, organized according to the relevant stakeholders.

In this context, the report on Corporate Governance has been included in the section devoted to shareholders, and new information for stakeholders – customers, suppliers, future generations, the Community and the State – has been added.

Specifically, in financial year 2002, TIM introduced the Group Code of Ethics and the Code of Conduct for Insider Dealing. It has also adhered to the nine principles of the Global Compact for the protection of human rights, work standards and the environment. It has been included in the FTSE4Good Global 100 Sustainability Index and has been approved for admission to the Dow Jones Sustainability Group Index.

2002 ANNUAL REPORT	51

CHARTERS AND CODES

In 2002, TIM adopted the Group Code of Ethics and the Code of Conduct for Insider Dealing, which can be consulted at the website www.tim.it. These go hand in hand with the Charter of Values, the Environmental Charter and the Charter of Services already in force for the Telecom Italia Group, and available for consultation in the Group Statement of Sustainability.

Code of Ethics

The meeting of the Board of Directors held on December 11, 2002 adopted the Code of Ethics of the Telecom Italia Group, inspired by the principles of human rights, the environment and lab or detailed in the “Global Compact” proposed by the Secretary-General of the United Nations, Kofi Annan. In theory, the Code of Ethics is upstream from the entire system of corporate governance and it represents the statement of fundamental values in which the Group recognizes itself. It plays a fundamental role in terms of planning, acting as the body of principles required for the ethically oriented conduct of business. It thus interprets the informing objectives and values of the business activities, with reference to the principal stakeholders with which the Group companies interact day after day: shareholders, the financial market, customers, the community and personnel.

Code of Conduct for Insider Dealing

In the Board meeting of December 11, 2002, TIM also adopted the Code of Conduct for Insider Dealing, drawn up in compliance with the discipline introduced recently by Borsa Italiana that – as known – requires listed companies to make periodic disclosures, effective January 1, 2003, about the transactions involving the listed securities of the issuer and its subsidiaries by parties with access to price-sensitive information.

Detailed information about the Code of Ethics and the Code of Conduct for insider dealing can be found in the report on Corporate Governance.

2002 ANNUAL REPORT	52

HUMAN RESOURCES

TIM Group

Staff at 12/31/2001	Staff at 12/31/2002	Change	Increase
16,721	18,702	1,981	11.85%

At December 31 2002, staff numbered 18,702 employees, for an increase of 11.85% compared to December 31, 2001, arising from a constant increase in foreign staff above all in South America, following the launch of GSM services in Brazil, and due also to the acquisition of Blu S.p.A. in Italy at the end of 2002.

TIM S.p.A.

Staff at 12/31/2001	Staff at 12/31/2002	Change	Hires(*)	Departures	Transfers to other Group companies
9,792	10,261	4.79%	936	432	–35

(*)	Including the acquisition of Blu S.p.A.

The chart below lists TIM S.p.A. employees classified by age and professional level:

Telecom Italia Mobile S.p.A.: staff breakdown by age	Telecom Italia Mobile S.p.A.: staff breakdown by professional level

Development/training

In 2002, plans continued for ascertaining individual know-how and managerial potential in order to update the catchment of “Key Resources” and plan the most appropriate valorization initiatives. All executives were evaluated through a Management Review and the first individual assessment sessions have been undertaken.

In addition, a new Human Resources Development model has been defined.

In terms of Training, the reference targets have been the roles with the greatest impact on business as well as “Key Resources”. Training of “Key Resources”, also on an international level, has intensified in keeping with development strategies for the South American market.

In terms of specialized aspects, training focused on “Customer Orientation” and “Economics”, in addition to front-end and managerial roles.

A total of more than 350,000 hours of training were conducted, with over 16,000 participants.

2002 ANNUAL REPORT	53

Industrial relations

Union relations:

In 2002, aspects concerning the merger by incorporation of BLU S.p.A. with TIM were finalized. Several important agreements were signed with union organizations and they confirmed that the current employment levels would be safeguarded, governing the timing and procedures for transferring former BLU employees to TIM. At the same time, they also emphasized the company’s need to implement an industrial project to bolster its front-end resources, by developing the call center in Calenzano.

In addition, as part of the initiatives envisaged for creating further efficiency in the Telecom Italia Group, procedures were completed with the Rome Industrialists’ Union regarding the transfer to Telecom Italia of the line of business composed of the Administrative Services Department.

With reference to the renewed need to ensure increasingly higher service quality, an agreement was reached with the National Union Organizations to oversee scheduling as part of the Judiciary Authority Pool.

With these intermediaries, and in order to propose increasingly flexible solutions to customers with regard to call centers, further discussions were called – currently still on the table – to review the entire schedule of personnel working at the local Customer Service facilities.

Social Policies:

In order to extend the company’s focus on solidarity to respond to some of the effective needs felt in the areas in which TIM operates, also on an international level, the company and its employees have supported the project promoted by the Human Rights Office with Caritas in Lima, in order to assist more than 4,000 people who are the victims of family violence.

These people will thus have access to health, legal and psychological assistance as well as professional training courses. A total of Euro 53,198.42 has been donated.

During the year, several People Care initiatives were conducted for employees in order to provide services for these individuals and improve the internal organizational climate.

Organization

In 2002, in addition to consolidating the organizational work conducted in 2001, arising mainly in relation to Professional Families, the company organization also changed due to specific needs tied to management of the mobile business in Italy and abroad.

These changes have always guaranteed consistency with the model adopted by the Telecom Group.

The most significant organizational work on the structure involved:

•	setting up a specific organizational unit dedicated to VAS and BUSINESS DEVELOPMENT, to oversee the strategic importance of value-added services;

•	regrouping activities specific to the business development offices, to focus on technology and market position; this culminated with the establishment of the Technological Innovation Department;

•	defining a new procedure for overseeing international activities, consistent with rationalization of international presence and a review of the relevant business model, which calls for specific coordination units allocated in the different functions;

•	separating Personnel Administration activities from the Human Resources Department and those of Administrative services from the Finance & Control Department. This was done to externalize them, as they are not core business activities.

2002 ANNUAL REPORT	54

BOARD AND SHAREHOLDERS’ MEETING DECISIONS CONCERNING STOCK OPTION PLANS

Extraordinary shareholders’ meeting of december 18, 1998 and relevant Stock Option Plan

With the aim of adopting a mechanism for motivating executives who play a strategic role in the Company and to maintain their loyalty, the Extraordinary Shareholders’ Meeting of December 18, 1998 (“Shareholders’ Meeting 1998”), approved a Stock Option plan linked to the pursuit of certain objectives pertaining to Company performance. With this aim in view, the Shareholders’ Meeting attributed to the Directors for a maximum period of five years, pursuant to Art. 2443, second paragraph, of the Italian Civil Code, the option of increasing paid-in share capital, in one or more lots, with the exclusion of option rights pursuant to combined provisions of Art. 2441, final paragraph, of the Italian Civil Code, Art. 134, second and third paragraphs of Legislative Decree No. 58/98 for a maximum of Euro 2,000,000 and thus through the issue of a maximum of 40,000,000 ordinary shares of a nominal value of Euro 0.05 each (as modified by the decision of the Extraordinary Shareholders’ Meeting of June 15, 1999 concerning the transformation of share capital into Euro).

Pursuant to the mandate received from the Shareholders’ Meeting, the Board of Directors approved the Stock Option Plan for the year 1999 (1999 Plan) at its meeting of May 6, 1999, and the Stock Option Plan for the years 2000-2002 (2000-2002 Plan) at its meeting of December 22, 1999. The 2000-2002 Plan consists of annual options issues over three consecutive years.

The options are distributed to individual persons and are not transferable inter vivos.

Option holders have the right to acquire one ordinary TIM share per option upon the certified achievement of the market objective on which basis the option may be exercised. The methods and terms of the exercise are established in the Regulations and by the Board of Directors. In partial execution of this mandate, in its Meeting of April 12, 2000 and pursuant to the previous decisions concerning the Stock Option Plans (1999 Plan and 2000-2002 Plan), the Board of Directors deliberated a capital increase for a nominal Euro 1,098,175, through the issue of 21,963,500 ordinary shares with a nominal value of Euro 0.05 each. The exercise price for the 753,500 shares (attributable to the 1999 Plan) was set at Euro 5.65 each and the exercise price for the 21,210,000 shares (attributable to the 2000-2002 Plan) was set at Euro 6.42 each. In the period from May 15 to June 2, 2000, all the options attributable to the 1999 Plan and the first cycle of the 2000-2002 Plan were exercised and this was followed by the issue of the shares to cover them.

The decision passed by the Shareholders’ Meeting on December 18, 1998 was later modified and in part superceded by the decisions taken by the Extraordinary Shareholders’ Meeting of October 10, 2000 (“Shareholders’ Meeting 2000”). At that meeting, the Shareholders authorized the Board of Directors to issue the remaining 14,139,985 options attributable to the second and third years of the 2000-2002 Plan at a corresponding nominal value of Euro 0.06 (which the Shareholders’ Meeting raised in the meantime to this value as a result of the capitalization issue, through the increase of the nominal value of each company share) and thus a corresponding share capital amounting to nominal Euro 848,399.1. These decisions had no effect on actions taken in execution of the previous deliberation.

Should the capital increase not be fully paid in by December 31, 2008 (the term was initially set at December 31, 2005 and was then extended by the meeting of the Board of Directors held on November 6, 2002), the share capital will be increased by an amount equal to the amount subscribed by that date.

Extraordinary shareholders’ meeting of october 10, 2000 and relevant Stock Option Plans

In order to extend new incentive and loyalty-building programs also to non-management staff, the Shareholders’ Meeting 2000 partially withdrew the mandate conferred to the Board of Directors by the Shareholders’ Meeting 1998, concerning the remaining non-exercised part, and it

2002 ANNUAL REPORT	55

also conferred a new mandate covering a five-year period to implement a paid-in capital increase covered by the issue of ordinary shares, in one or more lots, to be offered to managers and employees performing key functions in the Company, with the exclusion of option rights pursuant to the combined effects of Art. 2441, final paragraph of the Italian Civil Code and Art. 134, second and third paragraph of Legislative Decree No. 58/98, for a maximum of Euro 4,920,000 through the issue of a maximum 82,000,000 ordinary shares at a nominal value of Euro 0.06 each.

Lastly, in its meeting on November 6, 2002 the Board of Directors moved to increase the share capital, in several lots, for the purposes of the stock option plans listed below, started up previously with specific resolutions passed by the Board, as detailed below.

Specifically:

•	a paid increase for the purposes of the 2001-2003 Plans for the maximum nominal amount of Euro 84,600 and a premium of Euro 12,141,510, through the issue of a maximum of 1,410,000 new ordinary shares at nominal Euro 0.06, cum coupon, with a premium of Euro 8.611 per share and thus for an aggregate price of Euro 8.671 per share;

•	a paid increase for the purposes of the 2001-2003 Supplementary Plans, for the maximum nominal amount of Euro 33,120 and a premium of Euro 4,121,232, through the issue of a maximum of 552,000 new ordinary shares at nominal Euro 0.06, cum coupon, with a premium of Euro 7.466 per share and thus for an aggregate price of Euro 7.526 per share;

•	a paid increase for the purposes of the 2002-2003 Plans for the maximum nominal amount of Euro 1,497,300 and a premium of Euro 139,997,550, through the issue of a maximum of 24,955,000 new ordinary shares at nominal Euro 0.06, cum coupon, with a premium of Euro 5.61 per share and thus for an aggregate price of Euro 5.67 per share;

•	a paid increase for the purposes of the 2003-2005 Plans, for the maximum nominal amount of Euro 2,909,520 and a premium of Euro 242,944,920, through the issue of a maximum of 48,492,000 new ordinary shares at nominal Euro 0.06, cum coupon, with a premium of Euro 5.01 per share and thus for an aggregate price of Euro 5.070 per share, as well as the subdivision of the increase for the above plans to match the three annual lots in the following proportions:

•	first option lot (“2003 lot”), for 16,002,360 ordinary shares; the deadline for exercising the option is December 31, 2008;

•	second option lot (“2004 lot”) for a maximum of 16,002,360 ordinary shares; the deadline for exercising the option is December 31, 2009;

•	thirds option lot (“2005 lot”), for 16,487,280 ordinary shares; the deadline for exercising the option is December 31, 2010.

2001-2003 Stock Option Plan

The Board of Directors’ Meeting of December 19, 2000 partially implemented the decision of the Shareholders’ Meeting 2000, approving two Stock Option Plans with the same characteristics, for the 2001-2003 period: one designed for 183 managers and the other for 148 non-management staff members, attributing a total of 44,790,000 options (2001-2003 Plans).

The options are distributed to individual persons and they are not transferable inter vivos. They confer the right to acquire one TIM ordinary share for each option exercised upon the certified achievement of the market objective on which basis the option may be exercised. The methods and terms of exercise are established in the relevant Regulations and by the Board of Directors.

The exercise price was set at Euro 8.671 pursuant to the tax regulations contained in Art. 48, second paragraph, letter g-bis of the amalgamated law (TUIR), as the arithmetical average of TIM’s official ordinary share price quoted on the screen-based equity market managed by Borsa Italiana in the month previous to the offer (January 23, 2001).

Should the capital increase not be fully subscribed by December 31, 2005, share capital will be increased by an amount equal to the amount subscribed by that date.

2002 ANNUAL REPORT	56

2001-2003 supplementary plans

The Board of Directors’ Meeting of May 10, 2001 approved an additional stipulation to the 2001-2003 Plans consisting of a new attribution of options, implemented on May 15, in favor of both the original and new recipients of the 2001-2003 Plans.

The exercise price of the options contained in this new offer was set at Euro 7.526 pursuant to the tax regulations contained in Art. 48, second paragraph, letter g-bis of the amalgamated law (TUIR), as the arithmetical average of TIM’s official ordinary share price quoted on the screen-based equity market managed by Borsa Italiana in the month previous to the offer.

2002-2003 Stock Option Plan

In order to extend new incentive and loyalty-building programs also to non-management staff, on February 12, 2002, the Board of Directors partially implemented the above-mentioned decision of the Shareholders’ Meeting 2000 approving two Stock Option Plans for the 2002-2003 period: one initially designed for 193 managers and the other initially designed for 173 non-management staff members, attributing a total of about 25.5 million options (2002-2003 Plans).

The options are distributed to individual persons and they are not transferable inter vivos, and following the vesting period of approximately one year for the first lot (2002) and of approximately two years for the second lot (2003), they confer to beneficiaries the right to acquire one TIM ordinary share for each option exercised.

The methods and terms of exercise are established in the relevant Regulations and by the Board of Directors.

The exercise price was set at Euro 5.670 pursuant to the tax regulations contained in Art. 48, second paragraph, letter g-bis of the amalgamated law (TUIR), as the arithmetical average of TIM’s official ordinary share price quoted on the screen-based equity market managed by Borsa Italiana in the month previous to the offer (February 12, 2002).

Should the capital increase not be fully subscribed by December 31, 2008, share capital will be increased by an amount equal to the amount subscribed by that date.

2003-2005 Stock Option Plan

Considering the ongoing negative cycle of the stock market and in order to extend new incentive and loyalty-building programs also to non-management staff, on May 6, 2002 the Board of Directors partially implemented the above-mentioned decision of the Shareholders’ Meeting 2000 approving two Stock Option Plans for the 2003-2005 period (2003-2005 Plan).

In order to guarantee more effective incentive and loyalty-building programs for particularly strategic human resources, also with reference to those who hold “key” positions in the Group, the Board of Directors has approved withdrawal of the previous 2001-2003 Plans and of the 2001-2003 Supplementary Plans, and thus of the relevant options (referred to in general as the “2001-2003 Options”), strictly on a voluntary basis and limited to the part of these Stock Option Plans for old recipients who are still on staff. It will then start up incentive programs targeting (i) the same assignees of the above Stock Option Plans who are still on staff (“Original Assignees”) and (ii) other assignees who have matured the conditions for accessing the incentive program (“New Assignees”).

With regard to the above 2003-2005 Plans, the Board of Directors has assigned a maximum of approximately 50,057,000 options, for which: a) a maximum of approximately 48,142,000 options to the Original Assignees, which shall be effective as long as the “2001-2003 Options” given to each of the Original Assignees is irrevocably, fully and unconditionally waived, and b) a maximum of approximately 1,915,000 to the New Assignees.

The 2003-2005 Plan is composed of three essentially equal annual lots that can be exercised respectively one, two and three years following their assignment (“vesting”).

For each lot of options, there will be an ongoing exercise period of five years after the vesting elapses and therefore, the lots can be exercised until 2008, 2009 and 2010, respectively.

2002 ANNUAL REPORT	57

The options are distributed to individual persons and they are not transferable inter vivos. After the vesting period, they confer to beneficiaries the right to acquire one TIM ordinary share for each option exercised.

The methods and terms of exercise are established in the relevant Regulations and by the Board of Directors.

The exercise price was set at Euro 5.070 pursuant to the tax regulations contained in Art. 48, second paragraph, letter g-bis of the amalgamated law (TUIR), as the arithmetical average of TIM’s official ordinary share price quoted on the screen-based equity market managed by Borsa Italiana in the month previous to the offer (May 6, 2002).

The paragraphs below contain detailed information on the successive developments concerning the several stock option plans mentioned above.

1999 Stock Option Plan

The 1999 Stock Option Plan involved around 50 managers. The process concluded on June 2, 2000, with the exercise of all the 753,500 options attributed, triggering the issue of an equal number of ordinary shares at a price of Euro 5.65 each.

2000-2002 Stock Option Plan

The 2000-2002 Stock Option Plan divided into three annual cycles is conditional to the achievement of the minimum objective parameter, to be evaluated with reference to the achievement of results measured in terms of EVA (Economic Value Added), net of financial investments as compared to annual budget forecasts for the years 1999, 2000 and 2001 respectively.

The meeting of the Board of Directors on May 6, 2002 established that the options that have matured may be exercised on a continuing basis, save any special cases envisaged by the Regulations.

The first cycle of options, exercisable beginning in 2000 (company fiscal year 1999), was exercised in full from May 15 to June 2, 2000, triggering the issue of 7,070,015 ordinary shares at a price of Euro 6.42 each.

The second cycle of options, exercisable in 2001, was exercised for 357,688 ordinary shares at a price of Euro 6.42 each.

The third cycle of options, for 2002, became exercisable in 2002 and the relevant options have not been exercised.

The options that are not exercised by December 31, 2008 will be forfeited.

2001-2003 Stock Option Plan

Both of the 2001-2003 Stock Option plans (managers and non-managers) are based on a three yearly cycles (2001-2002-2003). In each year, about one-third of the total options assigned can be exercised, provided that the parameter detailed below is met.

The decision to exercise the options depends on the positive relative performance of the TIM ordinary share from the month prior to the options issue (November 2000) and the month prior to each option exercise cycle (November 2001, November 2002 and November 2003, respectively), compared to the European telecommunications stock index “D.J. Eurostoxx TLC” during the same period (market objective).

The exercise period for each cycle is set in December of each year and only those options for which the minimum market objective has been met can be exercised also in the months of March, June, September, and December of each year during the 2002-2005 period. For the duration of the Plan, if the minimum parameter is not met for one or more of the annual lots, the options will be added to those of the next annual lot. As illustrated above, part of the 2001-2003 Plan has been transferred to the 2003-2005 Plan. Thus, for the 2001-2003 Plan there are 1,190,000 residual options involving 7 employees.

2002 ANNUAL REPORT	58

2001-2003 supplementary plans

Given that this involves a subjective and/or quantitative additional stipulation to the 2001-2003Plans, the options involved in the new assignment have the same features and are subject to the same conditions as the previously assigned ones, the only difference being the offer date (May 15, 2001).

The Plan is divided into three annual lots (2001/2002/2003) and the third lot is the only one for which the incentive parameter has yet to be achieved, then verifying if the options are exercisable.

As illustrated above, part of the 2001-2003 Supplementary Plan has also been transferred to the 2003-2005 Plan. Thus, for the 2001-2003 Plan there are 449,000 residual options involving 7 employees.

2003-2005 Stock Option Plan

Following virtually complete participation of the assignees in the offer of TIM’s new 2003-2005 Stock Option Plan and the simultaneous waiver of the previous 2001-2003 Plans and 2001-2003 Supplementary Plans, a total of 48,492,000 new options for these Plans have been assigned to management staff (213 employees) and non-management staff (112 employees), for a total of 326 assignees net of resources no longer on staff and/or not eligible.

The first option lot, equivalent to 33% of the total assigned, will be exercisable as of May 2003. The second lot, also equivalent to 33% of the total assigned options, will be exercisable as of May 2004. The third lot, equivalent to the remainder of the sum total of assigned options, can be exercised as of May 2005. As noted above, each lot can be exercised on a continuing basis for a period of five years after the original exercise date.

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	Year 2002 01/01/01 - 12/31/02 Number of options	Exercise price	Market price	Year 2001 Number of options	Exercise price	Market price	Year 2000 Number of options	Exercise price	Market price	Year 1999 Number of options	Exercise price	Market price
		(euro)	(euro)		(euro)	(euro)		(euro)	(euro)		(euro)	(euro)
(1) Options outstanding as of January 1, 2002
2000-2002 Stock Option Plan (a)	13,053,320	6.420	6.300	14,139,985	6.420		21,210,000	6.420		—	—
2001-2003 Stock Option Plan (b)	42,690,000	8.671	6.300	—	—		—	—		—	—
2001-2003 Supplementary Plan (c)	11,728,000	7.526	6.300	—	—		—	—		—	—
(2) Options distributed during the year
2000-2002 Stock Option Plan (a)	—	—	—	—	—	—	—	—	—	21,210,000	6.420	10.648
2001-2003 Stock Option Plan (b)	—	—	—	44,790,000	8.671	8.310	—	—	—	—	—	—
2001-2003 Supplementary Plan (c)	—	—	—	12,047,000	7.526	7.330	—	—	—	—	—	—
2002-2003 Stock Option Plan (d)	25,495,000	5.670	4.920				—	—	—
2003-2005 Stock Option Plan (e)	50,057,000	5.070	4.420				—	—	—
(3) Options excercised in the period
2000-2002 Stock Option Plan (a)	—	6.420		357,668	6.420	6.877	7,070,015	6.420	10.902	—	—	—
2001-2003 Stock Option Plan (b)	—	8.671	—	—	—	—	—	—	—	—	—	—
2001-2003 Supplementary Plan (c)	—	7.526	—	—	—	—	—	—	—	—	—	—
2002-2003 Stock Option Plan (d)	—	5.670	—
2003-2005 Stock Option Plan (e)	—	5.070	—
(4) Options expired for various reasons in the period
2000-2002 Stock Option Plan (a)	404,335	6.420		728,997	6.420		—	—		—	—
2001-2003 Stock Option Plan (b)	41,500,000	8.671		2,100,000	8.671		—	—		—	—
2001-2003 Supplementary Plan (c)	11,229,000	7.526		319,000	7.526		—	—		—	—
2002-2003 Stock Option Plan (d)	540,000	5.670								—	—
2003-2005 Stock Option Plan (e)	1,565	5.070
(5) Outstanding options at end of period [(1)+(2)-(3)-(4)]
2000-2002 Stock Option Plan (a)	12,648,985	6.420	4.330	13,053,320	6.420	6.296	14,139,985	6.420	8.555	21,210,000	6.420	10.961
2001-2003 Stock Option Plan (b)	1,190,000	8.671	4.330	42,690,000	8.671	6.296
2001-2003 Supplementary Plan (c)	499,000	7.526	4.330	11,728,000	7.526	6.296
2002-2003 Stock Option Plan (d)	24,955,000	5.670	4.330	—
2003-2005 Stock Option Plan (e)	48,492,000	5.070	4.330	—
(6) Of which: eligible for exercise at end of period
2000-2002 Stock Option Plan (a)	12,648,985	6.420		6,546,680	6.420		—	—		—	—
2001-2003 Stock Option Plan (b)	727,200	8.671		13,432,000	8.671		—	—		—	—
2001-2003 Supplementary Plan (c)	499,000	7.526		11,021,000	7.526		—	—		—	—
2002-2003 Stock Option Plan (d)	12,477,500	5.670
2003-2005 Stock Option Plan (e)	—	5.070

(a)	The options were distributed to the beneficiaries on December 22, 1999.

(b)	The options were distributed to the beneficiaries on January 23, 2001.

(c)	The options were distributed to the beneficiaries on May 15, 2001.

(d)	The options were distributed to the beneficiaries on February 12, 2002.

(e)	The options were distributed to the beneficiaries on May 6, 2002.

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STOCK OPTION PLANS APPROVED BY THE COMPANY

		Number of options distributed and not yet exercised (December 31, 2002)
Current Stock Option plans	Exercise price (Euro)	Exercise period if eligible					Maximum options expiry date
Plan name	Exercise price	2002 and prec.	2003	2004	2005	Total
Three-year 2000-2002 Stock Option Plan	6.420	12,648,985	0	0	0	12,648,985	12/31/2008
Three-year 2001-2003 Stock Option Plan	8.671	727,200	462,800	0	0	1,190,000	12/31/2005
Yearly 2001-2003 Stock Option Plan “2001 Extraordinary distribution”	7.526	499,000	0	0	0	499,000	12/31/2005
Two-year 2002-2003 Stock Option Plan	5.670	12,477,500	12,477,500	0	0	24,955,000	12/31/2008
Three-year 2003-2005 Stock Option Plan	5.070	0	16,002,360	16,002,360	16,487,280	48,492,000	12/31/2008 12/31/2010	(1st) (3rd)

		26,352,685	28,942,660	16,002,360	16,487,280	87,784,985

SHAREHOLDERS - CORPORATE GOVERNANCE

Foreword

In its financial statements for the year ended December 31, 2001, TIM described its corporate structure and disclosed its compliance with the principles of Corporate Governance. An update was also provided at the time the interim report for the period ended June 30, 2002 was drawn up. Below is an outline of TIM’s Corporate Governance system and the effective procedures for implementing the selected model.

Adoption of corporate governance principles

In 2002, the process for implementing the Company’s tools of corporate governance continued, also by adopting practices and principles of behavior, formalized in specific codes and procedures, aimed toward concretely implementing the principles of the Preda Code with specific regard to the Company.

In addition, the main forms of self-regulation adopted previously with regard to corporate governance were revised in order to ensure continuous correspondence to the incentive triggered by changing operating practices and the evolution of the regulatory framework of reference.

The following are currently being finalized:

•	the overall review of the Self-Regulatory Code of Practice;

•	the implementation of an overall Telecom Italia Group’s process to verify the suitability of the existing organizational models in relation to the requirements of Legislative Decree 231/2001 concerning the administrative responsibility of the organizations for crimes committed by their own employees. Thus, the internal control system will be adapted where necessary.

The documentation connected with the issues of Corporate Governance can be found under this section at the website www.tim.it.

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In 2002, the main work conducted in order to implement the company’s Corporate Governance System, in line with some of the recommendations envisaged by the Code of Corporate Governance for stock-listed companies as revised in July 2002, involved:

A)	Adoption of the Code of Ethics of the Group in keeping with the Code of Ethics of the Telecom Italia Group. On December 11, 2002 the Board of Directors approved the Group Code of Ethics in keeping with the Code of Ethics of the Telecom Italia Group also inspired by the principles of human rights, the environment and labor contained in the “Global Compact” promoted by the United Nations’ secretary general Kofi Annan, which TIM’s Board of Directors decided to follow. The Code of Ethics plays a fundamental role in terms of planning, as the body of principles for conducting ethically oriented business: it indicates the objectives and values informing business activities, with reference to the main stakeholders with which TIM and the Group companies interact on a daily basis: shareholders, the financial market, customers, the community and personnel.

The Code envisages the commitment by the Company and the Group:

•	to observe the laws in force in the countries in which they operate and the ethical principles commonly accepted in the conduct of business transparency, correctness and fairness;

•	to ensure equal treatment for all classes of shareholders and avoid biased behavior;

•	to pursue the corporate objectives only through excellence in services and products, avoiding recourse to illegitimate or unprofessional behavior;

•	to exert one’s activities in full transparency and through fair competition, in the awareness of the importance – for the market, investors and the community in general – of correct information on these activities;

•	to contribute to the economic well-being and growth of the communities in which they operate by providing efficient and technologically advanced services. Group companies provide support for social, cultural, and educational initiatives aimed at developing the person and improving living standards;

•	to manage human resources responsibly, recognizing their central role, in the belief that the principal factor in the success of every firm is the contribution made by those who work for it, in a context of fairness and mutual trust;

•	to communicate investment and business decisions respecting the environment and public health, bearing environmental problems in mind.

TIM promoted the adoption of the Code of Ethics among all Group companies.

The recipients of the Code are the social bodies, the management and those who work at all Group companies; to guarantee observance of the principles and commitments envisaged by the Code, each Company must provide for specific procedures and – where necessary – specific penalty systems.

B)	Adoption of an internal procedure in order to meet the obligation of providing information to the Board of Statutory Auditors, as provided for by Art. 150 of Legislative Decree 58/98 and the Company Bylaws. Through its Chairman, the Board of Directors gives quarterly reports on the work that has been conducted, the most significant economic, financial and equity-related transactions, transactions involving potential conflicts of interest (which include intragroup transactions and those with related parties other than intragroup transactions), and atypical or unusual transactions. The procedure follows the concept of “related parties” provided by CONSOB with Memorandum No. 2064231 of September 30, 2002.

The information provided pursuant to this procedure focuses on the subjects summarized below.

Information on activities conducted: this concerns the activities to execute operations already passed by the Board of Directors and those conducted by executive directors in exercising proxies, both directly and through the responsible corporate structures or subsidiaries.

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Information on the most significant economic, financial and equity-related transactions: this highlights the strategic purposes of these transactions, the executive procedures, including terms and conditions – economic and otherwise – for their implementation, checking their consistency with the budget and the industrial plan.

Information on transactions involving potential conflict of interest: quantitative thresholds are set to identify the transactions for which information must be provided. For intragroup transactions, the value of the transaction must exceed Euro 25 million; for transactions with related parties other than intragroup transactions, the threshold is Euro 1 million. However, information must be provided concerning any transactions that, while not exceeding the above thresholds, have been completed under non-standard conditions or that, although individually below the threshold value, are connected to each other as part of the same strategic or executive structure and thus aggregately exceed this value.

Information on atypical or unusual transactions: this involves transactions which, by their object or nature, are extraneous to the normal course of business of the Company and those which involve particular critical factors due to their characteristics or to the risks related to the counterparty or to the time at which they are concluded (e.g. imminent closing or opening of business). For all these transactions, the underlying interest, the evaluations conducted and the executive procedures must be indicated.

The extensive information involved in the procedure is provided not only for the purposes of the supervisory activity assigned to the Board of Statutory Auditors by the amalgamated law of Finance, but also to allow all the directors to monitor operations in an aware and informed manner.

C)	Approval of a document containing the “Principles of behavior for conduction of operations with affiliates” that pursues the goal of implementing these operations, in order to safeguard the interests of the company and its shareholders, with the maximum transparency and propriety in both procedure and substance, also assuring the joint responsibilities of the entire Board of Directors in related resolutions.

The Board of Directors gives its prior approval of operations with related parties, including intragroup transactions, with the exception of typical or usual transactions or those to be conducted under standard conditions. Typical or usual transactions are those which, by their object or nature, are not extraneous to the normal course of business of the Company and those which do not involve particular critical factors due to their characteristics or to the risks related to the counterparty or to the time at which they are concluded. Transactions concluded at arm’s length conditions are considered those concluded at the same conditions as those applied by the Company to whatsoever party.

The Board of Directors receives appropriate information on the nature of the correlation, how the transaction will be executed, the conditions – economic and otherwise – for conducting it, the evaluation procedure conducted, the interest and underlying motivations, and any risks for the Company. If the correlation is with a Director or with a related party through a Director, the Director involved simply provides clarification and then leaves the meeting during deliberations.

D)	Adoption of the Code of Conduct for insider dealing, in observance of the provisions set forth by Borsa Italiana S.p.A., envisaging the obligation for disclosure by listed companies concerning transactions involving the listed financial instruments of the issuer and its subsidiaries, carried out by persons who have access to price-sensitive information.

TIM has introduced several clauses to its Code of Conduct that, with respect to the reference regulations of Borsa Italiana S.p.A., expand the obligations of providing information to the market. Therefore, information must also be provided on the following:

•	transactions involving listed financial instruments issued by parent companies (in addition to subsidiaries);

2002 ANNUAL REPORT	63

•	transactions that exceed the threshold of Euro 35,000 (to be reported to the market on a quarterly basis) and Euro 80,000 (to be reported to the market immediately); these thresholds are significantly lower than the ones envisaged by Borsa Italiana, i.e. Euro 50,000 and Euro 250,000;

•	the exercise of stock options or option rights, as well as all transactions involving financial instruments issued by the listed company, its subsidiaries and parent companies, even if done under a contract for the management of a portfolio of investments on an individual basis, in which the customer waives the right to convey instructions.

In addition, blackout periods have been introduced, meaning determined periods in which the persons subject to the provisions of the Code may not carry out transactions.

E)	In February 2003, The approval by the Board of Directors of the Procedure for notifying the market of price-sensitive information regarding the Company and its subsidiaries which must be observed by the Directors, Statutory Auditors, and Company employees and collaborators.

The procedure indicates the company departments and structures involved in the process of preparing and circulating price-sensitive information, identifying for each phase the connected parties and responsibilities. It draws a distinction between the events that occur in the Company’s activities and those that occur in the sphere of activities of subsidiaries. Moreover, it specifically governs some of the most frequent events (meetings with the financial community, interviews with the press, etc.) that occur in the life of the Company and that can represent an occasion to circulate price-sensitive information to the market. The procedure also envisages the type of behavior to follow in the event of rumors or requests for information by parties responsible for supervising and managing the market.

For the internal management of information regarding TIM, specific guidelines were previously adopted for the classification and management of information, in terms of both corporate confidentiality and the observance of legislation on privacy.

Shareholders’ Agreements

During financial year 2001, shareholders’ agreements were signed by the shareholders of Olimpia S.p.A. (Pirelli S.p.A., Edizione Holding S.p.A., Unicredito Italiano S.p.A. and IntesaBCI S.p.A.) that also contain clauses referring to the composition and resolutions of TIM’s Board of Directors. These agreements and their variations were announced to the market in compliance with current regulations.

In December 2002, a new shareholders’ agreement was signed by Pirelli, Edizione Holding, Unicredito Italiano, IntesaBCI, Olimpia and Hopa S.p.A. According to this agreement, upon conclusion of several transactions (including the merger of Holy S.p.A., held 100% by Hopa, with Olimpia) the corporate organization of Olimpia will be altered as follows: Pirelli, 50.40%; Edizione Finance International 16.80%; UniCredito 8.40%; IntesaBCI 8.40%; Hopa 16.00%).

Following this merger, Olimpia S.p.A. will hold 28.5% of the capital of Olivetti S.p.A., the parent company of Telecom Italia that, in turn, controls TIM.

Board of Directors

On December 14, 2001 the General Shareholders’ Meeting appointed the new Board of Directors. The Shareholders’ Meeting established that the Board would be composed of 13 members, setting the term of office for the 2001-2003 term or in any event, through the approval of the financial statements at December 31, 2003.

During financial year 2002, the following changes were made in the composition of the Board of Directors:

•	the Ordinary Shareholders’ Meeting of April 12, 2002 appointed Mauro Sentinelli, General Manager of the company, as a member of the Board to replace Pierpaolo Cotone, who resigned on March 6, 2002;

2002 ANNUAL REPORT	64

•	Oscar Carlos Cristianci (in place of Enrico Parazzini) and Gaetano Miccichè (in place of Marco Cerrina Feroni) and Enrico Parazzini (in place of Enrico Bondi) were appointed by co-option by the Board of Directors in the meetings held on May 6, 2002, on July 24, 2002, and on September 4, 2002 respectively;

•	the Ordinary Shareholders’ Meeting of December 11, 2002 appointed Directors Oscar Carlos Cristianci, Gaetano Miccichè and Enrico Parazzini.

The current Board of Directors is thus composed of 13 Directors, two of whom are Executive Directors: the Chairman Carlo Buora (appointed to this office by the Board of Directors of September 4, 2002, in place of Enrico Bondi) and the Managing Director Marco De Benedetti; among the eleven Non-executive Directors (Carlo Bertazzo, Oscar Carlos Cristianci, Enzo Grilli, Attilio Leonardo Lentati, Gaetano Miccichè, Gianni Mion, Enrico Parazzini, Riccardo Perissich, Paolo Savona, Mauro Sentinelli and Rodolfo Zich), Enzo Grilli, Attilio Leonardo Lentati and Paolo Savona are considered independent.

Listed below – as called for by the Self-regulatory Code of listed companies – are the offices held by Directors in other listed companies, finance companies, banks, insurance companies or large firms:

Carlo Buora	Chairman	Managing director of Telecom Italia S.p.A. and Olivetti S.p.A; Managing Director and General Manager of Pirelli S.p.A.; Director of Pirelli & C. SapA., Pirelli & C. Real Estate S.p.A., Olimpia S.p.A., HDP Holding di Partecipazioni S.p.A., RAS S.p.A., Mediobanca S.p.A., Olivetti Tecnost, F.C. Internazionale and Telecom Italia America Latina S.A.

Gianni Mion	Deputy Chairman	Managing Director of Edizione Holding S.p.A. and Schemaventotto S.p.A.; Director of Olivetti S.p.A., Telecom Italia S.p.A., Seat Pagine Gialle S.p.A, Benetton Group S.p.A., Autogrill S.p.A., 21 Investimenti S.p.A., Autostrade S.p.A., Sagat S.p.A., Olimpia S.p.A., Interbanca S.p.A., Banca Antonveneta S.p.A. and 21 Partners Società di Gestione del Risparmio S.p.A.

Marco De Benedetti	Managing Director	Chairman of TIM Brasil S.A.; Director of TIM International N.V., Telecom Italia America Latina S.A.and Cofide S.p.A.

Carlo Bertazzo	Director	Director of Seat Pagine Gialle S.p.A., Autostrada Torino-Milano S.p.A. and Sias S.p.A.

Oscar Carlos Cristianci	Director	Director of Telecom Italia America Latina S.A. and TIM Brasil S.A.; Managing Director of Pirelli Cables & Energy.

Enzo Grilli	Director	Director of Generali S.p.A. and Impregilo S.p.A.

Attilio Leonardo Lentati	Director	Chairman of UniCredit Factoring S.p.A. and Deputy Vice Chairman of UBM – UniCredit Banca Mobiliare S.p.A.

Gaetano Miccichè	Director	Chairman of Private Equity International S.A.; Director of Italenergia Bis S.p.A, 21 Investimenti S.p.A. and Edison S.p.A.

Enrico Parazzini	Director	Director of Seat Pagine Gialle S.p.A., I.T. Telecom S.p.A., Finsiel S.p.A., Italtel S.p.A., Telecom Italia International N.V. and Telecom Italia America Latina S.A.

Riccardo Perissich	Director	Chairman of Seat Pagine Gialle S.p.A.

Paolo Savona	Director	Chairman of Impregilo S.p.A. and Deputy Chairman of Aeroporti di Roma S.p.A.

Mauro Sentinelli	Director and General Manager	Director of TIM Brasil S.A.

Rodolfo Zich	Director	Chairman of TiLab S.p.A.

The powers the Board of Directors attributed to Chairman Carlo Buora and Deputy Chairman Gianni Mion on September 4, 2002, as well as the powers attributed to Managing Director Marco De Benedetti by the Board of Directors on December 14, 2001, can be summarized as follows:

•	Chairman Carlo Buora was vested with the necessary powers to execute all deeds and formalities pertaining to the company business, save for some procedural or authority-related restrictions, with a unit amount not exceeding Euro 70 million per transaction. The Chairman was likewise empowered to deal with any urgent matters lying within the Board’s province; report to the Board of Statutory Auditors on operations and transactions – completed by TIM or its subsidiaries – which may result in a major impact on the Company’s economic,

2002 ANNUAL REPORT	65

equity-related or financial position, with special reference being made to operations which may result in a potential conflict of interest; deal with the management of confidential information; and ensure the effectiveness and adequacy of the Internal Control System;

•	Deputy Chairman Gianni Mion (who took the office of Deputy Chairman on September 4 in place of Carlo Buora) is vested with powers of signature and power-of-attorney to represent the Company in dealings with third parties and in courts of law, such powers to be exercised in the event of the Chairman’s absence or impediment;

•	Managing Director Marco De Benedetti was vested with wide management powers, save for some procedural and authority-related restrictions, with a unit amount not exceeding Euro 50 million per transaction.

The Chairman and the Managing Director are vested with powers of signature and power-of-attorney to represent the Company in dealings with third parties and in courts of law.

With regard to the system of proxies attributed on a corporate level for management purposes, in 1999 TIM established a system of powers to represent the Company, distinguished based on the following characteristics:

•	type of powers granted to legal representatives in accordance with the powers delegated to the Executive Directors;

•	close correlation between the powers delegated to each legal representative and the effective operating requirements linked with the position of responsibility held by this person;

•	establishment of a general limitation on the amount involved in exercising powers;

•	the powers that are granted are exercised also in observance of the principles and limits set forth by the Company’s Self-regulatory Code of Practice and consist with company policies and directives.

In the current system of proxies, steps were also taken to limit the powers granted to the legal representative to the specific responsibilities assigned to him or her at the time these powers are granted, by envisaging in the power-of-attorney a specific reference to the position covered as part of TIM’s organizational structure.

The directors to whom the management proxies have been granted must report to the Board of Directors at least once every three months about the activities they have performed.

In financial year 2002, the Board of Directors met 8 times. As a rule, 78% of the Board members and approximately 79% of Independent Directors participated in the meetings. In December, the Company informed the market of its calendar of corporate events for the year 2003, indicating the dates of Board meetings to approve the financial information, and to examine the preliminary results at December 31, 2002 and June 30, 2003. Approximately seven meetings have been scheduled for the current year.

Specifically, the Company took advantage of the exemption envisaged by CONSOB regulation No. 11971/99 and did not draw up the quarterly report for the period of October-December 2002, moving up publication of the financial statements at December 31, 2002. Likewise, it will not draw up the quarterly report for the period of April-June 2003, as the half-yearly report will be available to the public by September 13, 2003.

The documentation regarding the items discussed at each Board meeting was also forwarded to the members of the Board of Directors in advance to allow them to deliberate knowledgeably. The meetings of the Board of Directors are attended by company executives or outside parties, if considered appropriate in order to provide specialized information about specific items on the agenda.

The Board of Directors reports to the Board of Statutory Auditors about the activities conducted, the most significant economic, financial and equity-related transactions, transactions involving potential conflicts of interest, and atypical or unusual transactions, according to the procedures and terms envisaged in the internal procedure for fulfilling the obligations to provide information as per Art. 58/98 and in the Corporate Bylaws illustrated above.

2002 ANNUAL REPORT	66

The current system of appointing Company directors, a minority of whom do not represent the main shareholder, guarantees that the Board will include independent members, based on the criteria set forth by the Preda Code.

There are no provisions requiring candidates to deposit their curricula at the company headquarters in advance. Moreover, at the time the candidates’ names are proposed, as a rule their professional profiles are read in order to share them with all the shareholders at the meeting.

The Board of Directors did not set up a Nomination Committee.

Compensation Committee

The Compensation Committee, established on November 4, 1999 and confirmed on December 14, 2001, is currently composed of Independent and Non-executive Directors Enzo Grilli (Chairman) and Attilio Leonardo Lentati, and Non-executive Director Rodolfo Zich.

The Compensation Committee puts forth proposals to the Board of Directors pertaining to the remuneration of the Managing Director as well as staff holding special offices. As a rule, the overall remuneration of these parties is linked to the economic results achieved by the Company and by the Group, and may also envisage the achievement of specific objectives that are indicated in advance. Subject to the Managing Director’s opinion, it also drafts the policies pertaining to the compensation of the Company’s top management and outlines the general principles underlying stock-option or share-assignment schemes.

More detailed information on the stock option plans is listed in the foregoing section “Board and Shareholders’ Meeting decisions concerning stock option plans”.

In financial year 2002, the Compensation Committee met four times.

Internal Control System

The Internal Control System is a process designed to ensure the efficiency of corporate and business managements, the ability to know and verify this efficiency, the reliability of accounting and management data, observance of the laws and regulations from all sources, and the safeguarding of corporate integrity, also in order to prevent fraud that could damage the Company and financial markets.

As regards the selection of the Internal Control Official in taking into consideration the widespread standards in this area as well as international practice, the Company has adopted the following setup.

1.	A distinction is made between the time the operation of the Internal Control System is checked and the time system-improvement operations are implemented, as may be required in light of the activities of the Internal Control Committee. Thus, the responsibilities for checking the operation of the Internal Control System are distinguished from the responsibilities for implementing maintenance work.

2.	In light of this setup, the Internal Control Official responsible for verifying the adequacy and efficiency of the Internal Control System and suggesting – where necessary – any corrective solutions, must be the party responsible for internal audit. For TIM (and for several companies in the Olivetti—Telecom Italia Group) this is In.Tel.Audit S.c.a.r.l., established, as already indicated, in February 2002 to conduct internal auditing activities.

3.	The implementation of any “maintenance” work required on the Internal Control System as indicated by the internal control official comes under the responsibility of the various corporate sectors, based on the indications drawn up by the Board of Directors. In order to facilitate the overall operation of the system, an “implementation supervisor” for the above work has also been pinpointed.

Internal Control Committee

The Internal Control Committee was initially established on July 26, 2000, and on December 14, 2001 the new Board of Directors reestablished the Committee, appointing Independent and Non-executive Directors Paolo Savona (Chairman) and Attilio Leonardo Lentati, and Non-executive Director Enrico Parazzini.

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Following the resignation of Enrico Parazzini, during its meeting on May 6, 2002, the Board of Directors appointed Non-executive Director Riccardo Perissich to the Internal Control Committee.

The Internal Control Committee task is to evaluate the adequacy of the Internal Control System, as well as the work plan prepared by those responsible for internal control, receiving their periodic reports; it evaluates the proposals of the independent auditors for the relevant assignments.

The Internal Control Committee is required to report to the Board of Directors, at least on a half-year basis – on the occasion of the approval of the annual report and interim report – in respect of its operations and the adequacy of the Internal Control System. In addition, the Committee aforesaid ensures that Corporate Governance regulations are complied with and updated on a regular basis and that the Code of Conduct and ethical principles adopted by TIM are also observed. During financial year 2002, the Committee analyzed and approved the updated Audit Operating Plan for 2002, verified the audit activities carried out by the consortium company In.Tel.Audit, and approved the 2003 Audit Plan. In addition, the Group Code of Ethics and the Code of Conduct for insider dealing received a positive evaluation and were subsequently submitted to the Board of Directors for approval.

With regard to the actions implemented following the entry into effect of the provisions of Legislative Decree 231/01, the Committee has examined the progress of the Project aimed toward updating the Internal Control System in order to prevent any possible violation of the aforesaid Legislative Decree. The operative management of the project was assigned to a Project Office, formed by In.Tel.Audit with the help of Group departments.

The Committee examined the CRSA (Control and Risk Self Assessment) method in order to integrate/improve the Internal Control System and support management in pinpointing realistic plans of action, for the goal of improving the profile of the risks that can be created for the Companies by a negative impact on (i) achieving objectives; (ii) safeguarding assets; (iii) ensuring the reliability and integrity of assets.

This method also allows the management to identify risks with respect to assigned objectives, evaluate the probability that they may occur as well as their potential impact, and develop plans of action to correct and/or minimize their risk profile.

In financial year 2002, the Internal Control Committee met five times.

Relations with Shareholders and Institutional Investors

Financial communication plays an important role as a strategic leverage within the process whereby value is created for the Company. The weight of the stock in the Mib30 basket and its inclusion in the main international indexes (MSCI, Euro Stoxx 50) make TIM one of the most significant groups in the European telecommunications sector, in the very center of market interest. In this context, the strategy of financial communication that is followed is intended to promote a circular flow of information among the financial community, the market and the Company.

The method used entails regular contacts with financial analysts, institutional investors, shareholders and the specialized press, the purpose being to ensure a full and genuine view on the evolution of strategic policies, their implementation and impact on business results. In financial year 2002, TIM continued its policy of opening toward the market, increasing the number of opportunities for contact between the Company and the market, with an eye to transparency and opening to the various intermediaries involved.

In addition to the traditional Annual Meeting between the Telecom Italia Group and the financial community, the following financial communications activities were also conducted:

•	four conference calls when the financial statements and interim reports were published;

•	investors’ meetings: coverage of the main geographic and shareholding areas through periodic meetings with the main investors and potential shareholders (in 2002, there were meetings with over 200 institutions);

•	ongoing contact with buy-side and sell-side analysts;

•	participation in conferences.

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In addition, “Technology Day” was organized for the first time. The purpose of this event was to present to the financial community the technologies and innovative services developed by the Telecom Italia Group.

Two active sections of the corporate website (www.tin.it) offer valid support to provide the public with exhaustive information and are specifically dedicated to the equity, investor and retail market: Investor Relations and Corporate Governance. Information available here includes the economic and financial results of TIM and its foreign subsidiaries, the profile of TIM’s top management, corporate documentation (Notices to Shareholders, Press Releases, Corporate Bylaws, Meeting Regulations, Self-Regulatory Code, Principles of Behavior for the conduction of operations with related parties, Procedure for fulfillment of the obligation to provide information to the Board of Statutory Auditors, as per Art. 150 of Legislative Decree 58/98, Code of Conduct for insider dealing and the Group Code of Ethics, institutional documents), share performance, comparison with the performance of major European listed mobile carriers, the rating/coverage of the main Italian and foreign banks.

TIM relies on two specific business units (Corporate Relations and Investor Relations) to deal with shareholder and institutional investor relations.

Meetings

During financial year 2002, two Ordinary and Extraordinary Shareholders’ Meetings were held. In April, during the ordinary meeting the 2001 financial statements were approved, and the Board of Statutory Auditors and a director (Mauro Sentinelli) were appointed; during the extraordinary meeting, the address of the legal headquarters was transferred. In December, the ordinary meeting passed a resolution to reclassify and distribute several reserves, also appointing three directors (Oscar Carlos Cristianci, Gaetano Miccichè and Enrico Parazzini), while the extraordinary meeting approved the merger with Blu S.p.A. by incorporation into TIM.

Also in April, a special meeting of the holders of savings shares was held, and Prof. Carlo Pasteris was appointed as Common Representative.

The proceedings of these meetings and the dialogue with the shareholders during the meetings were conducted in observance of the provisions contained in the Meeting Regulations, approved by the Ordinary Shareholders’ Meeting of October 24, 2000.

Board of Statutory Auditors

The Board of Statutory Auditors was appointed by the Ordinary Shareholders’ Meeting of April 12, 2002. It will remain in office until approval of the financial statements at December 31, 2004. It is composed of three Statutory Auditors (Pietro Adonnino – Chairman, Enrico Laghi and Gianfranco Zanda) and two Alternate Auditors (Alfredo Malguzzi and Antonio Mastrapasqua). The appointment was made in compliance with the procedures for forming the lists and electing the Board of Statutory Auditors, as introduced by the amendments to the Bylaws approved by the Shareholders’ Meeting of December 14, 2001, ensuring that at least one Statutory Auditor and one Alternate Auditor are enrolled in the Register of Auditors. In addition, these amendments also permitted the introduction of “subjects and sectors of activity strictly pertinent to that of the business”, in order to identify the professional requirements of auditors in compliance with the Decree of the Ministry of Justice No. 162/2000.

The Board of Statutory Auditors is appointed based on the provisions of Art. 24 of the Company Bylaws, which provides that the lists be deposited at the company headquarters at least ten days before the date set for the Shareholders’ Meeting.

The Board of Statutory Auditors met six times in 2002. The Chairman (or another Auditor designated by him) participated in all the meetings of the Internal Control Committee and those of the Remuneration Committee.

The Board of Statutory Auditors complied with all the duties assigned to the internal control body by Legislative Decree 58/98. It also met with the external auditing firm to exchange information.

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CUSTOMERS

Customer satisfaction

The TIM Group is convinced that increasing customer satisfaction is a primary objective. This objective is pursued through the quality of the service established through a global offer that strives to give customers increasingly higher value, in order to ensure the loyalty of current customers and gain new customers.

The level of customer satisfaction is measured through Customer Opinion Surveys (COS) and studies monitoring perceived company performance, with regular surveys given to significant cohorts of customers. The quality indexes that are drawn up from the COS results represent an objective for TIM’s top management: performance is evaluated on a quarterly basis for the Consumer Area and six-monthly for the Business Area. At year-end, the results are evaluated and the objectives for the following year are set.

Specifically, the COS measure loyalty, i.e. the customer’s inclination to maintain relations with the carrier. The studies monitoring company performance gauge the opinions of customers concerning their carriers, with regard to image and marketing-mix aspects, namely:

•	Advertising

•	Prices

•	Product / Service

•	Mobile network (coverage and quality)

Additional services (SMS and WAP) Invoicing (only for subscribers) Recharges (only for prepaid customers)

•	Customer Care (the “119” telephone assistance service)

•	Distribution

TIM has received excellent evaluations from customers also in relation to other service aspects, particularly network quality (90% satisfaction rate in Q4 2002).

For the other facilities devoted to handling customer relations, TIM also conducts surveys to gauge satisfaction by measuring waiting time and also by evaluating courtesy, the ability to give information and propose solutions, and proactiveness.

The overall satisfaction trend in Customer Care for customers handled directly through the TIM call center was 83.9% for Q4 2002.

Certification

The following systems have been certified for the TIM Group, according to international UNI EN ISO9001 standards:

•	territorial sales - Business;

•	territorial sales - Consumer;

•	collection, valuation and invoicing of traffic for Corporate customers;

•	planning, execution and operation of the territorial network (territories NO, SUD2) - also UNI EN ISO14001.

The Northeast territorial organization has also obtained OHSAS 18001 certification.

The Investor Relations and i-tim sites have earned QWEB certification.

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SUPPLIERS

The qualification process

The supplier qualification process is conducted on a centralized level for all companies in the Telecom Italia Group, of which the TIM Group is part. While common general criteria are applied, they nevertheless take into account parameters/checklists specific to the products/services.

There are three types of qualification, each of which is a preliminary step for the one that follows:

•	basic (turnover, safety and civil liability, respect for environmental policies, etc.);

•	economic/financial (examination of financial statements with ensuing evaluation of specific indicators);

•	technical/organizational (effective capacity to produce/provide the product/service).

The qualified parties are registered with the Group List of Suppliers by merchandise category. The Group’s procurement policy is based on competition between qualified suppliers, according to parameters that measure the purchase cost, lead time and quality of the supplies.

A similar but simpler verification process is followed for subcontractors, and the authorization for subcontracting hinges on the outcome of this check.

Vendor Rating

For certain trade categories that are of particular interest or are tied to TIM’s core business, the quality of the Supplies (goods, services) is checked through a specific Vendor Rating based on technical, commercial and administrative evaluations.

This monitoring work, conducted during the contractual validity phase, makes it possible to pinpoint strengths and weaknesses, and thus to identify any areas for improvement.

These checks can be performed on a quarterly or six-monthly basis, depending on the strategic level of the supplies being purchased.

Transparency

Transparency in supplier relations is guaranteed by:

•	forwarding the results of the Vendor Rating to suppliers in order to agree on improvement actions;

•	informing the control system through documents annexed to the contracts and containing all the aspects related to the specific monitoring work;

•	conducting online bids through the Corporate website, offering suppliers the possibility of finding out the trends and final outcomes in real time;

•	including elements concerning the conduct to be followed by suppliers in terms of health and safety, environmental respect, etc., in the documents annexed to procurement bids, alongside relevant specifications.

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REGULATORY FRAMEWORK

Summarized below are the main regulatory issues for the year 2002, with reference only to Italy.

Mobile number portability

The introduction of number portability among mobile networks was originally planned for July 1, 1999 by the Prime Minister’s Decree of April 4, 1998, but after examining the technical and economic problems involved in its implementation, the Authority decided to postpone it.

With Ruling 12/01/CIR of June 7, 2001, the Authority established the timeframes and technical solutions for introducing number portability among mobile networks.

With its Ruling 19/01/CIR of August 7, 2001, the Authority provided for defining the procedures to be followed for offering this service.

In February 2002, all mobile carriers except H3G reached a Framework Agreement governing the supply of MNP services to the public and establishing the procedures and interoperator fees. In particular, the Agreement established that Euro 27 would be paid to the “donating carrier” (the carrier “losing” the number) for each ported number, valid throughout 2002. The Agreement also called for a gradual decrease of this price for the year 2003 (from Euro 27 to 20).

On November 22, 2002, H3G also joined the Framework Agreement, against the commitment of all carriers to undertake new negotiations on several points of the Agreement (particularly the interoperator price), to be completed by the end of January 2003.

Following an initial experimental phase that started in late February 2002, MNP was introduced on a regular basis in May 2002, using direct routing for calls originating from mobile networks and onward routing for those originating from fixed and international networks.

On November 6, 2002, in accordance with the provisions of Art. 1 of Ruling 7/02/CIR of March 29, 2002, the Authority started a procedure intended to identify a maximum interoperator price for activating MNP services (referred to as porting price), starting in January 2003.

With this Ruling 7/02/CIR, the Competition and Market Guarantee Regulator Agcom established the criteria for setting an interoperator price:

•	verification of the costs of MNP porting (excluding the MNP setup costs) and relevant costing principles;

•	projections of activation trends;

•	the international benchmark.

Agcom also sustained that, in general, the price established for porting on the fixed market (about Euro 11) should be a ceiling price or, in any event, a prevalent indicator. After completing the procedure, the Authority set the ceiling price, starting January 1, 2003, as equal to the one established for fixed number portability.

The preliminary investigation started by the Authority is still underway. The investigation was opened in order to establish if there have been any violations of the regulations in force on MNP by all mobile operators.

Mobile termination

On June 10, 2002, TIM notified all interconnected fixed-network operators that it was revising its termination rates for fixed-to-mobile traffic, effective August 1, 2002. This consists of an additional rate reduction at peak hours, while the off-peak rate has remained the same. In 2001, on two separate occasions – July and December, respectively – TIM already moved spontaneously to cut the cost of fixed-to-mobile termination, following EU market trends. With its announcement published in the Official Journal on January 22, 2002, the Regulator opened a procedure “on the introduction of planning mechanisms for the maximum termination charges applied by notified mobile network operators and on the regulation of prices for fixed-to-mobile calls practiced by the notified fixed-network operators”. In the relevant public consultation (initiated with Ruling 486/01/CONS, published in the Official Journal on January 9, 2002), TIM emphasized to the Regulator the importance of having the introduction of this

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mechanism (network cap) respond to the need to ensure non-invasive forms of regulation that will not tend to alter natural market dynamics. In addition, and again in TIM’s opinion, the new mechanism should allow carriers to undertake the necessary planning in relation to the fixed-to-mobile rate trend.

With the notice of May 22, 2002, published in Official Journal No. 159 of July 9, 2002, the procedure was postponed by 120 days, and with the notice of September 18, 2002, published in Official Journal No. 232 on October 3, 2002, it was postponed by another 90 days.

The new system is expected to be introduced during the first quarter of 2003.

Regulatory accounting

With Ruling 485/01/CONS, published in the Official Journal of January 9, 2002 and setting forth “Regulatory accounting guidelines for notified mobile network operators and evolution of the cost accounting system”, the Regulator established a joint working group (Regulator, TIM and Omnitel Vodafone) to promote the gradual changeover to a method based initially on current costs and subsequently on incremental costs for the long term. Through methodological contributions and trading comparisons, the Work Group has defined the current-cost calculation method for fixed-mobile termination rate.

As a result of the proceedings of this Work Group established with Ruling 485/01/CONS, on December 4, 2002 the Authority adopted Ruling No. 399/02/CONS with the “Guidelines for current cost accounting for notified fixed and mobile network operators and measures for the preparation of regulatory accounting by mobile operators”, notified to TIM on January 3, 2003. In December 2002, the certification procedure for TIM’s regulatory accounting based on historic data for 1999 was completed successfully. This was conducted by KPMG, appointed by the TLC Regulator, and at the same time the certification procedure involving historic costs for 2000 was also started.

Significant market effort

On November 27, 2002, Official Journal No. 278 published Ruling 350/02/CONS of November 6, 2002, pursuant to a preliminary investigation that lasted for more than one year, with the “Identification of telecommunications organizations with a significant market effort for 2000”. On this basis, TIM – like Vodafone Omnitel – has been confirmed as an organization with a significant market effort with regard to both public communications systems and for the domestic interconnection market.

With the notice of August 6, 2002, published in the Official Journal No. 221 of September 20, 2002, the Authority decided to start up the procedure that will identify the telecommunications organizations with a significant market effort for the year 2001.

Universal service

On December 23, 2002 the Authority announced to the press the approval of the provisions concerning the “Applicability of the mechanisms for dividing and evaluating the net cost of the universal service for the year 2001”, whereby it considered the mechanism of contributing to the fund for this service to be applicable and established the estimated amount of the net allowable cost at Euro 40.28 million (versus Euro 121.8 million declared by Telecom Italia).

To determine this amount, the Authority considered the declarations made by Telecom Italia as the party assigned to provide the universal service, as well as the checks conducted by the appointed auditor and the outcome of the inquiry.

TIM has been asked to contribute 30.51% to the fund (amounting to approximately Euro 12.29 million). The other subjects required to fund the universal service are Telecom Italia (42.68%), Vodafone Omnitel (21.08%), Wind (3.72%) and Infostrada (2.00%).

On December 20, 2002, the Authority’s Commission for Infrastructures and Networks expressed its opinion in favor of extending the terms for renewing the inquiry into the applicability of dividing the net cost of the universal service for the year 1999, deferring the term to March 14, 2003.

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In January 2002, the TAR of Lazio sustained Omnitel’s appeal to reverse Ruling 8/00/CIR on the determination of the net cost for the universal service for 1999, also appealed by Infostrada. Specifically, the TAR found that there were grounds for the claim that there were defects in the relevant administrative procedure, due to violation of the right of controverting, but it did not sustain the claims concerning the provision itself. As a result, the Authority is required to resume the procedure from the defective phase and renew the provision.

Omnitel also lodged an appeal against the aforesaid decision handed down by the TAR of Lazio for the part unfavorable to Omnitel, and the hearing with the Council of State for a decision as to the appeal was scheduled in the first half of 2003.

Lastly, on January 4, 2002 Official Journal No. 3 published Ruling 23/01/CIR of November 21, 2001, which set the net cost of the universal service for the year 2000 at Euro 58.72 million, to which the costs of the party assigned to verify the net cost must be added. As a result, the total is Euro 58.90 million, determining contribution to the fund by the parties required to do so. Vodafone Omnitel filed an appeal with the TAR of Lazio and the hearing will be held in May 2003. Wind filed an extraordinary appeal with the Head of State to have the Ruling reversed.

TIM’s share of the contribution (31.38%, equivalent to Euro 18.5 million) has not been paid yet, nor has any formal request for payment been received from the Communications Ministry.

Wireless Local Loop (WLL) licenses

On June 4 of this year, the procedure was completed for assigning point-to-multipoint broadband radio network frequencies (Wireless Local Loop).

The bid procedures called for assigning the following licenses in each of the 21 geographical areas indicated by the Communications Ministry (corresponding to all the regions and to the autonomous provinces of Trento and Bolzano):

•	7 licenses in the 24.5 – 26.5 GHz bandwidth, with the allocation of a radio spectrum of 56 MHz;

•	3 licenses in the 27.5 – 29.5 GHz bandwidth, with the allocation of a radio spectrum of 112 MHz.

At the end of the allocation procedure, which was completed on June 4, in each of the 21 geographical areas TIM was awarded a license in the 27.5 – 29.5 GHz bandwidth, with the allocation of a block of 112 MHz frequencies, based on the minimum sum established by the bid specifications, for an aggregate amount of approximately Euro 16.8 million. The assignment of these licenses to TIM was completed on August 1, 2002.

The licenses have a twenty-year duration and can be transferred to third parties with the Regulator’s consent.

General telephone directories

Based on Rulings 36/02/CONS and 180/02/CONS of the Regulator, on December 23, 2002 mobile operators signed the framework agreement defining the procedures for setting up a single databank for implementing and offering to the public information services and telephone directories of subscribers.

The database will include only the numbers of customers who expressly indicate that they want to be listed in these services and who have given their specific consent.

Frequencies

On October 2, 2002, the General Manager of the Communications Ministry issued a Determination that is part of a “package” of three provisions set by the Regulator and the Ministry (in addition to the Determination, we must also cite the Regulator’s Ruling No. 286/02/CONS and the Decree issued by the Communications Ministry on September 27, 2002), which reviewed the regulations concerning the assignment and valorization of the mobile radio frequencies, due also to the fact that BLU gave up its 15 MHz frequency.

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Specifically, the determination of the Communications Ministry assigned TIM additional 5 MHz of the GSM 1800 bandwidth and finalized the assignment of the 5 MHz assigned provisionally in 2001 (with Ruling 895/00/CONS). Therefore, today TIM has 15 MHz available in the GSM 1800 bandwidth.

The Decree issued by the Communications Ministry on September 27, 2002, in application of the general criteria established in the Regulator’s Ruling No. 286 of September 25, instead sets the size of the sum owed for each 5-MHz block of frequencies. This amount has been set at Euro 7,216,171.00 a year, to be paid for the residual duration of the license, and can be reduced by 20% (Euro 5,772,936.00) in relation to additional investments that the mobile operators demonstrate they have made, using the greater availabilities of frequencies for the purposes of greater availability of space for sharing equipment, infrastructures and sites with new operators entering the UMTS system.

This sum does not apply to the bandwidths already being used by operators before the Decree went into effect. Therefore, the only frequencies subject to this sum will be the 5 MHz assigned with the Determination of the Communications Ministry of October 2, 2002.

Lastly, Ruling No. 286/02/CONS of September 25, 2002 has established that the TACS frequencies must be released and made available to the government, which will allocate them to GSM services (including TIM). The following timing has been established for this release: 3 MHz by December 31, 2002; additional 2 MHz by June 30, 2003; additional 2 MHz by June 30, 2004; the remaining 5 MHz by December 31, 2005. The actual release is subject to the startup of specific technical-regulatory procedures by the responsible organizations.

Legislative decree no. 198 dated september 4, 2002

On September 14, 2002 Legislative Decree No. 198 of September 4, 2002 became effective setting forth provisions to speed up and streamline administrative procedures for installing infrastructures for telecommunications networks. The objective is to guarantee widespread distribution around the country of the radio stations required for the GSM/UMTS system. In order to make the regulations governing the procedure for installing the antennas uniform while also respecting the jurisdictional powers of the central and regional governments, as established by Constitutional Law 3/2001, the decree establishes the basic principles that the local authorities must follow in exercising their legislative powers in the areas of city planning and construction. The aim is to simplify the administrative procedures, thereby shortening the amount of time required to install base stations.

The provisions expressly state that the telecommunications infrastructures (particularly the ones for mobile GSM and UMTS services) must be implemented exclusively based on the regulations established by the decree, also by way of exception to those established on a regional level (Article 3, paragraph 1).

The other main innovations that have been introduced are:

•	the provision that the mobile telephone equipment be compatible with any type of city-planning allocation, and the possibility that the equipment be set up anywhere in the municipal jurisdiction, also by way of exception to city-planning instruments and all other legal provisions or regulations Article 3, paragraph 2);

•	simplification of the administrative procedure to issue permits for installation (or modification), by establishing set timeframes to complete the procedure, with recourse to “silence means consent” if no pronouncement has been made within the established terms;

•	the possibility of using the Activity Startup Report [Denuncia di Inizio Attività (DIA)] to install plants with a single-antenna power of no more than 20 watts (Art. 5, paragraph 2). For these plants, all the requests submitted before the date the decree went into effect are also valid as startup reports (Art. 12, paragraph 2);

•	the express case that the permits that have already been issued are considered compliant with the decree (Art. 12, paragraph 1);

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•	the obligation for service providers to send information on the installed equipment so it can be registered with the land office;

•	the express repeal of Art. 2bis of Law 189 of July 1, 1997, envisaging that mobile telephone equipment be subject to appropriate procedures to assess environmental impact, on the basis of which both regional legislation and jurisprudence have deemed it necessary to subject the radio base stations to Environmental Impact Assessment (V.I.A.).

This Decree contains no provisions amending the emission limits of the systems, since this subject will be regulated by a future decree that is currently being drafted. It must be noted that Italian regulations on electromagnetic emissions (Ministerial Decree 381/1998) are among the strictest in the world, with far more restrictions than those established by leading countries (at least fifty times more restrictive). Moreover, Italian regulations follow the principle of “maximum caution” set by the World Health Organization.

TIM is on the cutting edge in adopting high-tech solutions that guarantee the lowest electromagnetic emissions and maximum service quality, and in funding the best research on a worldwide level that can guarantee impartial and scientifically proven results.

Duration of the licenses

On October 10, 2002 Presidential Decree No. 211 became effective, containing the “Regulation amending Article 6 of Presidential Decree No. 318 of September 19, 1997, regarding individual licenses in the telecommunications sector”. The regulation published in the Official Journal of September 25, 2002 extends the duration of individual licenses in the telecommunications sector from fifteen to twenty years (with an extension also on licenses that have already been issued). The purpose is to guarantee that all service providers will have a broader time range for their operations, considering the continued growth observed in the market of mobile services and the ensuing high level of competition.

Final agreement on the acquisition of 100% of blu S.p.A. shares

On August 13, 2002 the Competition and Market Guarantee Regulator was notified of the planned TIM/BLU concentration operation consisting in the acquisition by TIM of the entire share capital of BLU, provided that several separate BLU corporate branches are transferred to Vodafone Omnitel S.p.A. (which will acquire some of the radio stations), H3G S.p.A. (which will acquire most of the sites) and Wind Telecomunicazioni S.p.A. (which will acquire the customer base, the Blu trademark and part of the network).

On September 26, 2002 the Antitrust Regulator gave its approval for the TIM/BLU concentration because the operation, as had been notified, was not considered to result in the strengthening of a dominant position on the markets concerned such as to eliminate or significantly and lastingly reduce the level of competition.

On October 7, 2002 TIM signed a final agreement to acquire 100% of the BLU shares, subsequently incorporated into TIM.

Misleading advertising

During financial year 2002, the case against TIM for misleading advertising was completed with a final judgment in TIM’s favor.

In November 2002, the Antitrust Authority Antitrust started new proceedings over misleading advertising, which should be completed by the end of April 2003.

Access to third-party value-added services

During the year 2002, third-party service providers (both fixed and mobile service providers) have increased the access requests from TIM customers for value-added services offered on non-geographical numbers. Implementation of TIM’s intelligent network, required in order to manage the non-geographical numbers of third-party service providers, was completed during the first quarter and this has significantly reduced the time required to implement this process.

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Traffic toward these services continues to grow, to the point that the revenues for 2002 for these value-added services on codes such as 892, 899, 178 and 199 rose more than fourfold compared to 2001, going from approximately Euro 2 million to approximately Euro 9 million in 2002.

Access to TIM value-added services by the customers of other carriers

For the first time, TIM signed agreements for access by the customers of other mobile operators (Wind, Vodafone Omnitel) and TI to one of its value-added services (SI VIAGGIARE), which opened in December 2002.

International toll-free numbers

During the first quarter, the financial terms for access by TIM customers to international toll-free numbers were renegotiated with Telecom Italia and with the main international carriers. The new value, which increased approximately tenfold, was aligned to the minute rate defined for access to domestic toll-free numbers, thus leading to an increase in revenues of approximately 15%, matching an initial reduction in average monthly traffic to international toll-free numbers. The implementation of TIM’s intelligent network has also made it possible to bar the numbers assigned to foreign carriers that did not accept these new terms.

New economic terms for accessing third-party toll-free numbers through the TIM network

In terms of the above, in order to increase traffic, particularly during the hours the TIM network is “less burdened”, and thus to optimize use of the network, during the last quarter the economic terms were readjusted – effective February 1, 2003 – for TIM customers to access all toll-free numbers (national and international) of other operators, with the introduction of a “rewarding” price range.

Roaming and site-sharing agreements with H3G

During the year, interconnection and roaming agreements (finalized in December 2001) and SMS Interworking agreements with H3G were implemented and put into operation. It must be noted that TIM will supply H3G with roaming service for 36 months, starting with the commercial launch of these services. Moreover, all activities were started up in order to implement the site-sharing agreements reached in 2001.

MMS interworking agreements

MMS Interworking agreements were reached with all domestic mobile operators. These agreements will allow TIM customers to send and receive multimedia messages with the customers of other operators.

GOVERNMENT AND OTHER INSTITUTIONS

In 2002, the TIM Group paid Euro 302 million to Public Administrations in Italy and abroad.

(in millions of euro)	Financial year 2002	Financial year 2001
Social security contributions	139	133
Direct taxes	(52)	946
Indirect taxes and duties	13	14
Contribution for exercise of TLC operations	202	227
Dividends	—	—
	302	1,320
Capital grants	8	—

The Group received a grant of Euro 8 million (Euro – in 2001) from the Italian government, all of which pertains to TIM S.p.A.

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FUTURE GENERATIONS

Respect for the environment is an integral part of the commitment of the TIM Group in adopting Sustainability as one of its main reference values.

Environmental performance indicators

The Company has identified three macro-areas through which to measure the effectiveness of its operations and define plans to improve performance:

•	the consumption of natural resources and energy;

•	air quality and climate changes;

•	electromagnetism.

All the information listed below has been obtained by processing specifically reclassified management accounting data.

Consumption of natural resources and energy

The natural resources used directly by the company include materials employed in the production processes of materials and products that are purchased and used directly or that are publicly available:

•	electrical power used to supply the infrastructures and company buildings represents the indirect consumption of natural resources, given that most electricity in Italy is generated through the combustion of fossil fuels (about 76%). The consumption of TIM S.p.A. during the year amounted to 431 GWh, against 410 for the previous year, for a 4.9% increase; 24 GWh, or 5.85% of the total, is acquired directly from hydroelectric plants;

•	the consumption of heating oil by TIM S.p.A. during the year amounted to 140,000 liters, as opposed to 147,000 during the previous year, for a decrease of 4.8%;

•	the consumption of natural gas by TIM S.p.A. amounted to 2,950,000 m3, as opposed to 2,275,000 the previous year, for a 29.7% increase;

•	the consumption of fuels for TIM’s fleet of motor vehicles was approximately 2,848,000 liters, essentially in line with the previous year; the percentage of diesel fuel compared to the previous year went from 2.1% to 47.8%;

•	in 2002, TIM’s water consumption was 310,000 cubic meters, as opposed to 432,000 in the previous period, for a 28.2% decrease.

Consumption of electrical power [GWh]	2002	2001
TIM S.p.A.	431	410

Consumption of heating oil [liters]	2002	2001
TIM S.p.A.	140,000	147,000

Consumption of natural gas for heating [m3]	2002	2001
TIM S.p.A.	2,950,000	2,275,000

	2002			2001
Distances covered [km]	Non - catalytic	Catalytic	Diesel	Non - catalytic	Catalytic	Diesel
TIM S.p.A.	0	17,510,000	15,004,000	0	n.a.	n.a.

2002 ANNUAL REPORT	78

	2002			2001
Consumption of automotive fuel [liters]	Regular gasoline	Lead-free gasoline	Diesel fuel	Regular gasoline	Lead-free gasoline	Diesel fuel
TIM S.p.A.	0	1,485,714	1,362,353	0	2,780,000	60,000

Water consumption [m3]	2002	2001
TIM S.p.A.	310,000	432,000

TIM S.p.A. is testing alternative sources for generating electricity to power the Radio Base Stations (RBS), using photovoltaic and wind technologies. In 2002, a program was launched to set up four RBS in Calabria that can produce a total of 80 kW; this expenditure amounted to approximately Euro 1 million. In addition, a 1.2-kW plant is already operating in Sardinia. It is estimated that an RBS with a power of 18 kW can save 110 liters of heating oil a day, significantly lowering the emission of pollutants into the atmosphere (dust, carbon monoxide, nitric oxide).

In addition:

•	a plan has been implemented to monitor consumption, in accordance with the ISO 14001 certification adopted for the Territorial Network Organization;

•	a plan has been implemented to lower waste production, focusing on lead batteries (reduction target of 1-2%);

•	activities are underway with the certified organizations of the Northwest, South 1 and South 2 areas for the differentiated collection of paper and toner.

With regard to the companies in the TIM Group, systematic measurement activities via KPI (Key Performance Indicators), started at the end of 2002, will permit immediate examination of environmental data for all Group companies, starting in 2003.

Air quality and climate changes

The TIM Group’s contribution to the emission of greenhouse gases, the main one being carbon dioxide (CO2), is due essential to the use of heating and automotive fuel and, indirectly, to the consumption of electrical power.

CO2 emissions have been calculated following the guidelines published by UNEP1 (United Nations Environmental Programme) and those developed by ETNO (European Telecommunications Network Operators’ Association) as part of the “Climate Change” project. The data regarding emissions stemming from the use of electrical power have been obtained from the 2001

Environmental Report published by the Italian power company, ENEL.

1	The GHG Indicator, 2000 edition.

	2002			2001
CO2 [t] emissions	Electrical power	Heating fuel	Automotive fuel	Electrical power	Heating fuel	Automotive fuel
TIM S.p.A.	217,338	7,005	6,949	218,940	5,507	6,332

Electromagnetic emissions

The TIM Group maintains a high threshold of attention in this area, to ensure constant monitoring of electromagnetic emissions through the following commitments and actions:

•	full respect for the regulations in force in the countries in which it operates; the company process relies on careful management of planning, site selection and equipment installation;

2002 ANNUAL REPORT	79

•	attentive and careful management of its equipment, throughout the entire life cycle, in observance of additional internal standards of efficiency and safety;

•	the use and constant search for state-of-the-art technological equipment for control and verification activities;

•	support for the research activities promoted by the Elettra 2000 Consortium; to ensure that the consortium has the necessary means to continue with the research and communications projects that are already underway, when it left the consortium TIM relinquished the share it had paid in, equivalent to Euro 310 thousand.

Specifically, with regard to GSM, a procedure for monitoring the radiated power fraction compared to nominal maximum power is at an advanced stage of development.

For UMTS, work is underway to fine-tune the analysis and simulation methods established to estimate the radio-electric power in various propagation environments and multimedia traffic scenarios. The initial results have already been presented at various national conventions. The technology developed by TI Lab to measure the radiofrequency power generated by a radio base station will soon be complemented by a sensor that will permit direct measurement of the electromagnetic field radiated in the environment.

In 2002, TIM checked 2,896 out of 4,059 transmission plants, spending approximately Euro 4 million.

As to the mobile handsets sold through its commercial network, TIM makes its selections based on the level of technological innovation and on the measurement of Standard Absorption Rate (SAR), in order to guarantee lower electromagnetic emission levels.

Environmental management

The Company’s impacts on the environment are identified, monitored and supervised through specific management instruments and, at several company facilities, an Environmental Management System (EMS) has been developed or is being developed.

Its implementation is an objective to be extended gradually to the entire Company.

TIM is continuing the project started in 2001 to implement and certify the Integrated Quality and Environmental Management System, developed in compliance with UNI EN ISO 9001 and UNI EN ISO14001 standards, respectively, at its territorial Network Organizations.

To date, IMQ-CSQ has issued certification to the Network Organizations in Piedmont, Liguria, Valle d’Aosta, Calabria and Sicily. Certification is scheduled to be issued in Campania, Basilicata and Puglia by April 2003. The project will be completed in 2004.

2002 ANNUAL REPORT	80

COMMUNITY

The contribution made by the companies in the TIM Group to the Community and Future Generations stakeholders amounted to over Euro 48 million in 2002 (no comparison with 2001 figures can be made as this is the first year this figure has been included). This is equivalent to 1.44% of the Group’s operating income.

This contribution was calculated using the management accounting data, reclassified as required, and it represents a partial quantitative estimate of the costs of these operations, which are calculated according to different criteria for statutory purposes.

Classification based on the London Benchmarking Group model

The London Benchmarking Group (LBG), founded in 1994, is composed of 60 major international companies and it currently represents the European point of reference in the evolution of reporting on community/environmental involvement.

This model reclassified the contributions based on 4 different categories.

The pyramid format reflects the possibility of measuring the business benefits and returns arising from the different activities:

•	at the base of the pyramid, the return is easy to measure because it is connected to the core business;

•	at the apex, the disbursements are closely connected with the Group’s sense of social or moral responsibility.

Classification into the four categories proposed by the LBG model is not a convenient one, as the same intervention can have different and multiple meanings. As a general criterion, comparability with previous years was favored.

Items selected for forming categories based on the LBG model

CHARITABLE GIFTS	Contributions for association and charitable donations Donations

COMMUNITY INVESTMENT

Scholarships, internships

School and work initiatives

Environmental and safety research

Energy-saving operations

Territorial safety plans

Conventions and events to safeguard the environment

Civil Defense

2002 ANNUAL REPORT	81

INITIATIVES FOR THE COMMUNITY	Community projects Events tied to health and solidarity Cultural, artistic and sports events Restoration / archaeological recovery

INNOVATIVE SERVICES FOR COMMUNITY DEVELOPMENT	Projects for the digital city and data services of the future

Research and development activities for innovative services Conventions

During the year, the company undertook a number of initiatives with a social impact. The most important ones are listed below.

Vivicittà 2002

Again in 2002, TIM participated as a sponsor of the nineteenth ViviCittà, promoted by the Italian Union of Sports for Everyone (UISP) and with the collaboration of Libera, the union of associations involved in the struggle against the Mafia. The event is a footrace for professionals and amateurs. It is held annually and is international in scope, and it allows the Company to be “present and active” in many social problems.

ViviCittà 2002 touched on 110 cities, sixty of which Italian, and 30 prisons and juvenile institutes.

TIM voice SMS

Given the success of the project undertaken in September 2001 with the Italian Association for the Blind, in March 2002 TIM signed a new agreement with the National Association for the Sight Deficient (ANPVI) to permit people with seeing impairments to send and receive SMS messages using their mobile telephones.

The service, a TIM exclusive, is free of charge. ANPVI is supplied with special GSM cards that can send voice texts rather than written messages, and they can also translate incoming SMS into a voice message.

TIM and the health ministry care about those who suffer

The First National Day of Aid for the Suffering was celebrated on May 26, 2002, promoted by the Health Ministry and intended to raise the awareness of Italians about the problem of suffering. On this day, TIM customers received an “awareness” SMS on the mobile telephones.

TIM already participated in similar initiatives, sending an “awareness” SMS to its customers for World AIDS Day, the summer forest-fire emergency and during the recent ISTAT census.

Am SMS for…

TIM has perfected a donation system using SMS messages, which all TIM customers can use to make charitable donations simply by sending one or more SMS messages to a special number, at the cost of one Euro.

Through this service, TIM invited its customers to help collect funds for Italian Association for Cancer Research (AIRC) during the prevention campaign conducted between October 15 and November 15, 2002, to collect funds for the thousands of homeless following the terrible earthquake in Molise and, in collaboration with Telethon and the Telecom Group, for the fundraising effort to fight muscular dystrophy and other genetic illnesses.

Pony della solidarietà

In the summer of 2002, the Pony della solidarietà project continued. The goal of this social initiative by TIM is to help the elderly who remain in large cities during the summer holidays to deal with their daily needs – big or little – that would otherwise be difficult for them to handle on their own. To help overcome these problems, in collaboration with the Council Office for Social

2002 ANNUAL REPORT	82

Policy of Rome and Milan, TIM allocated a contribution in Euro for the local volunteer associations, putting mobile telephones and prepaid cards at the disposal of the numerous volunteers in Rome and Milan who work with the elderly.

TIM and “3xgioco”

In collaboration with Libera, UISP and UNICEF, TIM support the “3xgioco” initiative, sending a series of SMS messages to its customers to invite them set up a chain of solidarity, contributing the revenues from SMS traffic to the three associations.

Implementation of the website for people with seeing deficiencies

In view of the inauguration of the European Year of People with Disabilities (2003), TIM has worked alongside observers of the websites of the Italian Union of the Blind (UIC) and the National Association for the Sight Deficient (ANPVI) to develop an accessible version of its portal www.tim.it.

The accessible site is designed for all persons with seeing disabilities (blind and sight deficient) as well as motor disabilities. It is also for Internet users who do not have particularly fast connections or who use older browser versions.

The accessible version of the TIM site permits unconditional access to all information at the portal, through:

•	compatibility with special text-to-speech synthesizers and Braille bars used by the sight deficient;

•	the opportunity to customize the display of information by enlarging the text and changing colors to create more visible contrasts between the page background and the text font;

•	the presence of “hotkeys” to jump directly to the page of interest.

RESEARCH AND DEVELOPMENT

During financial year 2002, the R&D activities of the TIM Group were conducted mainly by TI Lab. The activities involved studies and experimentation in the field of mobile communications, the Internet and wireless access techniques.

Specifically, the subject areas in which the researchers focused their attention were:

•	evolution of mobile radio architectures and technologies, UMTS system and services, and field tests;

•	IP and GPRS services;

•	wireless office and W-LAN solutions;

•	network planning, sizing and operating instruments;

•	quality checks and applications for mobile phones;

•	value-added services (VAS);

•	environmental and biological impact of mobile radio systems and handsets.

The aggregate research and development costs borne by TIM in 2002 amounted to approximately Euro 45 million.

2002 ANNUAL REPORT	83

OTHER INFORMATION

INVESTMENTS HELD BY DIRECTORS, STATUTORY AUDITORS AND THE GENERAL MANAGER

Name and office	Company	Number of shares held as of 12/31/2001	Number of shares bought	Number of shares sold	Number of shares held as of 12/31/2002
Carlo Bertazzo	TIM S.p.A.	3,000 ordinary (a)	—	—	3,000 ordinary (a)
(Director)	TIM S.p.A.	2,250 ordinary (b)	—	—	2,250 ordinary (b)
Marco Cerrina Feroni	TIM S.p.A.	4,554 ordinary (a)	2,000 ordinary	900 ordinary	5,654 ordinary (1) (a)
(Director)
Oscar Carlos Cristianci	TIM S.p.A.	105,000 ordinary (2) (a)	—	—	105,000 ordinary (a)
(Director)
Gaetano Miccichè	TIM S.p.A.	5,000 ordinary (3) (b)	—	—	5,000 ordinary (b)
(Director)
Enrico Parazzini	TIM S.p.A.	—	2,197 ordinary	170 ordinary	2,027 ordinary (a)
(Director)			(4) (a)
Pietro Adonnino	TIM S.p.A.	1,000 ordinary (a)	—	—	1,000 ordinary (a)
(Chairman of the Board	TIM S.p.A.	1,000 ordinary (b)	—	—	1,000 ordinary (b)
of Statutory Auditors)
Enrico Laghi	TIM S.p.A.	1,500 ordinary (5) (a)	—	1,500 ordinary	—
(Statutory Auditors)

(1)	Shares owned as of July 23, 2002, when he was holding the post of Director.

(2)	Shares owned as of May 6, 2002, when he was nominated to Board.

(3)	Shares owned as of July 24, 2002, when he was nominated to Board.

(4)	Shares owned when he held the post of Director: January 1, 2002 - May 5, 2002 and September 4, 2002 - December 31, 2002.

(5)	Shares owned as of April 12, 2002, when he was nominated to Board of Statutory Auditors.

(a)	Shares held directly.

(b)	Shares held indirectly through spouse.

2002 ANNUAL REPORT	84

LITIGATION

The main cases in which the TIM Group is involved at December 31, 2002 are outlined below.

Contribution pursuant to law 448/98

In 2000, the Official Gazette published the decree of March 21, 2000 that, as established by Art. 20 of Law 448/98, set the terms and procedures for paying this contribution to the government, establishing the rate of 3% of turnover for the first year (1999, due in 2000), and of 2.7% for 2000 (due in 2001), subsequently decreasing yearly to 1.5% in 2003.

The decree specified that the term “turnover” is intended as the party’s volume of business as defined by Article 20 of Presidential Decree 663/72. It also provided for the payment of an advance on this contribution, to be paid by December 15th of each year, with the balance to be paid within thirty days after the financial statements for the year are approved.

TIM lodged an appeal with the TAR of Lazio, challenging the decree of March 21, 2000 and objecting to its legitimacy:

a)	in relation to the legal provisions (Art. 20 Law 448/98), as they go against the EU reference regulations, and specifically EU Directive 97/13;

b)	because the determination of the tax base for the contribution contains no corrective measures to prevent double payments by the different carriers for business volumes generated by interconnection traffic among them.

The TAR had already issued a ruling on a preliminary matter submitted by the government concerning the admissibility of the appeal. With its decision n. 4478 of May 17, 2002 the TAR of Lazio has now upheld the exception set forth under letter a) and has therefore referred the matter to the Court of Justice of the European Communities. The latter has already been appointed to handle the matter by the Council of State as part of the judgments promoted with Extraordinary appeal to the Head of State by the ALBACOM and INFOSTRADA companies.

The court decision may be handed down in the first few months of 2003.

Appeal against Defense Ministry charges for 900 frequency band release

With the rulings issued in 2001, the Defense and Communications Ministries quantified the charges for release of the 900 MHz frequency band, making TIM liable for most of them as the TACS service licensee. However, the purpose of releasing this band was to expand the frequency resources allocated to GSM services and, as such, TIM deemed that these charges should have been divided among all the service providers benefiting from this.

TIM considers these rulings illegitimate, as they are based on an incorrect interpretation of Ministerial Decree 113/98 regulating this area. Consequently, an appeal was lodged with the TAR of Lazio, with the request to annul the rulings.

Verification of concession fees - Appeal filed with the regional administrative tribunal of Lazio against ministerial determinations

With Ruling No. 27390 of August 26, 1999, the head office of the Communications Ministry served TIM an injunction to pay Euro 1,310,000 as the difference between the amount actually paid by the company for the year 1995 and the amount considered due.

The different evaluations were attributable to “losses on receivables” that, based on an established ministerial practice, the company did not list among revenues subject to concession fees.

Through these proceedings and the report of the verification committee (of which TIM was not aware), which modified the previous criterion for calculating the tax base for the concession fees, in November 1999 TIM lodged an appeal with the TAR of Lazio.

The Communications Ministry nevertheless drew up similar findings during its verification of the concession fee for fiscal years 1996, 1997 and 1998. With Ruling No. 15824 dated May 23, 2002, it thus requested an additional payment of approximately Euro 14,000,000 as an adjustment.

2002 ANNUAL REPORT	85

An appeal was also lodged against the latter determination.

Pending the proceedings underway before the Regional Administrative Tribunal, TIM has not paid the amount requested by the Ministry, with the exception of Euro 213,224, as this sum was underpaid due to a calculation error.

Stet Hellas litigation - Mobitel arbitration

This litigation dates to 1996 and was opened by the Greek company Mobitel, which is part of the “Greek Interamerican” Group (now “Demco Reinsurance”), and lodged with the International Chamber of Commerce in Paris, with the claim for reimbursement for commissions on the incoming traffic of Stet Hellas customers gained through its distribution network. This claim, based on the distribution contract with Stet Hellas, claimed damages for Stet Hellas’ alleged breach of the exclusivity clause for the distribution of the latter’s products.

The most recent legal action in the case is listed below:

•	in October 2000, the board of arbitrators issued a partial award affirming Mobitel’s right to receive 6% commission on Stet Hellas’ incoming traffic. Instead, in November 2001 it turned down Stet Hellas’ request that the determination of the extent of the value of these commissions be deferred to an ordinary Greek court.

•	on January 31, 2002 Mobitel specified its request for damages, namely: USD 19.6 million plus USD 9.6 million in interest, for commissions on incoming traffic; USD 8.8 million plus interest for failure to reach 45% of the Greek mobile-radio market; USD 109.4 million for damages due to Stet Hellas’ deduced breach of the exclusivity clause;

•	on January 30, 2002, Stet Hellas filed its own specifications requesting: Euro 22.7 million for irrecoverable credit due to Mobitel’s negligent assessment in procuring customers; USD 255.4 million for the loss of envisaged market share, due to Mobitel’s failure to meet its contractual obligations; USD 611.2 million plus interest for actual damages and loss of anticipated profits pursuant to Mobitel’s illegitimate termination of contract;

•	during the second half of 2002, the preliminary proceedings were completed with regard to gathering evidence of irrecoverable credit and affidavits were filed with the board of arbitrators with regard to the evidentiary order of all the other questions of the parties that are not subject to the partial sentence, after which witnesses were heard;

•	on February 7, 2003 the parties filed briefs commenting the outcome of the hearings concerning the cross-examination of witnesses.

Delan arbitratiom

In 1997, Stet Hellas terminated the agreement signed in September 1996 with Delan Cellular Services S.A. (“Delan”) to develop prepaid cards, due to breach of contract by Delan. In February 1998, Delan convoked Stet Hellas for arbitration proceedings in Athens, requesting approximately Euro 79 million in damages. The parties filed their closing briefs on March 6, 2001. The arbitration award is pending, given that Stet Hellas has filed a specific appeal requesting that the ordinary court of Athens pass judgment on the procedural conduct of the board of arbitrators, which also refused to request an expert third-party opinion concerning the exact amount of the damages requested by Delan. Stet Hellas’ line of defense has valid grounds, although a possible sentence against it could have negative effects on the company’s financial position.

2002 ANNUAL REPORT	86

CONSOLIDATED BALANCE SHEET

ASSETS
(in millions of euro)	12/31/2002		12/31/2001
RECEIVABLES DUE FROM SHAREHOLDERS FOR OUTSTANDING PAYMENTS
INTANGIBLE ASSETS, FIXED ASSETS AND LONG-TERM INVESTMENTS		—		—
- INTANGIBLE ASSETS
Start-up and expansion costs		42		61
Industrial patents and intellectual property rights		574		530
Franchises, licenses, trademarks and similar rights		3,446		4,183
Consolidation differences		957		1,102
Work in progress and advances		127		31
Other intangible assets		79		94

TOTAL INTANGIBLE ASSETS		5,225		6,001

- FIXED ASSETS
Land and buildings		231		339
Plant and machinery		2,520		3,172
Manufacturing and commercial equipment		30		35
Other fixed assets		398		374
Work in progress and advances		577		366

TOTAL FIXED ASSETS		3,756		4,286

- LONG-TERM INVESTMENTS
Equity investments in:
subsidiaries		0		0
affiliated companies		6		784
other companies		10		88

Total		16		872

Advances on future capital contributions		—		1,658
Accounts receivable	(*)		(*)
from affiliated companies	—	25	—	108
from others	4	334	2	39
Other securities		5		4
TOTAL LONG-TERM INVESTMENTS		380		2,681

TOTAL INTANGIBLE ASSETS, FIXED ASSETS AND LONG-TERM INVESTMENTS		9,361		12,968

WORKING CAPITAL
- INVENTORIES
Finished goods and merchandise: merchandise		104		131
ACCOUNTS RECEIVABLE	(* *)		(* *)
Trade accounts receivable	—	1,742	—	1,241
From subsidiaries	—	0	—	0
From affiliated companies	—	10	—	40
From controlling companies	—	282	—	1,046
From others	90	2,191	202	1,147

TOTAL ACCOUNTS RECEIVABLE		4,225		3,474

- SHORT-TERM FINANCIAL ASSETS
Treasury stock		4		6
(for a total nominal value of Euro 53,870.10)
Other securities		108		80

TOTAL SHORT-TERM FINANCIAL ASSETS		112		86

- LIQUID ASSETS
Bank and postal accounts		352		336
Cash and stamps on hand		2		2

TOTAL LIQUID ASSETS		354		338

TOTAL WORKING CAPITAL		4,795		4,029

ACCRUALS AND DEFERRALS
Accrued income and deferred expenses		55		39
TOTAL ACCRUALS AND DEFERRALS		55		39

TOTAL ASSETS		14,211		17,036

(*)	Amounts due within one year.

(**)	Amounts due beyond one year.

2002 ANNUAL REPORT	88

SHAREHOLDERS’ EQUITY AND LIABILITIES

(in millions of euro)

		12/31/2002		12/31/2001
SHAREHOLDERS’ EQUITY
ATTRIBUTABLE TO PARENT COMPANY
- SHARE CAPITAL		514		514
- RESERVE FOR TREASURY STOCK		4		6
- RESERVES AND RETAINED EARNINGS		3,726		7,334
- NET INCOME FOR THE YEAR		1,165		950

TOTAL ATTRIBUTABLE TO PARENT COMPANY		5,409		8,804

MINORITY INTERESTS
- SHARE CAPITAL, RESERVES AND RETAINED EARNINGS		366		650
- NET INCOME FOR THE YEAR		4		48
TOTAL MINORITY INTERESTS		370		698

TOTAL SHAREHOLDERS’ EQUITY		5,779		9,502

RESERVES FOR RISKS AND CHARGES
For retirement payments and similar obligations		14		23
For taxes		44		31
For deferred taxes		3		6
Other reserves		1,554		692

TOTAL RESERVES FOR RISKS AND CHARGES		1,615		752

RESERVE FOR EMPLOYEE TERMINATION INDEMNITIES		82		71
LIABILITIES	(* *)		(* *)
Bonds	—	108	195	195
Due to banks	638	841	806	1,306
Due to other lenders	10	33	33	43
Trade accounts payable	12	2,410	155	2,523
Accounts payable to affiliated companies	—	2	—	2
Accounts payable to controlling companies	60	1,645	—	280
Taxes payable	—	204	—	257
Contributions to pension and social security institutions	2	25	3	27
Other liabilities	87	1,440	161	2,014

TOTAL LIABILITIES		6,708		6,647

ACCRUALS AND DEFERRALS
Accrued expenses and deferred income		27		64

TOTAL ACCRUALS AND DEFERRALS		27		64

TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES		14,211		17,036

(**)	Amounts due beyond one year.

MEMORANDUM ACCOUNTS

(in millions of euro)

	12/31/2002	12/31/2001
GUARANTEES PROVIDED
Bank guarantees
On behalf of affiliated companies	4	233
On behalf of controlling companies	536	377
On behalf of companies controlled by above-mentioned controlling companies	288	—
In favor of other companies	21	11
Total bank guarantees	849	621
Endorsements
In favor of other companies	—	—
Other
In favor of other companies	55	—

TOTAL GUARANTEES PROVIDED	904	621

COLLATERAL PROVIDED
For third-party and affiliated company obligations	110	147
For own obligations, excluding liabilities	2	2

TOTAL COLLATERAL PROVIDED	112	149

PURCHASE AND SALES COMMITMENTS	38	307

OTHER	2	—

TOTAL MEMORANDUM ACCOUNTS	1,056	1,077

2002 ANNUAL REPORT	89

CONSOLIDATED STATEMENT OF INCOME

(in millions of euro)

		Financial Year 2002		Financial Year 2001
PRODUCTION VALUE
Sales and service revenues		10,867		10,250
Increases in capitalized internal construction costs		1		3
Other revenues and income:
operating grants		1		9
gains on disposals of assets		4		5
other		50		64
Total other revenues and income		55		78

TOTAL PRODUCTION VALUE		10,923		10,331

PRODUCTION COST
Raw materials, supplies and merchandise		933		870
Services		3,422		3,314
Use of property not owned		688		552
Labor costs:
wages and salaries		447		428
social security contributions		136		130
termination indemnities		19		18
retirement and similar payments		5		5
other costs		17		15

Total labor costs		624		596

Amortization, depreciation and write-downs
amortization of intangible assets		611		595
depreciation of fixed assets		901		874
other write-downs of intangibles, fixed assets and long-term investments		7		4
write-downs of receivables, included in working capital and liquid assets		86		101

Total amortization, depreciation and write-downs		1,605		1,574

Changes in inventories of raw materials, supplies and merchandise		(29)		(38)
Provisions for risks		22		15
Other provisions		41		38
Miscellaneous operating costs		259		274

TOTAL PRODUCTION COST		(7,565)		(7,195)

NET PRODUCTION VALUE		3,358		3,136
FINANCIAL INCOME (EXPENSE)
Other financial income
from affiliated companies on receivables included in investments	—		6
from others on receivables included in investments	3		1
Total on receivables included in investments		3		7
Securities, other than equity investments, included in long-term investments		0		0
Other income different from the above
interest and commissions from affiliated companies	2		1
interests and commissions from controlling companies	22		62
interest and commissions from other sources and miscellaneous income	781		314
Total other income different from the above		805		377

Total other financial income		808		90

Interests and other financial expenses
interests and commissions to controlling companies		11		20
interests and commissions to other sources and miscellaneous expenses		1,006		644

Total interests and other financial expenses		(1,017)		(664)

NET FINANCIAL INCOME (EXPENSE)		(209)		(280)

2002 ANNUAL REPORT	90

(in millions of euro)

	Financial Year 2002	Financial Year 2001
VALUE ADJUSTMENTS TO FINANCIAL ASSETS
Write-ups
of equity investments	16	31
Write-downs
of equity investments	178	381
of securities, other than equity investments, included in working capital	1	3

TOTAL VALUE ADJUSTMENTS TO FINANCIAL ASSETS	(163)	(353)

EXTRAORDINARY INCOME AND EXPENSE
Income
gains on disposals of assets	846	28
other	61	136
Total income	907	164
Expense
losses on disposals of assets	0	1
taxes incurred in previous financial years	1	—
provisions and write-downs to equity investments	2,521	595
other	254	125

Total expense	(2,776)	(721)

NET EXTRAORDINARY INCOME (EXPENSE)	(1,869)	(557)
INCOME BEFORE TAXES	1,117	1,946

Income taxes
current taxes	854	1,066
deferred taxes	(906)	(118)

Total income taxes	52	(948)

NET INCOME FOR THE YEAR OF THE PARENT COMPANY AND MINORITY INTERESTS	1,169	998
Net (income) loss for the year of minority interests	(4)	(48)
NET INCOME (LOSS) FOR THE YEAR OF THE PARENT COMPANY	1,165	950

2002 ANNUAL REPORT	91

NOTES

The Balance Sheet and Statement of Income have been drawn up in accordance with the statutes of the Italian Civil Code.

The consolidated financial statements include the Report on Operations of the Group as well as the financial statements of TIM S.p.A. The consolidated Cash Flow Statement present in the Report on Operations is an integral part of the Notes pursuant to Legislative Decree 127/1991, Art. 29, Paragraph 3.

The area and principles of consolidation, the major accounting principles and the content of and changes to the individual items of the consolidated financial statements are illustrated below.

CONSOLIDATION AREA

The consolidation area as of December 31, 2002 includes the companies listed in Annex 5 in which the Parent Company TIM holds the majority of the voting rights and companies over which TIM has a dominant influence.

The consolidation area has been extended since December 31, 2001 following the incorporation in Q2 2002 of TIMNet Usa Inc., 100% held by TIM International N.V. and of Starcel Ltda, a company under Brazilian law incorporated at the end of the previous year but consolidated as of 2002.

On March 28, 2002 the sale of the equity investment in the affiliated French company BDT was completed, while on June 28, 2002 the investment in the Austrian company Autel (100% held by TIM International N.V, which has a 25% stake in the Mobilkom Austria group) was transferred to Telekom Austria. These disposals have not significantly varied the consolidation area, since said operating companies were accounted for in the Group consolidated financial statements using the equity method.

It should be noted that on October 7, TIM S.p.A. signed a definitive agreement to acquire 100% of the shares in Blu S.p.A., subsequently incorporated into TIM. For accounting purposes, the transaction came into effect as of January 1, 2002. For the purposes of the consolidated financial statements, the economic and equity situation of TIM S.p.A was thus adjusted to eliminate the effects of the merger with regard to transactions prior to the acquisition date. As a result, there are no significant variations in the consolidation area.

In December, as part of a process of simplification of corporate structure that was already underway, the companies Portale Rio Norte and TIM Celular Centro Sul were incorporated into TIM Celular, and the Telepolis company was incorporated into Stet Hellas.

TIM subsidiaries and affiliated companies at December 31, 2002 are listed in Annexes 5 to 7 and are broken down as follows:

	Subsidiaries			Affiliated companies			Total
	Italy	Abroad	Total	Italy	Abroad	Total
Companies:
consolidated on a line-by-line basis	0	22	22	0	0	0	22
consolidated using the equity method	0	0	0	1	1	2	2
valued at cost	0	2	2	4	0	4	6

Total companies	0	24	24	5	1	6	30

CONSOLIDATION PRINCIPLES

For consolidation purposes, the financial statements as of December 31, 2002, approved by the Boards of the respective consolidated companies have been used. Where necessary, they have been reclassified to bring them in line with the accounting principles adopted by the Parent Company TIM S.p.A.

Financial statements drawn up in foreign currency have been converted into euro applying the average exchange rate for the year to the individual items in the Statement of Income whereas, Balance Sheet items were translated at the year-end exchange rate.

In order to avoid distorting the results for the period, subsidiary and affiliated companies that apply inflationary accounting utilized exchange rates in force at year-end rather than the average rates for the conversion of the items in the Statement of Income. The Group companies that apply inflation-accounting criteria are Corporation Digitel C.A. (Venezuela) and Is TIM Telekomunikasyon Hitzmetleri A.S. (Turkey). Differences generated by the conversion of the shareholders’ equity and income brought forward from the previous year at year-end exchange rates have been classified in the consolidated net equity reserves.

The exchange rates applied are shown in the section entitled “Other information”.

2002 ANNUAL REPORT	92

All the subsidiaries included in the consolidation area have been consolidated using the line-by-line method, summarized as follows:

a.	posting of assets, liabilities costs and revenues for their total amounts, regardless of the equity investment proportion. The amount of net equity and the net income attributable to Minority Interests are shown in separate items;

b.	the difference generated at the time of acquisition from the elimination of the book value of an equity investment included in the consolidation area and the corresponding amount of shareholders’ equity is posted, where possible, to the assets and liabilities of the company involved. Any residual amounts are treated as follows:

•	if positive, posted to the “consolidation differences” item among “intangible assets” and amortized on a straight-line basis in accordance with its assumed recovery value for a period of no more than fifteen years;

•	if negative, classified in a shareholders’ equity item such as “consolidation reserve” or, when based on the forecast of an unfavorable operating result, in an item called “consolidation reserve for future risks and charges”;
c.	elimination of receivables and liabilities as well as costs and revenues incurred between consolidated companies;

d.	elimination of gains included in fixed and intangible assets in relation to the acquisition of goods and services within the Group and exchanged at prevailing market conditions.

The following items are also eliminated:

1.	capital gains generated from the transfer of intangibles, fixed assets and long-term investments between consolidated companies;

2.	gains, if significant, generated by asset sales between consolidated companies which remain in the inventory of the acquiring company;

3.	writedowns and write-backs of the value of equity investments in consolidated companies as well as intra-group dividends.

Provisions and adjustments to values made by the individual consolidated companies exclusively for the purpose of tax benefits granted by current laws (for example, accelerated depreciation and amortization) and provisions made to reserves have also been eliminated from the consolidated financial statements.

ACCOUNTING PRINCIPLES

The accounting principles applied in the consolidated financial statements are in accordance with legal requirements and comparable to those applied in the previous financial year.

In detail, the major principles are as follows:

Intangible assets

Intangible assets are shown at purchase or production cost and are systematically amortized based on their remaining useful life. In cases where the value of these investments cannot be fully recovered, the necessary writedowns are made.

Fixed assets

Fixed assets are shown at purchase or production cost and are systematically depreciated in accordance with their remaining useful life based on the criteria described below. They include revaluations required by law.

Appropriate writedowns have been made to assets whose effective value, including total depreciation already recorded, is permanently less than book value. In future financial statements, the value of the writedowns will not be reported in cases in which the reasons for the adjustment cease to exist.

Fixed assets in progress are valued according to the direct costs that have been borne.

Equity investments

Long-term equity investments are shown among long-term investments. Equity investments in affiliated companies are usually evaluated using the equity method. Gains generated at the time of acquisition, i.e. the difference between the book value of these equity investments and the corresponding amount of net equity at current values, are included in the value of the equity investment itself and amortized on a straight-line basis according to expected recovery value and, in any case, over a period of no more than fifteen years. The amortization amounts are recorded in the statement of income among “value adjustments to financial assets” (writedowns of equity investments). Other long-term equity investments in non-consolidated companies are shown at acquisition or investment cost, including accessory charges. This amount is adjusted for any reasonably expected lower earnings and recovery value in future financial years. If these companies operate at loss, the book value is adjusted downwards through specific writedowns until it corresponds to the proportion of shareholders’ equity, if lower, resulting from the companies’ most recent financial statements. Losses in value exceeding the corresponding book value are shown in “reserves for risks and charges”.

Writedowns of equity investments are not carried forward to successive financial years if the conditions generating them cease to exist.

2002 ANNUAL REPORT	93

Securities other than equity investments

If meant to remain in portfolio until maturity, these securities are listed among long-term investments, else, if meant to be traded, among short-term financial assets.

Long-term investments are shown at purchase cost adjusted for the relative proportion of the difference between said cost and repayment value.

Short-term financial assets are shown at the lesser of acquisition cost – net of issue premium – and the expected realizable market value. Writedowns of these securities are not carried forward to successive financial years if the conditions generating them cease to exist.

Inventories

Inventories are evaluated at the lowest between the presumed market value and the purchase cost. Given the deflationary trend of costs due to the technological and commercial evolution of radio mobile apparatus, the latter is determined using a weighted mean in order to permit a valuation of inventory as close as possible to current values. The inventories of raw materials, supplies and merchandise in exceess of foreseeable production needs, slow-moving items and goods that are becoming obsolescent are written down in order to reflect their presumable market value.

Accounts receivable and payable

Accounts receivable are shown at their presumable market value and classified among long-term investments or working capital.

Accounts receivable and payable in foreign currency are converted at year-end exchange rates. The positive or negative differences between accounts receivable and payable converted at year-end exchange rates and the exchange rates prevailing at the time of acquisition are shown in the Statement of Income under “financial income” or “financial expense”.

Accounts receivable owed to the Parent Company TIM S.p.A. by almost all its dealers are transferred to factoring companies (the transactions are “without recourse” within predetermined limits). Generally, when each amount due matures, the factor pays the nominal value of the account receivable, net of amounts due to dealers for services rendered. TIM S.p.A. has not issued any guarantees to cover these transactions.

Treasury stock

Treasury stock is classified under working capital on the grounds of its availability for future sale. These securities are shown at the lesser of book or market value. A Shareholders’ Equity reserve on the liabilities side of the balance sheet has been set for an amount equal to the value of the shares shown on the asset side.

Accruals and deferrals

These are shown on an accrual basis.

Reserves for risks and charges

Reserve for taxes: this includes amounts conservatively set aside to cover presumed tax charges on positions yet undefined or currently being disputed.

Reserve for deferred taxes: this includes deferred taxes owed by individual consolidated companies deriving from temporary differences between the value attributed to assets and liabilities according to accounting methods required by civil law and the value attributed to the same assets and liabilities for tax purposes, as well as consolidation adjustments. They are shown net of prepaid taxes offset where the situation warrants.

Prepaid taxes are entered under “accounts receivable from others” in working capital. In accordance with the conservative principle, assets deriving from prepaid taxes are not shown whenever it is not reasonably certain that taxable income will be higher than the differences that will be offset in the financial years in which said temporary differences will be settled.

The deferred taxes on tax-suspension reserves of consolidated companies, or companies valued with the equity method, are shown when these reserves are expected to be distributed, or in any case used, and the distribution or use will generate a tax liability.

The tax benefit on tax losses carried forward is shown when there is a reasonable expectation that the benefit will be realized.

Other reserves: this item mainly includes provisions set aside to cover certain or probable charges whose precise amounts or settlements dates could not be determined as of the close of the financial year.

2002 ANNUAL REPORT	94

Reserve for employee termination indemnities

The reserve, shown net of advanced payments, is determined in accordance with legislation and labor contracts in force. The reserve has been adjusted to the needs matured at year-end in favor of TIM S.p.A. personnel at the date the consolidated financial statements were closed. Receivables generated by advanced tax payments on the reserve for employee termination indemnities, revalued as required by law, are shown in the item “accounts receivable from others” among long-term investments pursuant to Law 662/96.

Revenues and costs

These are shown in the financial statements on an accrual basis.

The item “traffic revenues”, referring to telecommunications services, includes charges that the Group has invoiced to its customers but that must be paid over to other domestic and foreign fixed and mobile telephone network operators.

Contributions

Grants for both current operations and plants are shown in the accounting period in which the evidentiary documentation is acquired or, when their issue is certain due to consolidated procedures, in the accounting period in which the relative costs are borne. Specifically, the posting of contributions for plants is put off to successive financial years and in the meantime, these contributions are entered under deferred income. The posting to the Statement of Income is made in correlation with the progressive depreciation of the assets to which they refer.

Leased assets

Leased assets with right of redemption are shown among fixed assets. Depreciation begins on the date of the leasing contract. At the same time, a financial liability of an equal amount is posted and gradually reduced according to the leasing installments paid in. The financial expense and the depreciation amounts set aside on the value of the leased assets are shown in the Statement of Income in the year in which they are recorded. These amounts correspond to the amounts set aside for similar Company-owned assets.

Memorandum accounts

“Guarantees and collaterals provided” are entered for the same amount as the guarantee given. Guarantees denominated in foreign currencies are shown at year-end exchange rates. Personal guarantees provided are shown net of counter-guarantees received.

“Purchase and sales commitments” are determined on the basis of contracts outstanding at year-end that are not part of the normal “operating cycle”; the item entered corresponds to the part yet to be executed.

Derivative contracts

Derivative contracts for hedging purposes are shown in correspondence with the assets and liabilities being hedged and the financial flows generated by them are entered in the Statement of Income for the year in question for the duration of the contract, the corresponding entry is made in accruals and deferrals on the appropriate side of the balance sheet.

Cross Currency and Interest Rate Swaps are used for exchange-rate and interest-rate risk management, mainly for loans denominated in foreign currency. With these instruments, notional amounts of foreign currency are converted into domestic currency and variable interest rates are converted to fixed rates.

Differentials received and paid on earned interest and interest due are entered in the Statement of Income under specific accounting items among financial income and/or expense.

Attributable charges are verified on both a yearly and interim basis, and are also shown in corresponding postings among “accruals and deferrals”.

Interest rate options guarantee the right – and not the obligation – to convert variable interest flows into certain and fixed flows.

The premium paid to buy an option is shown in the item “accounts receivable from others” in working capital. If at the end of the year there is a high probability that the option will be exercised, the attributable portion of the premium paid, based on the length of the hedging contract, is recorded in the Statement of Income under the item “interest and other financial expense”. If at the end of the year there is a high probability that the option will not be exercised, the premium paid is shown in the Statement of Income under the item “interest and other financial expense”.

2002 ANNUAL REPORT	95

ASSETS

INTANGIBLES, FIXED ASSETS AND LONG-TERM INVESTMENTS	Euro 9,361 million
(Euro 12,968 million at December 31, 2001)

INTANGIBLE ASSETS	Euro 5,225 million
(Euro 6,001 million at December 31, 2001)

Compared to December 31, 2001, this item has decreased by Euro 776 million and shows the following changes:

(in millions of euro)	12/31/2001	Acquisitions/ Capitalization	Amortization	Disposals and other changes	12/31/2002
Start-up and expansion costs	61	5	(18)	(6)	42
Industrial patents and intellectual property rights	530	473	(412)	(17)	574
Franchises, licenses, trademarks and similar rights	4,183	18	(56)	(699)	3,446
Consolidation difference	1,102	196	(100)	(241)	957
Work in progress and advances	31	123	—	(27)	127
Other intangible assets	94	21	(25)	(11)	79

Total	6,001	836	(611)	(1,001)	5,225

The following details are noted:

•	start-up and expansion costs mainly include registration taxes incurred for the incorporation and capital increase of the consolidated companies;

•	industrial patents and intellectual property rights mainly refer to in-house software and software licensed for an indefinite period;

•	franchises, licenses, trademarks and similar rights mainly include the residual costs of licenses acquired in the operators’ individual countries: in Italy by TIM S.p.A. for the UMTS license, posted for Euro 2,417 million, and in Brazil by TIM Celular for PCS licenses, posted for a total of Euro 499 million. This value is significantly lower than the book value as of December 31, 2001 due to the devaluation of the Brazilian real (-44.8% compared to December 31, 2001). In addition, amortization of the PCS licenses was undertaken following the launch of this service in October.

The TIM Group is also owner of other franchises and licenses: in Greece with Stet Hellas (UMTS and GSM licenses), in Brazil with Maxitel Tele Nordeste Celular and Tele Celular Sul, and in Peru with TIM Perù.

In the financial statements of TIM S.p.A., amortization of the UMTS license was started in January 2002 for tax deductions purposes; this transaction and all the associated accounting effects were omitted from the Group’s consolidated financial statements. As a result, the consolidated financial statements do not show Euro 121 million in amortization nor the ensuing tax benefit of approximately Euro 49 million;

•	the item consolidation differences includes the difference arising from the acquisition of Group companies. Compared to December 31, 2001, this item dropped by Euro 341 million due to the partial writedown of Digitel’s goodwill (Euro 178 million), following the adjustment of the value of the equity investment in the Venezuelan company and of goodwill in Blu, plus (Euro 100 million) to the amortization and depreciation for the financial year and to the negative effects of currency translation on the goodwill items denominated in Brazilian real (Euro 63 million) following the devaluation of this currency. Investments for the period refer to the new goodwill following the purchase by TIM S.p.A. of 100% of Blu (Euro 103 million), the purchase by TIM International N.V. of 17.45% of the share capital of Stet Hellas (Euro 66 million) and the purchase by TIM International N.V. of 10% of the share capital of Digitel (Euro 27 million). The residual value of Euro 957 million refers mainly to Stet Hellas (Euro 327 million) and Digitel (Euro 266 million);

2002 ANNUAL REPORT	96

•	the item work in progress and advances mainly refers to software projects;

•	the item other intangible assets relates for Euro 57 million to lease-hold improvements.

Other changes include Euro 803 million in negative conversion differences.

FIXED ASSETS	Euro 3,756 million
(Euro 4,286 million at December 31, 2001)

This item consists of the following:

(in millions of euro)	12/31/2001	Acquisitions/ Capitalization	Depreciation	Disposals and other changes	12/31/2002
Land and buildings	339	18	(18)	(108)	231
Plant and machinery	3,172	427	(735)	(344)	2,520
Manufacturing and commercial equipment	35	13	(14)	(4)	30
Other fixed assets	374	164	(134)	(6)	398
Work in progress and advances	366	453	—	(242)	577

Total	4,286	1,075	(901)	(704)	3,756

Investments in fixed assets are connected mainly to TIM S.p.A (Euro 575 million), TIM Celular (Euro 255 million) and Stet Hellas (Euro 74 million).

The ratio of accumulated depreciation to gross fixed asset value was 54.4% (49.7% as of December 31, 2001)

Other changes include Euro 674 million in negative conversion differences.

LONG-TERM INVESTMENTS	Euro 380 million
(Euro 2,681 million at December 31, 2001)

This item decreased by Euro 2,301 million compared to December 31, 2001 and refers to:

(in millions of euro)	12/31/2002	12/31/2001
Equity investments in:
- unconsolidated subsidiaries	0	0
- affiliated companies	6	784
- other companies	10	88
	16	872
Advances on future capital contributions	—	1,658
	16	2,530
Receivables:
- from affiliated companies	25	108
- from others	334	39
	359	147
Other securities	5	4

Total	380	2,681

2002 ANNUAL REPORT	97

]

Movements in equity investments in affiliated companies were as follows:

(in millions of euro)	12/31/2001	Investments	Transfers	Change in the consolidation area	Extraordinary write-downs	Valued using the equity method(*)	12/31/2002
BDT - Bouygues Decaux Telecom	158	—	(158)	—	—	—	—
Mobilkom Austria	544	—	(553)	—	—	9	—
Is TIM	81	—	—	—	—	(81)	—
Other	1	5	—	—	—	—	6
Total	784	5	(711)	—	—	(72)	6

(*)	Including shares of net income for the period, amortization of goodwill and exchange/conversion differences included in the financial statements of foreign companies

The book value of the investment in Is TIM was written off due to adjustments to the share in the company’s equity for financial year 2002. Elimination of the value entered under “payments on equity investments” (Euro 1,653 million as of December 31, 2001), net of the adjustment of the pro-quota shareholders’ equity that exceeded the value of the equity investment, is correlated to the writedown posted by TIM International N.V., made necessary by the dimming prospects of recovering the investment.

The exit value of the equity investment in Mobilkom Austria, evaluated with the equity method, is net of amortization of the consolidation difference (Euro 7 million) and the write-up (Euro 16 million) relative to the profits reported by Mobilkom. These values refer to Q1 2002, since the reference date used to calculate the sales value was the economic and financial situation as of March 31, 2002.

The increase in the item “Other” is mainly attributable to the capital increase of Edotel S.p.A., which was subscribed and paid by TIM S.p.A.

Equity investments in other companies decreased by Euro 78 million, mainly due to the disposal of Spanish company Auna.

As reported above, the item payments for equity investments, which refers entirely to Is TIM, showed a final balance of zero.

The list of equity investments valuated using the equity method is provided in Annex 6, while the list of other investments in subsidiaries and affiliated companies is provided in Annex 7.

Accounts receivable from affiliated companies refer to receivables from Is TIM.

Accounts receivable from others, amounting to Euro 334 million, mainly include receivables from Telecom Italia Finance (Euro 304 million). It must be noted that the item includes Euro 9 million in collateral deposits by the Venezuelan subsidiary Digitel against loans received from the Company.

The item other securities amounted to Euro 5 million and is composed of securities deposited by TIM S.p.A. with the Ministry of Telecommunications in accordance with the GSM Agreement and TIM’s purchase of shares in closed investment fund Saturn Venture Partners LLC.

2002 ANNUAL REPORT	98

WORKING CAPITAL	Euro 4,795 million
(Euro 4,029 million at December 31, 2001)

INVENTORIES	Euro 104 million
(Euro 131 million at December 31, 2001)

This item decreased by Euro 27 million compared to December 31, 2001.

Inventories include goods for sale, composed mainly of radio-mobile equipment. The value shown is net of writedowns made to adjust the cost of off-list equipment and accessories to their current market values.

ACCOUNTS RECEIVABLE	Euro 4,225 million
(Euro 3,474 million at December 31, 2001)

This item increased by Euro 751 million compared to December 31, 2001.

The breakdown of this item is summarized in the table below:

(in millions of euro)	12/31/2002	12/31/2001
Trade accounts receivable	1,885	1,377
- doubtful debts	(143)	(136)
Total trade accounts receivable	1,742	1,241
From unconsolidated subsidiaries	0	0
From affiliated companies	10	40
From controlling companies	282	1,046
From others	2,191	1,147
Total	4,225	3,474

In detail:

•	trade accounts receivable before write-downs amounted to Euro 1,885 million and are mainly attributable to accounts receivable for mobile telephone services. The value of the accounts receivable has been adjusted to reflect their expected market value. This item also includes Euro 216 million in amounts receivable from other telecommunications companies.

During the year, TIM S.p.A. factored out without recourse trade accounts receivable worth Euro 3,399 million. As of December 31, 2002 factored receivables collected but not yet due totaled Euro 353 million;

•	accounts receivable from affiliated companies amounted to Euro 10 million and include trade accounts and other items, mainly from Is TIM;

•	accounts receivable from parent companies, equivalent to Euro 282 million, are composed of trade accounts and other items, mainly in reference to telephone traffic with Telecom Italia;

•	accounts receivable from others amounted to Euro 2,191 million and are broken down as follows:

•	financial receivables for Euro 132 million;

•	trade accounts and other items for Euro 2,059 million, broken down as follows:

(in millions of euro)	12/31/2002	12/31/2001	Change
Accounts receivable from Government and other public entities for contributions and subsidies	16	13	3
Advance tax payments	1,149	445	704
Accounts receivable from Tax Authorities	645	322	323
Payments to be recorded	4	5	(1)
Receivables from employees	4	5	(1)
Other items	241	292	(51)
Total	2,059	1,082	977

2002 ANNUAL REPORT	99

Assets for deferred taxes refer to TIM S.p.A. (Euro 1,036 million), Tele Celular Sul (Euro 62 million) and Tele Nordeste Celular (Euro 51 million).

The increase in deferred taxes refers essentially to TIM S.p.A. and is the result of the temporal differences calculated on the writedown of subsidiary TIM International N.V.

The increase in receivables from the Financial Administration is due in particular to TIM S.p.A.

Prepaid taxes and deferred taxes are offset only when allowed by the tax legislation in force and within the financial year in which the respective temporal differences cancel each other. As a result, the liabilities for deferred taxes that have not been offset against prepaid taxes are classified in the “reserve for deferred taxes”, while the prepaid taxes that have not been offset against deferred taxes are entered under “accounts receivable from others” included in current assets.

The equity balance for prepaid and/or deferred taxes at December 31, 2002 showed a credit balance of Euro 1,146 million, compared to a credit balance of Euro 439 million at December 31, 2001.

(in millions of euro)	12/31/2002	12/31/2001	Change
Advance tax payments	1,149	445	704
Reserve for deferred taxes	(3)	(6)	3
Net tax credit (liability)	1,146	439	707

Accounts receivable and accrued income by maturity and type are shown in Annex 1.

SHORT-TERM FINANCIAL ASSETS	Euro 112 million
(Euro 86 million at December 31, 2001)

This item increased by Euro 26 million compared to December 31, 2001 and includes the following:

(in millions of euro)	12/31/2002	12/31/2001	Change
Treasury stock	4	6	(2)
Other securities	108	80	28
Total	112	86	26

Treasury stock refers to the 897,835 TIM S.p.A. ordinary shares acquired in financial year 2000 in accordance with the resolutions passed by the Shareholders’ Meetings on June 15, 1999 and April 12, 2000 to be offered subsequently to dealers and held in portfolio at the offer expiry.

The book value was adjusted to reflect its year-end stock market value.

The item other securities refers exclusively to depositary receipts held by Tele Nordeste Celular.

LIQUID ASSETS	Euro 354 million
(Euro 338 million at December 31, 2001)

This item increased by Euro 16 million compared to December 31, 2001 and mainly refers to cash in current accounts held with Italian and foreign banks. Of these, the sum of Euro 84 million was tied up in favor of creditors of Blu S.p.A., for execution of the merger by incorporation of this company into TIM S.p.A. Said amount was redeemed on February 27, 2003.

2002 ANNUAL REPORT	100

ACCRUALS AND DEFERRALS	Euro 55 million
(Euro 39 million at December 31, 2001)

Accrued income amounted to Euro 54 million and increased by Euro 30 million compared to December 31, 2001. This item refers to financial accounts for Euro 8 million and trade accounts and other items for Euro 46 million.

(in millions of euro)	12/31/2002	12/31/2001
Accrued income:
- production value	—	13
- financial income	0	2
- other	1	—

Total accrued income	1	15

Other deferred expenses:
- production costs	46	11
- financial expenses	8	12
- other	0	1

Total other deferred expenses	54	24

Accrued income and deferred expenses	55	39

2002 ANNUAL REPORT	101

SHAREHOLDERS’ EQUITY AND LIABILITIES

SHAREHOLDERS’ EQUITY	Euro 5,779 million
(Euro 9,502 million at December 31, 2001)

This item is detailed as follows:

(in millions of euro)	12/31/2002	12/31/2001
Attributable to the Parent Company	5,409	8,804
Minority interests	370	698

Total	5,779	9,502

Shareholders’ equity decreased by Euro 3,723 million compared to December 31, 2001.

In detail:

•	the Parent Company share capital is composed of 8,434,004,716 ordinary shares and 132,069,163 savings shares, each with a nominal value of Euro 0.06;

•	the item reserves and retained earnings of the Parent Company includes the Parent Company’s own reserves, the reserves of consolidated companies relative to non-distributed income, reserves for monetary revaluation and other tax-suspension reserves. No deferred taxes have been allocated against these reserves since, based on current plans, there are no scheduled transactions that would give rise to tax liabilities.

The reconciliation between TIM S.p.A. and items in the consolidated financial statement in terms of net equity and income for the year, and the changes in the consolidated net equity items are shown in Annexes 3 and 4.

RESERVES FOR RISKS AND CHARGES	Euro 1,615 million
(Euro 752 million at December 31, 2001)

This item increased by Euro 863 million compared to December 31, 2001.

(in millions of euro)	12/31/2002	12/31/2001	Change
For retirements payments and similar obligations	14	23	(9)
For taxes	44	31	13
For deferred taxes	3	6	(3)
Other reserves	1,554	692	862

Total	1,615	752	863

In detail:

•	the reserve for retirement payments and similar obligations amounted to Euro 14 million, including potential liabilities related to pension funds set up for the employees of subsidiaries Tele Celular Sul and Tele Nordeste Celular;

•	the reserve for taxes, amounting to Euro 44 million, to cover potential liabilities on tax positions not yet defined or under dispute;

•	the reserve for deferred taxes amounted to Euro 3 million, consisting of taxes set aside by the individual companies to cover income subject to deferred taxation and any deferred taxes set aside to cover consolidation adjustments;

2002 ANNUAL REPORT	102

•	other reserves totaling Euro 1,554 million include reserves accrued by TIM S.p.A. to cover risks of technological update (Euro 320 million), the reserve for regulatory framework risk (Euro 133 million) and a reserve of Euro 126 million for the Brazilian subsidiary TIM Celular. In addition, a total of Euro 850 million was allocated to hedge against the exposure of the TIM Group to its affiliate Aria-Is TIM. This provision is commensurate to the guarantees the Group has given banks that are creditors of Is TIM and to the loan granted directly by the Group.

RESERVE FOR EMPLOYEE TERMINATION INDEMNITIES	Euro 82 million
(Euro 71 million at December 31, 2001)

This item increased by Euro 11 million compared to December 31, 2001 and refers to the reserve accrued by TIM S.p.A. as of December 31, 2002.

LIABILITIES	Euro 6,708 million
(Euro 6,647 million at December 31, 2001)

This item increased by Euro 61 million compared to December 31, 2001 and includes the following:

	12/31/2002		12/31/2001
(in millions of euro)	Financial	Trade and other accounts payable	Financial	Trade and other accounts payable
Bonds and debentures	108	—	195	—
Due to banks	841	—	1,306	—
Due to other lenders	33	—	43	—
Trade accounts payable	20	2,390	167	2,356
Accounts payable to affiliated companies	—	2	—	2
Accounts payable to controlling companies	1,313	332	60	220
Taxes payable	—	204	—	257
Contributions to pension and social security institutions	—	25	—	27
Other liabilities	204	1,236	967	1,047

Total	2,519	4,189	2,738	3,909

In detail:

•	the item bonds and debentures refers to bonds issued by the companies Tele Nordeste Celular and Tele Celular Sul. The change (Euro 87 million) is due to the negative effect resulting from devaluation of the Brazilian real;

•	accounts payable to banks refer mainly to medium/long-term debts involving subsidiaries Digitel (Euro 245 million), Stet Hellas (Euro 222 million) and Maxitel (Euro 158 million). They are backed by pledges and liens amounting to Euro 229 million, mainly in relation to Maxitel. The 337,042 shares in Digitel held by TIM International N.V. are encumbered by a pledge lodged as security for a Credit Facility granted to the subsidiary in September 2002;

•	trade accounts payable amount to Euro 1,819 million and refer mainly to the Parent Company TIM. TIM International N.V. and Bitel, as Maxitel shareholders, have pledged the Maxitel shares they hold against supply contracts that Maxitel has stipulated with Ericsson. Moreover, the Parent Company Telecom Italia has issued guarantees for several accounts payable pertaining to TIM Brasil, Stet Hellas and Maxitel;

2002 ANNUAL REPORT	103

•	accounts payable to parent companies mainly involve Telecom Italia S.p.A. The increase of Euro 1,365 million is connected mainly to financial entries (Euro 1,253 million) and other entries (Euro 101 million) pertaining to TIM S.p.A. The latter include the VAT payable by Telecom Italia following the Group VAT procedure and the residual amount payable to Olivetti S.p.A. for the acquisition of tax credits. Trade accounts payable (Euro 223 million) essentially involve items connected with telephone traffic;

•	taxes payable include Euro 51 million of current income taxes and Euro 153 million of indirect taxes and withholding taken by the companies acting as withholding agents;

•	other liabilities include:

(in millions of euro)	12/31/2002	12/31/2001	Change
Customers	476	451	25
Management of personnel	128	102	26
Contribution for excercise of TLC operations	544	375	169
Other financial items	204	966	(762)
Other recurrent and miscellaneous items	88	120	(32)

Total	1,440	2,014	(574)

•	customer-related items include payments by subscribers for telephone airtime and the liabilities for prepaid traffic;

•	financial items include: Euro 117 million pertaining to TIM S.p.A. for the balance due on the price of the UMTS license, Euro 44 million owed by Stet Hellas for the UMTS license purchased during financial year 2001, and Euro 43 million in accounts payable by TIM International N.V. to Telecom Italia Finance. The decrease compared to December 31, 2001 is influenced mainly by the variation in the indebtedness of TIM International N.V. (which improved by Euro 254 million), payment of an installment of the UMTS license by TIM S.p.A. (Euro 117 million) and TIM Celular’s payment of outstanding amounts due on the PCS licenses (Euro 318 million).

The breakdown of liabilities and accrued expenses by maturity and type is shown in Annex 2.

ACCRUALS AND DEFERRALS	Euro 27 million
(Euro 64 million at December 31, 2001)

Accrued expenses of Euro 1 million, down by Euro 27 million with respect to December 31, 2001, refer entirely to financial expenses. Deferred income, down by Euro 10 million with respect to December 31, 2001, totals Euro 26 million and is principally related to commercial income of Euro 22 million.

(in millions of euro)	12/31/2002	12/31/2001
Accrued expenses:
- production costs	0	20
- financial expenses	1	8
Total accrued expenses	1	28
Deferred income:
- other income relating to production value	22	30
- financial income	4	6
Total deferred income	26	36

Total	27	64

2002 ANNUAL REPORT	104

MEMORANDUM ACCOUNTS

GUARANTEES PROVIDED	Euro 904 million
(Euro 621 million at December 31, 2001)

Guarantees provided mainly include counter-guarantees issued by the Group to Telecom Italia S.p.A. (Euro 536 million) and guarantees provided by TIM International N.V. to Telecom Italia Finance (Euro 288 million) to cover bank guarantees issued in favor of TIM Group affiliated companies, especially Is TIM, mainly pertaining to loan contracts. For these commitments, provisions have been made to the reserves for risks and charges.

COLLATERAL PROVIDED	Euro 112 million
(Euro 149 million at December 31, 2001)

Collateral provided mainly consists of Is TIM shares pledged by TIM International N.V. as security for supply contracts Is TIM signed with Ericsson and Siemens. It also includes treasury credit certificates (CCT) and long-term treasury bonds (BTP) deposited as collateral by TIM S.p.A. with the Ministry of Telecommunications in accordance with the GSM Agreement.

PURCHASE AND SALES COMMITMENTS	Euro 38 million
(Euro 307 million at December 31, 2001)

The item purchase and sales commitments mainly includes commitments to pay future fees for operational-leasing contracts, for the amount of Euro 17 million, and a purchase pledge of Euro 20 million with Wind S.p.A. for the acquisition of assets of the core network of the former Blu S.p.A.

OTHER MEMORANDUM ACCOUNTS	Euro 2 million

They mainly involve future commitments for the Saturn Venture Partners LLC closed investment fund.

Attention is also drawn to the following items:

•	accounts receivable sold by TIM S.p.A. in normal factoring operations – which exceeded the limits preset by the counterpart – amounted to approximately Euro 117 million;

•	a purchase and sales commitment is currently being finalized with H3G for the transfer of certain equipment and property rental contracts, following the update of the spin-off from Blu S.p.A. to H3G;

•	with regard to the merger by incorporation of Blu S.p.A., pursuant to Art. 2503 of the Italian Civil Code the company obtained a bank guarantee from a leading bank for approximately Euro 1,110 million in favor of its creditors.

* * *

2002 ANNUAL REPORT	105

DERIVATIVE CONTRACT DETAILS

Derivative contracts were signed for the hedging of currency risk and the interest-rate risk outstanding at the end of the year include hedging transactions for debt denominated in US dollars, as shown in the tables below:

Derivative contracts on financial assets

(in millions of euro)	Capital exchange at start date or notional capital	Market value of derivatives at December 31, 2002	Market value of underlying liabilities at December 31, 2002	Market value of liabilities including related derivatives at December 31, 2002
Forward	21	2	19	21
Cross currency and interest rate swap	4	(1)	4	3

Derivative contracts on financial liabilities

(in millions of euro)	Capital exchange at start date or notional capital	Market value of derivatives at December 31, 2002	Market value of underlying accounts receivable at December 31, 2002	Market value of accounts receivab le including related derivatives at December 31, 2002
Cross currency and interest rate swap	115	26	(130)	(104)
Interest rate swap	8	1	(54)	(53)

Pricing models based on current market standards have been applied to assess the market value of outstanding derivative contracts. More specifically, the market value of these contracts is based on market prices as of December 31, 2002 based on the variables included in the model and the time to expiry, while the market value of the underlying financial debt is determined on the basis of the year-end exchange rate.

Derivatives are used to hedge currency and interest rate risk on foreign currency-denominated loans. With these instruments, currency-denominated transactions can be converted into domestic currency and the contracted interest rates can be managed according to a more suitable risk profile for each individual company.

The derivative contracts have been entered into with only the most financially solid counterparts with the aim of minimizing credit risks.

2002 ANNUAL REPORT	106

INCOME STATEMENT

PRODUCTION VALUE	Euro 10,923 million
(Euro 10,331 million in 2001)

The main components of this item are as follows:

•	sales and service revenues, amounting to Euro 10,867 million include revenues from services (gross of amounts due to external providers) and revenues from the sale of radio mobile equipment and accessories;

•	other revenues and income, amounting to Euro 55 million, including Euro 4 million in gains from disposals, Euro 10 million in penalties for late payment charged to customers and Euro 9 million in expense reimbursement.

PRODUCTION COST	Euro 7,565 million
(Euro 7,195 million in 2001)

This item includes:

•	raw materials, supplies and merchandise amounting to Euro 933 million (Euro 870 million in 2001). This mainly refers to the purchase of goods for the marketing and sale of radio mobile equipment and accessories;

•	services amounting to Euro 3,422 million (Euro 3,314 million in 2001) included Euro 1,575 million in fees due to other national and foreign mobile and fixed providers (Euro 1,414 million 2001);

•	use of property not owned, amounting to Euro 688 million (Euro 552 million in 2001), mainly rental charges incurred by TIM S.p.A. for the rental of circuits for the use of direct connections and access to Telecom Italia S.p.A. fixed network for interconnection purposes;

•	labor costs, amounting to Euro 624 million (Euro 596 million in 2001).

The number of employees of TIM Group as of December 31, 2002 was 18,702 (16,721 as of December 31, 2001).

The average full-time equivalent employees for 2002 amounted to 16,184 people (15,104 people in 2001).

A staff breakdown by professional level, relative to the equivalent average number of employees, is as follows:

Professional levels	Total
Executives	314
Middle managers	1.094
Office staff	14,724
Workers	52

Total	16,184

•	amortization, depreciation and writedowns, amounting to Euro 1,605 million (Euro 1,574 million in 2001), including Euro 611 million in amortization of intangible assets, Euro 901 million in depreciation of fixed assets, Euro 86 million in writedowns of accounts receivable classified in working capital and writedowns on fixed assets amounting to Euro 7 million;

•	miscellaneous operating costs, amounting to Euro 259 million (Euro 274 million in 2001), including Euro 202 million in contributions for exercise of TLC operations (of which Euro 158 million paid by TIM S.p.A.).

2002 ANNUAL REPORT	107

FINANCIAL INCOME AND EXPENSE	- Euro 209 million
(- Euro 280 million in 2001)

These include:

(in millions of euro)	Financial year 2002	Financial year 2001	Change
Other financial income	808	384	424
Interests and other financial expense	(1,017)	(664)	(353)

Net financial income (expense)	(209)	(280)	71

•	Other financial income, amounting to Euro 808 million, broken down as follows:

(in millions of euro)	Financial year 2002	Financial year 2001	Change
Interests on receivables included in long-term investments:
- from affiliated companies	0	6	(6)
- from others	3	1	2
Securities, other than equity investments, included in long-term investments	0	0	0
Interests and commissions from:
- affiliated companies	2	1	1
- controlling companies	22	62	(40)
- banks	52	45	7
Foreign exchange income	337	63	274
Receivable fees on coverage contracts	296	185	111
Income from monetary adjustment	61	13	48
Other	35	8	27

Total	808	384	424

•	Interest and other financial expense amounted to Euro 1,017 million and are broken down as follows:

(in millions of euro)	Financial year 2002	Financial year 2001	Change
Interests and commissions to:
- controlling companies	11	20	(9)
- bonds	27	32	(5)
- banks	71	146	(75)
- suppliers	10	8	2
- other financing sources	38	58	(20)
Payables fees on coverage contracts	113	183	(70)
Foreign exchange expenses	708	183	525
Other	39	34	5

Total	1,017	664	353

•	interest and commissions to banks include Euro 33 million attributable to Maxitel, Euro 10 million attributable to Stet Hellas, Euro 8 million attributable to Digitel, Euro 8 million attributable to TIM Perù and Euro 7 million attributable to Tele Nordeste Celular;

2002 ANNUAL REPORT	108

•	interest and commissions to other financing sources mainly include Euro 28 million attributable to TIM S.p.A. and Euro 4 million attributable to TIM International N.V.;

•	payable fees on coverage contracts mainly include Euro 82 million attributable to Maxitel and Euro 19 million attributable to Tele Nordeste Celular;

•	foreign exchange expenses include Euro 256 million attributable to Maxitel, Euro 187 million attributable to TIM International N.V. and Euro 168 million attributable to Digitel.

VALUE ADJUSTMENTS OF FINANCIAL ASSETS	- Euro 163 million
(- Euro 353 million in 2001)

This item includes:

(in millions of euro)	Financial year 2002	Financial year 2001	Change
Write-ups of:
- equity investments	16	31	(15)
Write-downs of:
- equity investments	(178)	(381)	203
- securities, other than equity investments included in working capital	(1)	(3)	2

Total	(163)	(353)	190

Write-ups on equity investments refer to the positive adjustment of the investment in Mobilkom Austria (Euro 16 million), valuated using the equity method. This positive adjustment is calculated on the Q1 2002 results, since the equity situation at March 31, 2002 was used to determine the consolidated gains from the disposal of this investment.

Writedowns on equity investments refer to:

•	the amount attributable to the Group for the ordinary operating income of Is TIM, a company evaluated using the equity method, amounting to Euro 171 million;

•	the Q1 2002 share of amortization of the positive difference arising from the acquisition of the equity investment in Mobilkom Austria (Euro 7 million), evaluated using the equity method.

The writedown of securities included in working capital refers to the adjustment to year-end market values recorded by TIM S.p.A. in relation to treasury stock.

2002 ANNUAL REPORT	109

EXTRAORDINARY INCOME AND EXPENSE	- Euro 1,869 million
(- Euro 557 million in 2001)

This item includes Euro 2,776 million in expenses, partially offset by Euro 907 million in income.

Extraordinary expense includes:

•	Euro 1,671 million in writedowns, of which the main part, Euro 1,491 million, for the writedown of the equity investment in Is TIM, Euro 103 million for the conservative writedown of goodwill in Blu, and Euro 75 million for the writedown of goodwill in Digitel carried out in order to update the value of the company;

•	provisions to the reserve for risks and charges, totaling Euro 850 million, for the Turkish affiliate, mainly for the guarantees that the TIM Group issued for the loans in favor of Is TIM;

•	Euro 254 million in other extraordinary expense, of which Euro 142 million in writedowns on fixed assets (Euro 47 million) and intangible assets (Euro 95 million) of Brazilian subsidiaries Maxitel, Tele Celular Sul and Tele Nordeste Celular.

Extraordinary income includes:

•	Euro 845 million in gains from the sale of equity investments in Bouygues Telecom (Euro 484 million) held through the BDT holding company, in Mobilkom Austria (Euro 163 million) held through subsidiary Autel, and in Auna (Euro 198 million); the latter transaction was completed in Q3 2002;

•	Euro 62 million in gains, of which Euro 53 million from TIM S.p.A.

INCOME TAXES	- Euro 52 million
(Euro 948 million in 2001)

This item consists of Euro 854 million in current taxes and Euro 906 million in net deferred taxes receivable. TIM S.p.A. contributed to forming these balances in the amounts of Euro 731 million and Euro 936 million respectively.

EARNING PER SHARE

Earning per ordinary share, determined according to the rules envisaged by Document No. 28 approved by the National Boards of Commercial Lawyers and Accountants, is listed below:

(in millions of euro)	Net income (in millions of euro)	Number of shares	Earning per share
Net income, entirely attributable to ordinary shares	1,145
Average number of ordinary shares		8,433,106,881
Primary earning per ordinary share			0.136

2002 ANNUAL REPORT	110

OTHER INFORMATION

COMPENSATION PAID TO DIRECTORS, STATUTORY AUDITORS AND GENERAL MANAGER

Compensation for financial year 2002 paid to TIM Directors, General Manager and Statutory Auditors, for the performance of these duties in the Parent Company, amounted to Euro 9.8 million for Directors and General Manager, and Euro 0.2 million for Statutory Auditors.

EXCHANGE RATES USED TO CONVERT THE FINANCIAL STATEMENTS OF FOREIGN COMPANIES

	Exchange rates at end of period (balance sheet entries)			Average period exchange rates (income statement entries)
Euro per unit of local currency	As of 12/31/2002	As of 12/31/2001	% change	Financial Year 2002	Financial Year 2001	% change
US Dollar	0.953561552	1.134687394	-16.0%	1.057753332	1.116525329	-5.3%
Turkish lira	0.000000587	0.000000788	-25.5%	0.000000587	0.000000788	-25.5%
Venezuelan bolivar	0.000679659	0.001471562	-53.8%	0.000679659	0.001471562	-53.8%
Peruvian nuevo sol	0.272368242	0.329612014	-17.4%	0.300762734	0.318505825	-5.6%
Brazilian real	0.269878582	0.488901926	-44.8%	0.360892270	0.475524176	-24.1%

2002 ANNUAL REPORT	111

The following Annexes – 1 to 7 – are an integral part of these notes.

ANNEX 1

ACCOUNTS RECEIVABLE AND ACCRUED INCOME BY MATURITY AND TYPE

	12/31/2002 Amounts due				12/31/2001 Amounts due
(in millions of euro)	within one year	in 2-5 years	beyond 5 years	Total	within one year	in 2-5 years	beyond 5 years	Total
Receivables included in long-term investments	—	25	—	25	—	—	108	108
From affiliated companies:
From others:
- customers	—	9	—	9	—	—	—	—
- employees	1	4	9	14	1	5	3	9
- guarantee deposit	2	3	—	5	—	27	—	27
- others	1	305	—	306	1	2	—	3

Total receivables included in long-term investments	4	346	9	359	2	34	111	147

Accounts receivable included in working capital
Other loans to:
- affiliated companies	0	—	—	0	30	—	—	30
- controlling companies	—	—	—	—	693	—	—	693
- others	132	—	—	132	65	—	—	65
	132	—	—	132	788	—	—	788
Trade accounts receivable:
- from customers	1,742	—	—	1,742	1,241	—	—	1,241
- from subsidiaries	0	—	—	0	0	—	—	0
- from affiliated companies	3	—	—	3	10	—	—	10
- from controlling companies	279	—	—	279	346	—	—	346
- from others	16	—	—	16	14	—	—	14
	2,040	—	—	2,040	1,611	—	—	1,611
Other accounts receivable:
- from affiliated companies	7	—	—	7	0	—	—	0
- from controlling companies	3	—	—	3	7	—	—	7
- from others	1,953	59	31	2,043	866	115	87	1,068

	1,963	59	31	2,053	873	115	87	1,075

Total accounts receivable included in working capital	4,135	59	31	4,225	3,272	115	87	3,474

Accrued income	1	—	—	1	15	—	—	15

2002 ANNUAL REPORT	112

ANNEX 2

LIABILITIES AND ACCRUED EXPENSES BY MATURITY AND TYPE

	12/31/2002 Amounts due				12/31/2001 Amounts due
(in millions of euro)	within one year	in 2-5 years	beyond 5 years	Total	within one year	in 2-5 years	beyond 5 years	Total

Medium/long-term debt
Bonds and debentures	108	—	—	108	—	195	—	195
Due to banks	50	638	0	688	236	465	341	1,042
Due to other lenders	23	10	—	33	10	33	—	43
Due to suppliers	3	12	—	15	12	155	—	167
Due to controlling companies	0	60	—	60	—	60	—	60
Other liabilities	117	72	15	204	117	146	15	278
	301	792	15	1,108	375	1,054	356	1,785

Short-term borrowings
Due to banks	153	—	—	153	264	—	—	264
Due to suppliers	5	—	—	5	—	—	—	—
Due to controlling companies	1,253	—	—	1,253	—	—	—	—
Other liabilities	—	—	—	—	689	—	—	689
	1,411	—	—	1,411	953	—	—	953

Trade accounts payable
Due to suppliers	2,390	—	—	2,390	2,356	—	—	2,356
Due to affiliated companies	1	—	—	1	2	—	—	2
Due to controlling companies	223	—	—	223	218	—	—	218
	2,614	—	—	2,614	2,576	—	—	2,576

Other liabilities
Due to affiliated companies	1	—	—	1	0	—	—	0
Due to controlling companies	109	—	—	109	2	—	—	2
Taxes payable	204	—	—	204	227	30	—	257
Contributions to pension and social security institutions	23	2	—	25	24	3	—	27
Other liabilities	1,236	—	—	1,236	1,047	—	—	1,047
	1,573	2	—	1,575	1,300	33	—	1,333

Total liabilities	5,899	794	15	6,708	5,204	1,087	356	6,647

Accrued expenses	1	—	—	1	28	—	—	28

2002 ANNUAL REPORT	113

ANNEX 3

RECONCILIATION OF TIM S.P.A. FINANCIAL STATEMENTS AND THE CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001

		TIM interest			Minority interests			Total
(in millions of euro)	Capital	Reserves and retained earnings	Net income	Total	Capital and reserves	Net income	Total
TIM financial statements as of December 31, 2001	514	7,911	1,907	10,332	—	—	—	10,332
Income (loss) for the year of consolidated companies	—	—	(3,863)	(3,863)	—	38	38	(3,825)
Capital and reserves of consolidated companies	—	11,902	—	11,902	789	—	789	12,691
Book value of equity investments in consolidated companies	—	(13,823)	—	(13,823)	(10)	—	(10)	(13,833)
Consolidation adjustments:
- evaluation of equity investments with the equity method	—	(387)	(350)	(737)	—	—	—	(737)
- positive differences on the purchase of equity investments	—	1,699	(597)	1,102	—	—	—	1,102
- other	—	38	3,853 (*)	3,891	(129)	10	(119)	3,772
Capital, reserves and consolidated income at December 31, 2001	514	7,340	950	8,804	650	48	698	9,502

RECONCILIATION OF TIM S.P.A. FINANCIAL STATEMENTS AND THE CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2002

		TIM interest			Minority interests			Total
(in millions of euro)	Capital	Reserves and retained earnings	Net income	Total	Capital and reserves	Net income	Total
TIM financial statements as of December 31, 2002	514	6,267	264	7,045	—	—	—	7,045
Income (loss) for the year of consolidated companies	—	—	(2,655)	(2,655)	—	1	1	(2,654)
Capital and reserves of consolidated companies	—	8,888	—	8,888	430	—	430	9,318
Book value of equity investments in consolidated companies	—	(8,841)	—	(8,841)	(3)	—	(3)	(8,844)
Consolidation adjustments:
- evaluation of equity investments with the equity method	—	(82)	(162)	(244)	—	—	—	(244)
- positive differences on the purchase of equity investments	—	1,235	(278)	957	—	—	—	957
- gains on sales of equity investments	—	(334)	334	—	—	—	—	—
- other	—	(3,403)	3,662 (*)	259	(61)	3	(58)	201
Capital, reserves and consolidated income at December 31, 2002	514	3,730	1,165	5,409	366	4	370	5,779

(*)	The item essentially includes the reversal of writedowns on equity investments posted in the annual financial statements of Group companies.

2002 ANNUAL REPORT	114

ANNEX 4

CHANGES IN CONSOLIDATED SHAREHOLDERS’ EQUITY FOR 2001

		TIM interest			Minority interests			Total
(in millions of euro)	Capital	Reserves and retained earnings	Net income	Total	Capital and reserves	Net income	Total
Consolidated Shareholders’ Equity at 12/31/2000	514	7,729	1,619	9,862	647	—	647	10,509
Allocation of net income for 2000:
- dividends	—	(42)	(1,619)	(1,661)	(8)	—	(8)	(1,669)
Net exchange rate difference from translation of financial statements in foreign currencies and other differences	—	(347)	—	(347)	11	—	11	(336)
Net income for the year 2001	—	—	950	950	—	48	48	998
Consolidated Shareholders’ equity at 12/31/2001	514	7,340	950	8,804	650	48	698	9,502

CHANGES IN CONSOLIDATED SHAREHOLDERS’ EQUITY FOR THE YEAR 2002

		TIM interest			Minority interests			Total
(in millions of euro)	Capital	Reserves and retained earnings	Net income	Total	Capital and reserves	Net income	Total
Consolidated Shareholders’ equity at 12/31/2001	514	7,340	950	8,804	650	48	698	9,502
Allocation of net income for 2001:
- dividends	—	(2,655)	(950)	(3,605)	36	(48)	(12)	(3,617)
Net exchange rate difference from translation of financial statements in foreign currencies and other differences	—	(955)	—	(955)	(320)	—	(320)	(1,275)
Net income for the year	—	—	1,165	1,165	—	4	4	1,169
Consolidated Shareholders’ equity at 12/31/2002	514	3,730	1,165	5,409	366	4	370	5,779

2002 ANNUAL REPORT	115

ANNEX 5

LIST OF SUBSIDIARIES CONSOLIDATED ON A LINE-BY-LINE BASIS

Name (business)	Head office	Currency	Share Capital	% of share capital		% of voting rights	Stakeholder
TIM INTERNATIONAL N.V. (holding company)	Amsterdam (The Netherlands)	Euro	555,427,000.00	100.00			TELECOM ITALIA MOBILE
- STET HELLAS TELECOMMUNICATIONS S.A. (mobile telephone provider)	Athens (Greece)	Euro	126,453,694.40	81.40 0.13			TIM INTERNATIONAL TELECOM ITALIA FINANCE
- TIM BRASIL S.A.	São Paulo	Real	4,760,522,987.04	100.00	(*)		TIM INTERNATIONAL
(holding company)	(Brazil)
- BITEL PARTICIPAÇOES S.A.	Rio de Janeiro	Real	2,290,264,028.00	100.00	(*)		TIM BRASIL
(holding company)	(Brazil)
- TELE CELULAR SUL PARTICIPAÇOES S.A.	Curitiba	Real	324,666,393.24	20.68	(*)	52.06	BITEL PARTICIPAÇOES
(holding company for operating companies providing mobile telephone services)	(Brazil)
- TELEPAR CELULAR S.A.	Curitiba	Real	912,839,704.66	80.79	(*)	90.19	TELE CELULAR SUL
(mobile telephone provider)	(Brazil)
- TELESC CELULAR S.A.	Florianopolis	Real	266,803,506.58	100.00	(*)		TELEPAR CELULAR
(mobile telephone provider)	(Brazil)
- CTMR CELULAR S.A.	Pelotas	Real	21,251,917.26	100.00	(*)		TELEPAR CELULAR
(mobile telephone provider)	(Brazil)
- TELE NORDESTE CELULAR PARTICIPAÇOES S.A.	Recife	Real	288,442,548.62	21.18	(*)	52.32	BITEL PARTICIPAÇOES
(holding company for operating companies providing mobile telephone services)	(Brazil)
- TELEPISA CELULAR S.A.	Teresina	Real	24,762,149.14	79.46	(*)	97.59	TELE NORDESTE CELULAR
(mobile telephone provider)	(Brazil)
- TELECEARA’ CELULAR S.A.	Fortaleza	Real	148,484,134.39	79.99	(*)	86.00	TELE NORDESTE CELULAR
(mobile telephone provider)	(Brazil)
- TELERN CELULAR S.A.	Natal	Real	45,011,693.89	76.19	(*)	92.87	TELE NORDESTE CELULAR
(mobile telephone provider)	(Brazil)
- TELPA CELULAR S.A.	Joao Pessoa	Real	43,164,229.17	71.85	(*)	94.87	TELE NORDESTE CELULAR
(mobile telephone provider)	(Brazil)
- TELPE CELULAR S.A.	Recife	Real	125,620,727.74	78.68	(*)	95.16	TELE NORDESTE CELULAR
(mobile telephone provider)	(Brazil)
- TELASA CELULAR S.A.	Maceiò	Real	33,970,730.02	78.78	(*)	97.31	TELE NORDESTE CELULAR
(mobile telephone provider)	(Brazil)
- MAXITEL S.A.	Belo Horizonte	Real	677,679,703.00	58.70	(*)	43.15	TIM INTERNATIONAL
(mobile telephone provider)	(Brazil)			37.97		46.85	BITEL PARTICIPAÇOES
				3.33		10.00	TIM BRASIL
- TIM CELULAR S.A. ( EX PORTALE SAO PAULO )	São Paulo	Real	1,251,790,742.00	100.00	(*)		TIM BRASIL
(mobile telephone provider)	(Brazil)
- STARCEL LTDA.	São Paulo	Real	30,000	100.00	(*)		TIM BRASIL
(call-center services)	(Brazil)
- TIM PERU’ S.A.C.	Lima	Nuevo Sol	1,337,542,452	100.00	(*)		TIM INTERNATIONAL
(mobile telephone provider)	(Perù)
- CORPORACION DIGITEL C.A.	Caracas	Bolivar	42,823,450,241	66.56			TIM INTERNATIONAL
(telecommunications services)	(Venezuela)
- TIMNET.COM S.A.	Rio de Janeiro	Real	78,000,000	20.00	(*)		TELE NORDESTE CELULAR
(internet services)	(Brazil)			20.00			TELE CELULAR SUL
				20.00			MAXITEL
				20.00			TIM CELULAR
				20.00			TIM INTERNATIONAL
- TIMNETUSA INC.	West Trenton	US Dollar	11,000,000	100.00			TIM INTERNATIONAL
(mobile network services)	(New Jersey-USA)

(*)	The percentage of share capital includes Ordinary shares/Shares held by Directors/Partners as required for by local laws in order to take up the post of Director/Partner.

2002 ANNUAL REPORT	116

ANNEX 6

LIST OF SUBSIDIARIES CONSOLIDATED USING THE EQUITY METHOD

Name (business)	Head office	Currency	Share Capital	% of share capital	% of voting rights	Stakeholder
IS TIM TELEKOMUNIKASYON HIZMETLERI A.S. (mobile telephone provider)	Istanbul (Turkey)	Turkish lira	545,000,000,000,000	49.00		TIM INTERNATIONAL
EDOTEL S.p.A. (holding company)	Turin (Italy)	Euro	15,080,541.90	40.00		TELECOM ITALIA MOBILE

ANNEX 7

LIST OF OTHER EQUITY INVESTMENTS IN SUBSIDIARIES AND AFFILIATED COMPANIES

Name (business)	Head office	Currency	Share Capital	% of share capital		% of voting rights	Stakeholder
IRIDIUM ITALIA S.p.A. in liquidation (satellite telephone service provider)	Rome (Italy)	Euro	2,575,000	35.00			TELECOM ITALIA MOBILE
TIMNET.COM PERU’ S.A.C. (mobile network services)	Lima (Peru)	Nuevo Sol	1,000	100.00	(*)		TIM PERU’
TIM.COM HOLDING B.V. (holding company)	Amsterdam (The Netherlands)	Euro	18,000	100.00			TIM INTERNATIONAL
CONS.SCUOLA SUPERIORE ALTA FORMAZ.	Naples	Euro	127,500	20.00			TELECOM ITALIA MOBILE
UNIV.FEDERICO II (education)	(Italy)
CONSORZIO ENERGIA GRUPPO TELECOM ITALIA (coordination of power supply of the fixed and mobile networks of consortium member companies)	Rome (Italy)	Euro	10,000	50.00			TELECOM ITALIA MOBILE
TELENERGIA Srl (import, export, sale and exchange of electric energy)	Rome (Italy)	Euro	50,000	20.00			TELECOM ITALIA MOBILE

(*)	The percentage of share capital includes Ordinary shares/Shares held by Directors/Partners as required for by local laws in order to take up the post of Director/Partner.

2002 ANNUAL REPORT	117

REPORT OF THE INDEPENDENT AUDITORS

AUDITORS’ REPORT

pursuant to article 156 Legislative Decree of February 24, 1998, n. 58

(Translation from the original Italian text)

To the Shareholders

of Telecom Italia Mobile S.p.A.

1.	We have audited the consolidated financial statements of Telecom Italia Mobile S.p.A. as of and for the year ended December 31, 2002. These financial statements are the responsibility of the Telecom Italia Mobile S.p.A’s management. Our responsibility is to express an opinion on these financial statements based on out audit

2.	Our audit was made in accordance with auditing standards and procedures recommended by CONSOB. In accordance with such standards and procedures we planed and performed our audit to obtain the information necessary in order to determine whether the consolidated financial statements are materially misstated and if such financial statements, taken as a whole, may be relied upon. An audit includes examining, on a test basis, evidence supporting and amounts and disclosures in the financial statements, as well as assessing the appropriateness of the accounting principles applied and the reasonableness of the estimates made by management. We believe that our audit provides a reasonable basis for our opinion.

For the opinion on the consolidated financial statements of the prior year, which are presented for comparative purposes as required by the law, reference should be made to our report dated March 25, 2002.

3.	In our opinion, the consolidated financial statements of Telecom Italia Mobile S.p.A. comply with the Italian regulations governing consolidated financial statements; accordingly, they clearly present and give a true and fair view of the consolidated financial position of Telecom Italia Mobile S.p.A. as of December 31, 2002, and the consolidated results of its operations for the year then ended.

Turin, March 26, 2003

Reconta Ernst & Young S.p.A.
signed by: Felice Persico (Partner)

Reconta Ernst & Young S.p.A.

Sede Legale: 001 96 Roma - Via G.D. Romagnosi, 1 8/A

Capitals Sociale€ 1.111.000,00 i.v.

Iscritta alia SO. del Registro delle Imprese presso la C.C.I.A.A. di Roma

Codice fiscale e numero di iscrizione 00434000584

P.I. 00891231003

(vecchio numero R.I. 6697/89 - numero R.E.A. 250904)

2002 ANNUAL REPORT	118

BALANCE SHEET

ASSETS

(In euro)		12/31/2002		12/31/2001
RECEIVABLES DUE FROM SHAREHOLDERS FOR OUTSTANDING PAYMENTS		—		—
INTANGIBLE ASSETS, FIXED ASSETS AND LONG-TERM INVESTMENTS
INTANGIBLE ASSETS
Start-up and expansion costs		7,580,453		11,370,679
Industrial patents and intellectual property rights		371,067,199		298,500,420
Franchises, licenses, trademarks and similar rights		2,311,828,707		2,417,018,288
Work in progress and advances		84,899,411		27,353,988
Other intangible assets		33,841,031		26,495,454
TOTAL INTANGIBLE ASSETS		2,809,216,801		2,780,738,829
FIXED ASSETS
Land and buildings		18,527,196		100,313,430
Plant and machinery		1,688,528,161		1,869,221,122
Manufacturing and commercial equipment		24,802,494		24,595,194
Other fixed assets		203,592,565		189,868,957
Work in progress and advances		239,219,035		109,319,727
TOTAL FIXED ASSETS		2,174,669,451		2,293,318,430
LONG-TERM INVESTMENTS
Equity investments in:
subsidiaries		4,167,274,656		6,358,032,202
affiliated companies		5,988,775		671,501
other companies		534,988		34,213
Total		4,173,798,419		6,358,737,916
Advances on future capital contributions		—		—
Receivables	(*)		(*)
from others	1,647,559	15,577,473	1,768,374	11,517,609
Other securities		4,662,731		3,844,700
TOTAL LONG-TERM INVESTMENTS		4,194,038,623		6,374,100,225

TOTAL INTANGIBLE ASSETS, FIXED ASSETS AND LONG-TERM INVESTMENTS		9,177,924,875		11,448,157,484

WORKING CAPITAL
INVENTORIES
Finished goods and merchandise: merchandise		35,645,989		47,573,898
ACCOUNTS RECEIVABLE	(* *)		(* *)
Trade accounts receivable	—	1,441,628,622	—	927,728,443
from subsidiaries	—	30,337,511	—	38,587,638
from affiliated companies	—	9,529,763	—	9,965,453
from controlling companies	—	280,600,407	—	1,046,221,906
from others
Government and other public entities
for contributions and subsidies	—	16,068,480	—	13,087,349
from others	—	1,823,909,001	—	570,590,761
TOTAL ACCOUNTS RECEIVABLE		3,602,073,784		2,606,181,550
SHORT-TERM FINANCIAL ASSETS
Treasury stock		4,284,718		5,657,100
(for a total nominal value of Euro 53,870.10)
TOTAL SHORT-TERM FINANCIAL ASSETS		4,284,718		5,657,100
LIQUID ASSETS
Bank and postal accounts		129,013,515		1,756,350
Cash and stamps on hand		302,035		280,496
TOTAL LIQUID ASSETS		129,315,550		2,036,846

TOTAL WORKING CAPITAL		3,771,320,041		2,661,449,394

ACCRUALS AND DEFERRALS
Accrued income and deferred expenses		37,478,476		5,178,051
TOTAL ACCRUALS AND DEFERRALS		37,478,476		5,178,051

TOTAL ASSETS		12,986,723,392		14,114,784,929

(*)	Amounts due within one year.

(**)	Amounts due beyond one year.

2002 ANNUAL REPORT	120

SHAREHOLDERS’ EQUITY AND LIABILITIES

(In euro)		12/31/2002		12/31/2001
SHAREHOLDERS’ EQUITY
SHARE CAPITAL		513,964,433		513,964,433
ADDITIONAL PAID-IN CAPITAL		5,672,946,651		6,074,957,052
REVALUATION RESERVES
LEGAL RESERVE		103,942,274		102,788,595
RESERVE FOR TREASURY STOCK		4,284,718		5,657,100
OTHER RESERVES:
Reserve for capital grants (under Presidential Decree No. 917/1986 - article 55)		14,680,919		14,680,919
Extraordinary reserve		113,206,590		1,409,384,885
Reserve under Law No. 342/00 - article 14		303,826,864		303,826,864
Reserve for accelerated depreciation		—		—
Reserve for merger surplus		53,783,184		—
TOTAL OTHER RESERVES		485,497,557		1,727,892,668
RETAINED EARNINGS (LOSSES)		—		—
NET INCOME (LOSS)		264,153,518		1,906,546,994

TOTAL SHAREHOLDERS’ EQUITY		7,044,789,151		10,331,806,842

RESERVES FOR RISKS AND CHARGES
For taxes
for taxes		42,000,000		3,333,575
for deferred taxes		—		—
Total reserves for taxes		42,000,000		3,333,575
Other reserves		731,010,000		474,206,819

TOTAL RESERVES FOR RISKS AND CHARGES		773,010,000		477,540,394

RESERVE FOR EMPLOYEE TERMINATION INDEMNITIES		81,985,912		71,117,810
LIABILITIES	(* *)		(* *)
Trade accounts payable	—	1,818,599,271	—	1,684,254,961
Accounts payable to subsidiaries	—	250,957,330	—	244,338
Accounts payable to affiliated companies	—	1,377,378	—	2,351,888
Accounts payable to controlling companies	—	1,576,629,423	—	216,017,232
Taxes payable	—	89,261,910	—	84,415,734
Contributions to pension and social security institutions	2,026,172	20,559,824	2,905,000	19,966,491
Other liabilities	—	1,315,747,168	117,063,564	1,217,787,769
TOTAL LIABILITIES	2,026,172	5,073,132,304	119,9468,564	3,225,038,413
ACCRUALS AND DEFERRALS
Accrued expenses and deferred income		13,806,025		9,281,470
TOTAL ACCRUALS AND DEFERRALS		13,806,025		9,281,470

TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES		12,986,723,392		14,114,784,929

(**)	Amounts due beyond one year.

MEMORANDUM ACCOUNTS

(In euro)

	12/31/2002	12/31/2001
GUARANTEES PROVIDED
Bank guarantees
on behalf of affiliated companies	4,122,210	233,000,524
on behalf of controlling companies	198,268,280	—
on behalf of other companies	22,083,108	6,180,286
Total bank guarantees	224,473,598	239,180,810
Other
on behalf of others	54,374,466	—
Total other	54,374,466	—

TOTAL GUARANTEES PROVIDED	278,848,064	239,180,810

COLLATERAL PROVIDED
For own obligations, excluding liabilities	1,549,371	1,549,371
For liabilities recorded in the balance sheet	—	—

TOTAL COLLATERAL PROVIDED	1,549,371	1,549,371

PURCHASE AND SALES COMMITMENTS	53,991,955	42,809,105
OTHER	1,716,408	—

TOTAL MEMORAMDUM ACCOUNTS	336,105,798	283,539,286

2002 ANNUAL REPORT	121

STATEMENT OF INCOME

(In euro)	Financial Year 2002	Financial Year 2001
PRODUCTION VALUE
Sales and service revenues	9,021,804,611	8,356,694,488
Other revenues and income
operating grants	177,150	8,623,098
other	33,470,769	60,495,915
Total other revenues and income	33,647,919	69,119,013

TOTAL PRODUCTION VALUE	9,055,452,530	8,425,813,501

PRODUCTION COST
Raw materials, supplies and merchandise	621,060,875	582,252,639
Services	2,714,050,255	2,530,028,133
Use of property not owned	643,256,284	466,077,745
Labor costs:
wages and salaries	344,027,491	291,083,291
social security contributions	105,706,951	89,635,519
termination indemnities	20,977,756	18,018,305
other costs	7,720,821	7,217,391
Total labor costs	478,433,019	405,954,506
Amortization, depreciation and write-downs
amortization of intangible assets	492,943,694	285,472,012
depreciation of fixed assets	660,272,395	617,033,060
write-downs of receivables, included
in working capital and liquid assets	51,252,675	51,940,150
Total amortization, depreciation and write-downs	1,204,468,764	954,445,222
Changes in inventories of raw materials, supplies and merchandise	11,927,909	6,528,911
Provisions for risks	206,400	—
Other provisions	38,270,519	37,196,850
Miscellaneous operating costs
losses	3,198,135	0
contribution for exercise of TLC operations	158,122,159	181,793,082
other costs	29,040,594	30,392,723
Total miscellaneous operating costs	190,360,888	212,185,805

TOTAL PRODUCTION COST	(5,902,034,913)	(5,194,669,811)

NET PRODUCTION VALUE	3,153,417,617	3,231,143,690

FINANCIAL INCOME (EXPENSE)
Other financial income
from receivables included in investments
other	2,666,935	1,133,208
Total from receivables included in investments	2,666,935	1,133,208
securities, other than equity investments, included in long-term investments	106,820	154,076
other income different from the above
interest and commissions from subsidiaries	—	895,196
interest and commissions from affiliated companies	—	—
interests and commissions from controlling companies	17,652,433	61,845,656
interest and commissions from other sources and miscellaneous income	7,739,568	19,561,935
Total other income different from the above	25,392,001	82,302,787
Total other financial income	28,165,756	83,590,071
Interests and other financial expenses
interests and commissions to subsidiaries	1,753,135	—
interests and commissions to controlling companies	6,728,280	18,669,250
interests and commissions to other sources and miscellaneous expenses	34,038,782	35,334,477
Total interests and other financial expenses	(42,520,197)	(54,003,727)

NET FINANCIAL INCOME (EXPENSE)	(14,354,441)	29,586,344

2002 ANNUAL REPORT	122

(In euro)	Financial Year 2002	Financial Year 2001
VALUE ADJUSTMENTS TO FINANCIAL ASSETS
Write-downs
of equity investments	12,069	31,671
of securities, other than equity investments, included in working capital	1,372,382	2,452,666

TOTAL VALUE ADJUSTMENTS TO FINANCIAL ASSETS	(1,384,451)	(2,484,337)

EXTRAORDINARY INCOME (EXPENSE)
Income	216,251,639	131,707,780
Expense
taxes incurred in previous financial years	(718,574)	—
provisions and write-downs to equity investments	(2,952,000,000)	(532,000,000)
other	(392,058,272)	(93,906,483)
Total expense	(3,344,776,846)	(625,906,483)

NET EXTRAORDINARY INCOME (EXPENSE)	(3,128,525,207)	(494,198,703)

INCOME BEFORE TAXES	9,153,518	2,764,046,994

Income taxes
current taxes	731,124,000	971,815,000
deferred taxes	(986,124,000)	(114,315,000)
Total income taxes	(255,000,000)	857,500,000

NET INCOME FOR THE YEAR	264,153,518	1,906,546,994

2002 ANNUAL REPORT	123

NOTES

The financial statements for the year ended December 31, 2002 have been drawn up in accordance with the statutes of the Italian Civil Code. The most significant principles adopted in preparing the financial statements as of December 31, 2002, and the contents and changes in the individual items are illustrated below:

In order to show meaningful comparisons, data from previous financial years has been appropriately reclassified when necessary.

No exceptional cases arose during the financial year 2002 which would have required recourse to waivers pursuant to Art. 2423, comma 4, of the Italian Civil Code.

Pursuant to Legislative Decree No.127/91, consolidated financial statements have been drawn up and are presented together with the Company’s financial statements. The consolidated Statement of Cash Flows, present in the Report on Operations is an integral part of the Notes pursuant to Art. 2423, Paragraph 3 of the Italian Civil Code.

All the figures are expressed in thousands of Euro, unless otherwise specified.

The Extraordinary Shareholders’ Meeting of December 11, 2002 approved the project for merger by incorporation of Blu S.p.A. into TIM. At the time of the merger, Blu’s capital was held entirely by the incorporating company. The merger was listed with the Trade Registry on December 23, 2002, the date the merger took legal effect. The economic effects of the transactions conducted by Blu during the year have been posted to TIM’s financial statements effective as of the beginning of financial year 2002. Therefore, TIM has assumed all the assets, liabilities, commitments and expenses of the merged company. Given that the stake in Blu S.p.A. was fully held, there was no increase of share capital, but the value of the stake was canceled against the company’s shareholders’ equity existing as of December 23, 2002, with the exception of the results for the period.

ACCOUNTING PRINCIPLES

The accounting principles adopted in preparing the consolidated financial statements comply with Art. 2426 of the Italian Civil Code. Moreover, these principles are comparable to those applied for the report of the previous year, with the exception of what is indicated below with reference to the entries in foreign currency and inventories.

Intangible assets

Intangible assets are shown at purchase or production cost and are systematically amortized based on their remaining useful life.

Appropriate writedown is made to intangible assets when the investment made is considered unlikely to be fully recovered, aligning the cost with the market value, in the event of sale, or with use value.

The amortization criteria that have been applied are detailed below.

Start-up and expansion costs: with the consent of the Independent Auditors, these are shown and amortized within a period not exceeding five years from the financial year in which they matured or were incurred. With reference to the provisions of Art. 2426, comma 5, of the Italian Civil Code, it is noted that the amount of available reserves exceeds the scheduled amortization for these items.

Industrial patents and intellectual property rights: these are amortized according to their presumed useful life on a five-year basis or a three-year basis in the case of software, beginning in the first financial year of effective operational use.

Franchises, licenses, trademarks and similar rights: these are amortized according to the expected period of use as determined by contract or by law.

Other: these mainly include “lease-hold improvements” amortized over five years.

Fixed assets

These are shown at purchase or production cost, depreciated according to their residual useful life based on the following criteria. The cost for assets transferred from Telecom Italia at the time of the spin-off included write-ups made pursuant to special laws on outstanding assets as of December 31, 1981 (Law 576 of December 2, 1975 and Law 72 of March 19, 1983) as well as mandatory revaluations of real estate (acquired as of December 31, 1990 and shown on the balance sheet at December 31, 1991) pursuant to Law 413 of December 30, 1991.

2002 ANNUAL REPORT	124

Fixed assets are systematically depreciated each financial year on a straight-line basis according to the remaining useful life of the asset. Starting on January 1, 2002, the above “useful life” values were revised, also in consideration of the foreseeable evolution of new technologies. Ordinary maintenance costs were fully posted to the Statement of Income for the period in which they were incurred. Radio mobile equipment owned by the company or leased to customers was depreciated fully in the period of acquisition, given that these devices have a low unit cost and a short useful life.

Work in progress: these are shown for the direct amount of cost incurred for the acquisition of assets, third-party services, and miscellaneous expenses.

Long-term investments

•	Equity investments: long-term equity investments are shown at purchase or underwriting cost. The progressive weighted average cost method is adopted in case of movements. For companies reporting losses considered of permanent duration, the book value is written down up to an amount equating it with the book value attributable to the equity investment. Losses in value exceeding the corresponding book value are shown in the “reserves for risks and charges”.

Writedowns to equity investments are not carried forward to successive financial years if the conditions generating them cease to exist. The cost of equity investments in foreign companies has been converted to Euro at the exchange rate prevailing at the time of acquisition or underwriting.

•	Other securities other than equity investments if acquired with the intention that they will remain in portfolio until maturity, these are shown among long-term investments at purchase cost adjusted for the ownership proportion of the difference between purchase cost and repayment value.

Inventories

Inventories are shown at the lesser of realizable value and purchase cost. Starting with this period, purchase costs have been calculated based on weighted average cost, rather than the FIFO method used in previous annual accounts, in order to align the Company’s method for determining costs with the one applied to the consolidated financial statements. No substantial effects would have ensued had this criteria been adopted in the past.

Accounts receivable and payable

Accounts receivable classified both among long-term investments and under working capital are shown at their presumed realizable value. Accounts payable are shown at their nominal value.

Starting in financial year 2002, accounts receivable and payable in foreign currencies are entered at the year-end exchange rates, as provided for by National Accounting Principle No. 26. The differences that are generated between the values of these financial entries, converted at the year-end exchanges rates, and the values of the entries at the original exchange rates are posted to the Statement of Income under financial income – if positive – or under financial expense – if negative.

Application of this criterion to the items in foreign currency reported in the statements as of December 31, 2001 would not have made any significant difference to the figures for income and shareholders’ equity at that date.

Accounts receivable owed to the Company by its dealers may be sold off to factoring companies (the transactions are “without recourse” within pre-set limits). When each amount due matures, the factor pays to the Company the nominal value of the account receivable, net of amounts due to dealers for services rendered. The Company has not issued any guarantees to cover these transactions.

Treasury stock

Treasury stock is posted to working capital since it is subject to future sale and has been acquired on the market in implementation of the decisions made by the Shareholders’ Meetings of June 15, 1999 and April 12, 2000. These shares are shown at the lesser cost determined with the FIFO method and market value. A corresponding Shareholders’ Equity reserve has been opened on the liability side of the balance sheet for an amount equal to the value of the shares shown on the asset side.

Accruals and deferrals

These are shown for the period in which the relevant costs and income items occur.

Reserves for risks and charges

Reserve for taxes: this includes amounts conservatively set aside to cover presumed tax charges on positions not yet defined.

Reserve for deferred taxes: this includes deferred taxes, net of advance tax payments made, whenever the conditions arise, deriving from temporary differences between the values attributed to assets and liabilities according to accounting criteria and the value attributed to the same assets and liabilities for tax purposes.

2002 ANNUAL REPORT	125

Prepaid taxes that do not offset deferred taxes are entered under “accounts receivable from others” in working capital.

In accordance with the conservative principle, assets deriving from prepaid taxes are not shown whenever it is not reasonably certain that taxable income will be higher than the differences that will be offset in the financial years in which the relative temporary differences will be settled.

Other: this item includes provisions set aside to cover certain or probable charges whose precise amounts or settlement dates could not be determined as of the close of the financial year.

Reserve for employee termination indemnities

The reserve is shown net of advanced payments. It is determined pursuant to current legislation (in particular Law 297 of May 29, 1982 which prescribes its mandatory fixed and variable revaluation) and the collective labor contract. The reserve is adjusted to the requirements maturing at the end of the year in favor of working force at that date. Long-term investments, under “Accounts receivable from others”, also include receivables deriving from advanced tax payments on the reserve for employee termination indemnities pursuant to Law 662 of December 23, 1996 and further amendments and riders.

Revenues and costs

These are shown in the financial statements on an accrual basis.

In particular, activation fees are shown at the moment the contract is stipulated since they correspond to activation costs. The item “traffic revenues”, referring to telecommunications services, includes charges that the Company has invoiced to its customers but that must be paid over to other domestic and foreign fixed and mobile telephone network operators.

Contributions

Grants for both current operations and plants are shown in the accounting period in which the evidentiary documentation is acquired or, when their issue is certain due to consolidated procedures, in the accounting period in which the relative costs are borne.

Specifically, the posting of contributions for plants is put off to successive financial years and in the meantime, these contributions are entered under deferred income. The Income Statement posting is made in correlation with the progressive depreciation of the assets to which they refer.

Leased assets

Leased operating assets are shown in the financial statements in accordance with the account framework emerging from the current legal interpretation on this subject which prescribes that leasing fees must be shown among costs incurred during the financial year.

Memorandum accounts

“Guarantees provided” are shown at the same nominal value of the guarantee net of the counter-guarantees received, in order to reduce the risk and potential exposure in relation to the guaranteed party.

“Collateral provided” is shown at the same nominal value of the guaranteed asset.

“Purchase and sales commitments” refer to contracts with deferred performance, for which Company has obligations to third parties and vice-versa effective as of the time the contracts were stipulated. Commitments are evaluated based on contracts outstanding at the end of period.

With regards to the specific items listed here, it must be noted that goods received under leasing agreements have been entered for the amount of the installments accruing in future periods, increased by the redemption value.

Information concerning relations with related parties and, in particular, with affiliated companies, controlling companies and subsidiaries of the latter, is provided for the main items of the Balance Sheet and Statement of Income for which such data is relevant. This information is considered exhaustive in relation to the requirements of Art. 2428 of the Italian Civil Code and to CONSOB memoranda No. 97001574 of February 20, 1997 No. 98015375 of February 27, 1998 and No. 2064231 of September 30, 2002. All the transactions conducted with these firms have been completed based on normal market conditions or specific regulatory provisions.

It is noted that the Directors and the Chief Executive Officer disclosed no relations with related parties, as defined by International Accounting Standard No. 24.

2002 ANNUAL REPORT	126

ASSETS

INTANGIBLES, FIXED ASSETS AND LONG-TERM INVESTMENTS	Euro 9,177,925 thousand
(Euro 11,448,157 thousand at December 31, 2001)

This item decreased by Euro 2,270,232 thousand compared to the previous period.

INTANGIBLE ASSETS	Euro 2,809,216 thousand
(Euro 2,780,739 thousand at December 31, 2001)

This item increased by Euro 28,477 thousand.

The following tables contain details of the changes for each item in the intangible assets category as well as the balances at the beginning and end of the financial year.

Changes related to the intangible assets acquired through the incorporation of Blu S.p.A. are listed separately. The historical costs and amortization reserves existing as of January 1, 2002 are detailed in the changes for the period.

INTANGIBLE ASSETS AS OF 12/31/2001

(in thousands of euro)	Cost	Accumulated amortization	Book value
Start-up and expansion costs	18,951	(7,580)	11,371
TIM S.p.A.	18,951	(7,580)	11,371
Blu S.p.A.	—	—	—
Research, development and advertising costs	—	—	—
TIM S.p.A.	—	—	—
Blu S.p.A.	—	—	—
Industrial patents and intellectual property rights	1,102,336	(803,835)	298,501
TIM S.p.A.	1,102,336	(803,835)	298,501
Blu S.p.A.	—	—	—
Franchises, licenses, trademarks and similar rights	2,421,445	(4,427)	2,417,018
TIM S.p.A.	2,421,445	(4,427)	2,417,018
Blu S.p.A.	—	—	—
Goodwill	—	—	—
TIM S.p.A.	—	—	—
Blu S.p.A.	—	—	—
Work in progress and advances	27,354	—	27,354
TIM S.p.A.	27,354	—	27,354
Blu S.p.A.	—	—	—
Others	129,817	(103,322)	26,495
TIM S.p.A.	129,817	(103,322)	26,495
Blu S.p.A.	—	—	—

Total	3,699,903	(919,164)	2,780,739

2002 ANNUAL REPORT	127

CHANGE FOR THE YEAR

	Intangible assets of Blu S.p.A. as of 01/01/2002
(in thousands of euro)	Historical cost	Accumulated amortization	Acquisitions/ Capitali-zation	Reclassi- fication	Net value of disposals/ write-offs/ transfers	Net value Write-downs Write-ups	Amorti- zation	Total change
Start-up and expansion costs	15,397	(6,159)	—	—	—	(6,870)	(6,158)	(3,790)
TIM S.p.A.	—	—	—	—	—	—	(3,790)	(3,790)
Blu S.p.A.	15,397	(6,159)	—	—	—	(6,870)	(2,368)	—
Research, development and advertising costs	32,819	(12,152)	—	—	(3,903)	(12,468)	(4,296)	—
TIM S.p.A.	—	—	—	—	—	—	—	—
Blu S.p.A.	32,819	(12,152)	—	—	(3,903)	(12,468)	(4,296)	—
Industrial patents and intellectual property rights	111,957	(53,719)	386,040	25,772	(63,617)	(1,594)	(332,273)	72,566
TIM S.p.A.	—	—	376,472	25,623	—	—	(330,093)	72,002
Blu S.p.A.	111,957	(53,719)	9,568	149	(63,617)	(1,594)	(2,180)	564
Franchises, licenses, trademarks and similar rights	7,407	(1,307)	16,780	(8)	(109)	(5,596)	(122,357)	(105,190)
TIM S.p.A.	—	—	16,780	—	—	—	(121,970)	(105,190)
Blu S.p.A.	7,407	(1,307)	—	(8)	(109)	(5,596)	(387)	—
Goodwill	4,752	(1,841)	—	—	(1,674)	(873)	(364)	—
TIM S.p.A.	—	—	—	—	—	—	—	—
Blu S.p.A.	4,752	(1,841)	—	—	(1,674)	(873)	(364)	—
Work in progress and advances	1,353	—	83,196	(26,742)	—	(262)	—	57,545
TIM S.p.A.	—	—	83,196	(25,651)	—	—	—	57,545
Blu S.p.A.	1,353	—	—	(1,091)	—	(262)	—	—
Others	170,120	(46,256)	17,485	978	(53,868)	(53,617)	(27,496)	7,346
TIM S.p.A.	—	—	14,753	28	—	—	(16,646)	(1,865)
Blu S.p.A.	170,120	(46,256)	2,732	950	(53,868)	(53,617)	(10,850)	9,211

Total	343,805	(121,434)	503,501	—	(123,171)	(81,280)	(492,944)	28,477

INTANGIBLE ASSETS AS OF 12/31/2002

(in thousands of euro)	Cost	Accumulated amortization	Net write- downs	Book value
Start-up and expansion costs	34,348	(19,897)	(6,870)	7,581
TIM S.p.A.	18,951	(11,370)	—	7,581
Blu S.p.A.	15,397	(8,527)	(6,870)	—
Research, development and advertising costs	27,940	(15,472)	(12,468)	—
TIM S.p.A.	—	—	—	—
Blu S.p.A.	27,940	(15,472)	(12,468)	—
Industrial patents and intellectual property rights	1,512,854	(1,140,193)	(1,594)	371,067
TIM S.p.A.	1,504,431	(1,133,928)	—	370,503
Blu S.p.A.	8,423	(6,265)	(1,594)	564
Franchises, licenses, trademarks and similar rights	2,445,497	(128,073)	(5,596)	2,311,828
TIM S.p.A.	2,438,225	(126,397)	—	2,311,828
Blu S.p.A.	7,272	(1,676)	(5,596)	—
Goodwill	2,061	(1,188)	(873)	—
TIM S.p.A.	—	—	—	—
Blu S.p.A.	2,061	(1,188)	(873)	—
Work in progress and advances	85,161	—	(262)	84,899
TIM S.p.A.	84,899	—	—	84,899
Blu S.p.A.	262	—	(262)	—
Others	235,440	(147,982)	(53,617)	33,841
TIM S.p.A.	141,159	(116,529)	—	24,630
Blu S.p.A.	94,281	(31,453)	(53,617)	9,211

Total	4,343,301	(1,452,805)	(81,280)	2,809,216

2002 ANNUAL REPORT	128

Startup and expansion costs	Euro 7,581 thousand
(Euro 11,371 thousand at December 31, 2001)

This item involves costs capitalized during financial year 2000 for capital transactions, such as the conversion of savings shares into ordinary shares and the capital increase reserved for Telecom Italia S.p.A., underwritten through the transfer of Stet Mobile Holding shares. The residual values related to the incorporated company Blu S.p.A. have been written down in full, given that the conditions that originally permitted capitalization no longer exist. The net change for the period thus refers to depreciation of the startup and expansion costs posted by TIM S.p.A..

Research, development and advertising costs	Euro –
(Euro – at December 31, 2001)

This item shows changes during the period due to the incorporation of advertising costs capitalized in previous periods by Blu S.p.A..

The residual values as of December 31, 2002 have been written down in full, since they refer to corporate advertising campaigns for the brand name of the incorporated company and they thus have no future use.

Industrial patents and intellectual property rights	Euro 371,067 thousand
(Euro 298,501 thousand at December 31, 2001)

This item increased by Euro 72,566 thousand and is connected mainly to software for the period. The change is due mainly to the significant investments made during the period by TIM (Euro 376,472 thousand) and the reclassification of work in progress by TIM for movements in the period (Euro 25,623 thousand), net of amortization and depreciation entered in the books (Euro 332,273 thousand, of which Euro 2,180 thousand for assets acquired from Blu S.p.A.) and of divestments made by Blu S.p.A. during the spin-off of lines of business on October 7, 2002 (Euro 63,246 thousand).

Franchises, licenses, trademarks and similar rights	Euro 2,311,828 thousand
(Euro 2,417,018 thousand at December 31, 2001)

This item decreased by Euro 105,190 thousand. The cost entered at the beginning of the year refers to the value of the UMTS license acquired at the end of financial year 2000 and entered – for Euro 2,417,018 thousand – at the auction award value. Amortization of the license started in January 2002 – even though its commercial exploitation has not yet begun – with the purpose of obtaining the fiscal benefit associated with the deductibility of the relative cost. The portion allocated to the period amounts to Euro 120,851 thousand. If this amortization had not been posted, net income would have been Euro 336 million (Euro 130 million pre-tax) and the shareholders’ equity would have been Euro 7,116 million. During the year, the “Wireless Local Loop” license was purchased and subsequently capitalized, and was amortized for Euro 1,119 thousand.

Goodwill	Euro –
(Euro – at December 31, 2001)

The incorporation of the values of Blu following the merger involved the acquisition – among TIM’s assets – of goodwill from the retail businesses set up by Blu such as “Blu Zone” shops. During the spin-off the incorporated company transferred several sh129ops and the relevant goodwill to other mobile operators. The remainder following this transaction was taken over by TIM and was writn down in full, since these shops are no longer in business.

Work in progress and advances	Euro 84,899 thousand
(Euro 27,354 thousand at December 31, 2001)

This item increased by Euro 57,545 thousand due to the higher value of the investments compared to the reclassifications conducted for the movements in the period.

Other	Euro 33,841 thousand
(Euro 26,495 thousand at December 31, 2001)

This item increased by Euro 7,346 thousand and is composed mainly of “lease-hold improvements”. The writedown taken on the residual values at December 31, 2002 and referring to the assets incorporated from Blu S.p.A. (equivalent to Euro 53,617 thousand) includes the write-off of expenses capitalized by Blu for contributions owed to the Defense Ministry (Euro 36,124 thousand) and the write-off of other capitalization for the startup costs of Blu S.p.A., for which there no longer exist conditions of future utility.

Investments for the period amounted to a total of Euro 503,501 thousand (Euro 725,872 thousand, considering the residual values of Blu S.p.A. at January 1,2002). A portion of these investments, equivalent to Euro 140,529 thousand, was for transactions with related parties, mainly Telesoft S.p.A. Saritel S.p.A., the Webegg Group and Netikos.

2002 ANNUAL REPORT	129

Listed below are the intangibles that were sold / eliminated / transferred, with details of the writedowns taken on them during the period.

ASSETS DISPOSED OF/WRITTEN OFF/TRANSFERRED

(in thousands of euro)	Cost	Reva- luation	Accumulated amortization	Book value
Start-up and expansion costs	—	—	—	—
TIM S.p.A.	—	—	—	—
Blu S.p.A.	—	—	—	—
Research, development and advertising costs	4,879	—	(976)	3,903
TIM S.p.A.	—	—	—	—
Blu S.p.A.	4,879	—	(976)	3,903
Industrial patents and intellectual property rights	113,251	—	(49,634)	63,617
TIM S.p.A.	—	—	—	—
Blu S.p.A.	113,251	—	(49,634)	63,617
Franchises, licenses, trademarks and similar rights	126	—	(17)	109
TIM S.p.A.	—	—	—	—
Blu S.p.A.	126	—	(17)	109
Goodwill	2,691	—	(1,017)	1,674
TIM S.p.A.	—	—	—	—
Blu S.p.A.	2,691	—	(1,017)	1,674
Work in progress and advances	—	—	—	—
TIM S.p.A.	—	—	—	—
Blu S.p.A.	—	—	—	—
Other intangible assets	82,961	—	(29,093)	53,868
TIM S.p.A.	3,439	—	(3,439)	—
Blu S.p.A.	79,522	—	(25,654)	53,868

Total	203,908	—	(80,737)	123,171

2002 ANNUAL REPORT	130

AMORTIZATION OF INTANGIBLE ASSETS

	Write-down
(in thousands of euro)	Historical cost	Accumulated amortization	Book value
Start-up and expansion costs	15,397	(8,527)	6,870
TIM S.p.A.	—	—	—
Blu S.p.A.	15,397	(8,527)	6,870
Research, development and advertising costs	27,940	(15,472)	12,468
TIM S.p.A.	—	—	—
Blu S.p.A.	27,940	(15,472)	12,468
Industrial patents and intellectual property rights	7,537	(5,943)	1,594
TIM S.p.A.	—	—	—
Blu S.p.A.	7,537	(5,943)	1,594
Franchises, licenses, trademarks and similar rights	7,272	(1,676)	5,596
TIM S.p.A.	—	—	—
Blu S.p.A.	7,272	(1,676)	5,596
Goodwill	2,061	(1,188)	873
TIM S.p.A.	—	—	—
Blu S.p.A.	2,061	(1,188)	873
Work in progress and advances	262	—	262
TIM S.p.A.	—	—	—
Blu S.p.A.	262	—	262
Other intangible assets	75,254	(21,637)	53,617
TIM S.p.A.	—	—	—
Blu S.p.A.	75,254	(21,637)	53,617

Total	135,723	(54,443)	81,280

2002 ANNUAL REPORT	131

FIXED ASSETS	Euro 2,174,669 thousand

(Euro 2,293,318 thousand at December 31, 2001)

This item dropped by Euro 118,649 thousand compared to the figure from the financial statements for 2001.

The statements listed below illustrate the changes that have arisen in Fixed Assets and the composition at the beginning and end of the financial year. The changes for fixed assets acquired as a result of the incorporation of Blu S.p.A. have been shown separately: here, the historic costs and depreciation funds as at January 1, 2002 have been detailed in the changes for the period.

FIXED ASSETS AT 12/31/2001
(in thousands of euro)	Cost	Revaluation	Accumulated depreciation	Book value
Land and buildings	113,799	1,997	(15,482)	100,314
- non-industrial	601	13	—	614
TIM S.p.A.	601	13	—	614
Blu S.p.A.	—	—	—	—
- industrial	113,198	1,984	(15,482)	99,700
TIM S.p.A.	113,198	1,984	(15,482)	99,700
Blu S.p.A.	—	—	—	—
Plant and machinery	5,016,549	344	(3,147,672)	1,869,221
TIM S.p.A.	5,016,549	344	(3,147,672)	1,869,221
Blu S.p.A.	—	—	—	—
Manufacturing and commercial equipment	70,936	2	(46,343)	24,595
TIM S.p.A.	70,936	2	(46,343)	24,595
Blu S.p.A.	—	—	—	—
Other fixed assets	440,703	7	(250,841)	189,869
TIM S.p.A.	440,703	7	(250,841)	189,869
Blu S.p.A.	—	—	—	—
Work in progress and advances	109,319	—	—	109,319
TIM S.p.A.	109,319	—	—	109,319
Blu S.p.A.	—	—	—	—

Total	5,751,306	2,350	(3,460,338)	2,293,318

2002 ANNUAL REPORT	132

CHANGE FOR THE YEAR

	Fixed assets of Blu S.p.A. at 01/01/2002
(in thousands of euro)	Historical cost	Accumulated depreciation	Acquisitions/ Capitalization	Reclassification	Net value of disposals/ write-offs/ transfers	Net value Write-downs Write-ups	Depreciation	Total change
Land and buildings	24,647	(2,572)	2,233	1,775	(92,194)	(8,070)	(7,606)	(81,787)
- non-industrial	—	—	—	—	—	—	—	—
TIM S.p.A.	—	—	—	—	—	—	—	—
Blu S.p.A.	—	—	—	—	—	—	—	—
- industrial	24,647	(2,572)	2,233	1,775	(92,194)	(8,070)	(7,606)	(81,787)
TIM S.p.A.	—	—	30	—	(81,196)	—	(6,270)	(87,436)
Blu S.p.A.	24,647	(2,572)	2,203	1,775	(10,998)	(8,070)	(1,336)	5,649
Plant and machinery	353,126	(60,509)	334,312	42,507	(204,569)	(66,759)	(578,801)	(180,693)
TIM S.p.A.	—	—	314,544	32,832	(3,686)	—	(562,908)	(219,218)
Blu S.p.A.	353,126	(60,509)	19,768	9,675	(200,883)	(66,759)	(15,893)	38,525
Manufacturing and commercial equipment	4,945	(1,225)	12,326	19	(7)	(3,478)	(12,373)	207
TIM S.p.A.	—	—	11,039	—	—	—	(11,290)	(251)
Blu S.p.A.	4,945	(1,225)	1,287	19	(7)	(3,478)	(1,083)	458
Other fixed assets	47,049	(15,977)	45,490	40,882	(20,620)	(4,608)	(78,492)	13,724
TIM S.p.A.	—	—	44,224	41,245	(274)	—	(76,295)	8,900
Blu S.p.A.	47,049	(15,977)	1,266	(363)	(20,346)	(4,608)	(2,197)	4,824
Work in progress and advances	23,575	—	203,977	(85,555)	(10,181)	(1,916)	—	129,900
TIM S.p.A.	—	—	203,977	(74,077)	—	—	—	129,900
Blu S.p.A.	23,575	—	—	(11,478)	(10,181)	(1,916)	—	—

Total	453,342	(80,283)	598,338	(372)	(327,571)	(84,831)	(677,272)	(118,649)

FIXED ASSETS AT 12/31/2002

(in thousands of euro)	Cost	Revaluation	Accumulated depreciation	Net write- downs	Book value
Land and buildings	38,081	1,997	(13,481)	(8,070)	18,527
- non-industrial	601	13	—	—	614
TIM S.p.A.	601	13	—	—	614
Blu S.p.A.	—	—	—	—	—
- industrial	37,480	1,984	(13,481)	(8,070)	17,913
TIM S.p.A.	20,823	1,984	(10,543)	—	12,264
Blu S.p.A.	16,657	—	(2,938)	(8,070)	5,649
Plant and machinery	5,317,452	344	(3,562,509)	(66,759)	1,688,528
TIM S.p.A.	5,175,654	344	(3,525,995)	—	1,650,003
Blu S.p.A.	141,798	—	(36,514)	(66,759)	38,525
Manufacturing and commercial equipment	88,219	2	(59,941)	(3,478)	24,802
TIM S.p.A.	81,975	2	(57,633)	—	24,344
Blu S.p.A.	6,244	—	(2,308)	(3,478)	458
Other fixed assets	545,865	7	(337,671)	(4,608)	203,593
TIM S.p.A.	525,331	7	(326,569)	—	198,769
Blu S.p.A.	20,534	—	(11,102)	(4,608)	4,824
Work in progress and advances	241,135	—	—	(1,916)	239,219
TIM S.p.A.	239,219	—	—	—	239,219
Blu S.p.A.	1,916	—	—	(1,916)	—

Total	6,230,752	2,350	(3,973,602)	(84,831)	2,174,669

2002 ANNUAL REPORT	133

Investments for the period total Euro 598,338 thousand (Euro 971,397 thousand, considering the residual values of Blu S.p.A. at January 1, 2002) and – for Euro 28,063 thousand – they refer to transactions completed with related parties, mainly Saritel S.p.A.

Details on the assets that were sold / eliminated / transferred during the period are listed in the table below: for TIM S.p.A., this essentially shows divestments made pursuant to the plan to replace obsolete equipment and the real estate on Via Aurelia, while for Blu S.p.A. the divestments involved the transfer of lines of business to other operators.

ASSETS DISPOSED OF/WRITTEN OFF/TRANSFERRED

(in thousands of euro)	Cost	Revaluation	Accumulated depreciation	Net value
Land and buildings	104,373	—	(12,179)	92,194
- non-industrial	—	—	—	—
TIM S.p.A.	—	—	—	—
Blu S.p.A.	—	—	—	—
- industrial	104,373	—	(12,179)	92,194
TIM S.p.A.	92,405	—	(11,209)	81,196
Blu S.p.A.	11,968	—	(970)	10,998
Plant and machinery	429,042	—	(224,473)	204,569
TIM S.p.A.	188,271	—	(184,585)	3,686
Blu S.p.A.	240,771	—	(39,888)	200,883
Manufacturing and commercial equipment	7	—	0	7
TIM S.p.A.	—	—	—	—
Blu S.p.A.	7	—	0	7
Other fixed assets	27,783	—	(7,163)	20,620
TIM S.p.A.	841	—	(567)	274
Blu S.p.A.	26,942	—	(6,596)	20,346
Work in progress and advances	10,181	—	—	10,181
TIM S.p.A.	—	—	—	—
Blu S.p.A.	10,181	—	—	10,181

Total	571,386	—	(243,815)	327,571

DEPRECIATION OF FIXED ASSETS

(in thousands of euro)	Cost	Accumulated depreciation	Net value
Land and buildings	9,682	(1,612)	8,070
- non-industrial	—	—	—
TIM S.p.A.	—	—	—
Blu S.p.A.	—	—	—
- industrial	9,682	(1,612)	8,070
TIM S.p.A.	—	—	—
Blu S.p.A.	9,682	(1,612)	8,070
Plant and machinery	88,201	(21,442)	66,759
TIM S.p.A.	—	—	—
Blu S.p.A.	88,201	(21,442)	66,759
Manufacturing and commercial equipment	5,415	(1,937)	3,478
TIM S.p.A.	—	—	—
Blu S.p.A.	5,415	(1,937)	3,478
Other fixed assets	6,952	(2,344)	4,608
TIM S.p.A.	—	—	—
Blu S.p.A.	6,952	(2,344)	4,608
Work in progress and advances	1,916	—	1,916
TIM S.p.A.	—	—	—
Blu S.p.A.	1,916	—	1,916

Total	112,166	(27,335)	84,831

2002 ANNUAL REPORT	134

Writedowns were taken on residual values at December 31, 2002 for the assets incorporated from Blu S.p.A., considering their changed future utility or their presumed market value, if less.

With reference to the provisions of Art. 10 of Law 72/1983, listed below is a detailed outline of the write-ups taken during the period for assets that are still held by the company.

(in thousands of euro)	Land and buildings	Plant and machinery	Manufacturing and commercial equipment	Other fixed assets	Total
Revaluations:
- under law No. 576 of 12/2/1975	87	29	2	—	118
- under law No. 72 of 03/19/1983	538	315	—	7	860
- under law No. 413 of 12/30/1991	1,372	—	—	—	1,372

Total	1,997	344	2	7	2,350

LONG-TERM INVESTMENTS	Euro 4,194,040 thousand
(Euro 6,374,100 thousand at December 31, 2001)

This item decreased by Euro 2,180,060 thousand compared to December 31, 2001.

Long-term investments are broken down as follows:

(in thousands of euro)	12/31/2002	12/31/2001
Equity investments in:
- subsidiaries	4,167,275	6,358,032
- affiliated companies	5,989	671
- other companies	535	34
	4,173,799	6,358,737
Advances on future capital contributions	—	—
Receivables
- from others	15,578	11,518
Other securities	4,663	3,845

Total	4,194,040	6,374,100

Equity investments	Euro 4,173,799 thousand
(Euro 6,358,737 thousand at December 31, 2001)

Subsidiaries	Euro 4,167,275 thousand
(Euro 6,358,032 thousand at December 31, 2001)

The aggregate value refers to the holding of equity investments in TIM International N.V. The subsidiary’s book value was increased in 2002 due to the conversion to share capital of payments for future capital increases made during the financial year, amounting to Euro 761,243 thousand.

The book value that was thus determined, equivalent to Euro 7,119,275 thousand, was adjusted by Euro 2,952,000 thousand in consideration of the writedowns taken by the subsidiary on its international portfolio. Specifically, TIM International N.V. fully wrote down the book value of Is TIM, considering the deteriorating prospects of the Turkish affiliate as a result of the ongoing negative macroeconomic picture in which the company works, a scenario that was further burdened by the failure to stipulate an agreement for national roaming. This is thus reflected in deteriorating economic prospects for the company.

TIM International has also made provisions of Euro 652 million to the reserves for risks and charges, essentially to cover the guarantees issued against loans to Is TIM.

2002 ANNUAL REPORT	135

The Dutch holding company has also taken a writedown on subsidiary Digitel, due to declining currency and macroeconomic conditions in Venezuela, which have affected the profitability of the investment. Lastly, TIM International N.V. adjusted the book value of certain Brazilian subsidiaries to take into account several entries correcting the values of the assets capitalized in previous periods.

TIM has also adjusted the value of TIM International N.V. to consider the effects of the transfer of equity investments made by the subsidiary during the financial year. These transfers generated net gains that were less than the amounts considered during the assessment of the international portfolio at December 31, 2001 (Euro 153 million).

On October 7, 2002, TIM S.p.A. acquired the full share package of Blu S.p.A Following the merger by incorporation, which legally went into effect on December 23, 2002, the value of the equity investment, entered for the sum of Euro 83,555 thousand, was written off against the shareholders’ equity of the incorporated company at that date, excluding the results for the period.

Affiliated companies	Euro 5,989 thousand
(Euro 671 thousand at December 31, 2001)

This item increased by Euro 5,318 thousand.

In March TIM withdrew from Consorzio Elettra 2000, waiving liquidation of the respective share of Euro 310 thousand in the business consortium fund.

On May 17, 2002 the Company subscribed and paid a proportional amount of the share capital increase deliberated by Edotel S.p.A., thus maintaining its stake in the company unchanged at 40%. The total outlay for this operation was Euro 5,625 thousand. At the end of the year, the book value of Edotel S.p.A. was adjusted by the portion of the loss accrued in the period, in the amount of Euro 12 thousand.

On July 3, 2002, the Company and Telecom Italia S.p.A. established the consortium “Consorzio Energia Gruppo Telecom Italia” and paid up the relevant stake in the fund, equivalent to Euro 5 thousand.

On November 8, 2002, the Company and Telecom Italia S.p.A established the “Telenergia s.r.l.” company. The stake subscribed by TIM S.p.A. amounts to Euro 10 thousand.

Other enterprises	Euro 535 thousand
(Euro 34 thousand at December 31, 2001)

The increase in this item, totaling Euro 501 thousand, can be attributed to the incorporation of the IN.TEL.AUDIT company, in which investments are held by Olivetti S.p.A., Telecom Italia S.p.A. and Seat Pagine Gialle S.p.A, in addition to TIM, which has an 18.18% share in the business consortium fund (for a total of Euro 500 thousand).

The corporate purpose of the consortium is the execution of activities connected with internal auditing of the member companies. In Q3 2002, the Company also acquired 0.133% of the share capital of the Idroenergia consortium, equivalent to Euro 1 thousand.

Advances on future capital contributions	Euro -
(Euro – at December 31, 2001)

This item refers to interest-free advances for future capital increases made to the subsidiary TIM International N.V. with the aim of supporting the development of the TIM Group in other countries, with special reference to Latin America. Disbursements made during the year, equivalent to Euro 761,243 thousand, were converted to capital following the resolution passed by the Shareholders’ Meeting held by the subsidiary on December 13, 2002.

The statements detailing the changes arising during the year in the long-term equity investments, as well as the list of equity investments held by TIM S.p.A., are reported in the annexes to the Notes (Annexes 1 and 2).

Accounts receivable	Euro 15,578 thousand
(Euro 11,518 thousand at December 31, 2001)

This item increased by Euro 4,060 thousand compared to December 31, 2001 and refers to:

•	loans granted to employees for Euro 14,026 thousand (of which Euro 7 thousand acquired from Blu S.p.A.)

•	tax credits for advanced employee indemnity payments (pursuant to Law No. 662/1996 and subsequent amendments and riders) for Euro 1,552 thousand. This value was zero for Blu S.p.A. at December 31, 2002.

A breakdown of receivables falling due within and beyond five years is shown in the Notes (Annex 3).

2002 ANNUAL REPORT	136

Securities	Euro 4,663 thousand

(Euro 3,845 thousand at December 31, 2001)

This item increased by Euro 818 thousand.

It includes the following components:

•	securities on deposit with the Ministry of Communications in accordance with the GSM Agreement. In detail, it consists of BTPs (long-term treasury bonds) maturing on January 1, 2004 for Euro 1,040 thousand and CCTs (treasury credit certificates) maturing on May 1, 2004 for Euro 518 thousand.

•	paid-in shares in the Saturn Venture Partners LLC closed-end investment fund, for a total of Euro 3,105 thousand.

WORKING CAPITAL	Euro 3,771,320 thousand
(Euro 2,661,449 thousand at December 31, 2001)

INVENTORIES	Euro 35,645 thousand
(Euro 47,573 thousand at December 31, 2001)

MERCHANDISE	Euro 35,645 thousand
(Euro 47,573 thousand at December 31, 2001)

This item decreased by Euro 11,928 thousand and includes goods for sale, mainly mobile communications equipment. The amount is posted net of a Euro 2,484 thousand writedown, which was entered to align the stock value with the estimated market value.

ACCOUNTS RECEIVABLE	Euro 3,602,074 thousand
(Euro 2,606,182 thousand at December 31, 2001)

This item increased by Euro 995,892 thousand.

The table below shows the breakdown of the beginning and ending balances, plus changes during the year for each receivables category.

			Change for the year
(in thousands of euro)	12/31/2001	Uses	Provisions	Other changes	12/31/2002
Trade accounts receivable	1,010,728	—	—	520,101	1,530,829
- doubtful debts
TIM S.p.A.	(83,000)	44,782	(47,290)	—	(85,508)
Blu S.p.A.	—	10,973	(3,963)	(10,702)	(3,692)
Total trade accounts receivable	927,728	55,755	(51,253)	509,399	1,441,629
From subsidiaries	38,588	—	—	(8,250)	30,338
From affiliated companies	9,966	—	—	(436)	9,530
From controlling companies	1,046,222	—	—	(765,622)	280,600
From others:
Accounts receivable from Government and other public entities for contributions and subsidies	13,087	—	—	2,981	16,068
Other items	570,591	—	—	1,253,318	1,823,909

Total	2,606,182	55,755	(51,253)	991,390	3,602,074

Trade accounts receivable, gross of the corresponding reserve for bad debt, amounted to Euro 1,530,829 thousand, with an increase of Euro 520,101 thousand compared to the end of 2001. The reserve for bad debt amounted to Euro 89,200 thousand at year-end. The sum of Euro 55,755 thousand was used during the period, with Euro 51,253 thousand paid into the reserve. During the year, TIM factored Euro 3,399 million worth of trade accounts receivable. At December 31, 2002, the transferred receivables that had not yet matured amounted to Euro 353 million. Lastly, credit relations with related parties amounted to Euro 39,235 thousand, mainly involving TI Sparkle.

2002 ANNUAL REPORT	137

Accounts receivable from subsidiaries and affiliated companies dropped by Euro 8,250 thousand and Euro 436 thousand respectively compared to these items at December 31, 2001. These receivables are almost exclusively of a commercial nature, in that they are mainly connected traffic revenues and services supplied.

Accounts receivable to parent companies dropped by Euro 765,622 thousand compared to the previous period. This can be attributed to write-off of the entries for the corresponding current account and to the drop in trade receivables, which amounted to Euro 278,954 thousand (Euro 346,531 thousand at December 31, 2001) and refer essentially to traffic revenues.

Accounts receivable from others are shown in the table below.

(in thousands of euro)	12/31/2002	12/31/2001	Change
Tax credits	1,622,185	319,049	1,303,136
Payments to be recorded	2,786	4,110	(1,324)
Contributions and subsidies from the Government and other public entities	16,068	13,087	2,981
Receivables from employees	3,291	3,787	(496)
Other	195,647	243,645	(47,998)

Total	1,839,977	583,678	1,256,299

Tax credits are composed mainly of credits for pre-paid taxes (Euro 1,088,598 thousand), net of an offset against the reserves for deferred taxes and the excess in the down payments made toward income tax during the period with respect to the estimated liability for current taxes (Euro 482,440 thousand). Pre-paid taxes are attributable almost entirely to the reserves for risks and charges and to the writedown of TIM International N.V. for the portion deductible in the upcoming financial periods.

This item also includes the VAT credit of Blu S.p.A. with the Financial Administration, for which a refund has been requested. This credit, which matured in 2000 as a result of the heavy investments made in depreciable assets, was acquired by the Company following the merger by incorporation and it amounts to Euro 41,110 thousand, net of interest.

The aggregate amount of trade receivables acquired pursuant to the incorporation of Blu S.p.A. is equivalent to Euro 42,793 thousand, while accounts receivable from others total Euro 41,960 thousand.

A breakdown of accounts receivable and accrued income by maturity and type is shown at the end of these Notes (Annex 3).

SHORT-TERM FINANCIAL ASSETS	Euro 4,285 thousand
(Euro 5,657 thousand at December 31, 2001)

Treasury stock

This item refers to 897,835 TIM ordinary shares that the Company acquired in 2000 pursuant to the Ordinary Shareholders’ Meeting resolutions of June 15, 1999 and April 12, 2000 for the ensuing offer to dealers. These shares remained on account with the Company after the offer to dealers had expired and their value was adjusted by Euro 1,372 thousand according to market prices. No new acquisitions or sale of shares were made during the course of the year.

2002 ANNUAL REPORT	138

LIQUID ASSETS	Euro 129,316 thousand
(Euro 2,037 thousand at December 31, 2001)

This item increased by Euro 127,279 thousand compared to the year-end value for 2001.

It refers to:

•	the balance of bank and postal deposits for Euro 129,014 thousand; the particularly high figure for this entry is linked mainly to the fixed-term deposit of Euro 84,000 thousand opened in favor of Blu’s creditors in order to implement the merger by incorporation of Blu S.p.A. and subsequently redeemed on February 27, 2003;

•	the balance of the item “cash and stamps on hand”, for Euro 302 thousand.

ACCRUALS AND DEFERRALS	Euro 37,478 thousand
(Euro 5,179 thousand at December 31, 2001)

This item increased by Euro 32,299 thousand.

Accrued income amounted to Euro 990 thousand and almost entirely consists of financial transactions.

Accrued income was equivalent to Euro 36,488 thousand, referring mainly to the reversal of the portions accruing in the future for costs borne by the Company for the rental of circuits paid to Telecom Italia S.p.A. and to the reversal of expenses for sponsorship activities (such as the soccer championship and the TIM Cup).

2002 ANNUAL REPORT	139

SHAREHOLDERS’ EQUITY AND LIABILITIES

SHAREHOLDERS’ EQUITY	Euro 7,044,790 thousand
(Euro 10,331,807 thousand at December 31, 2001)

This item dropped by Euro 3,287,017 thousand, due mainly to the payment of dividends passed when the financial statements for 2001 were approved and to the distribution of reserves approved by the Ordinary Shareholders’ Meeting of December 11, 2002 and slated for payment starting on December 19, 2002. The latter was deliberated in order to ensure – to the greatest extent possible – the overall allocation to Shareholders of a sum commensurate to the dividend as provided for by the resolution passed on April 12, 2002. The allocation of reserves, considered the first phase of the overall allocation, was handled by withdrawing retained earnings (from the Extraordinary reserve) and by using part of the additional paid-in capital.

The unit dividend, equivalent to Euro 0.1865 for both share categories, generated the attribution of a full tax credit that can be utilized without limitations, amounting to 56.25% for the Euro 0.0554 portion withdrawn from extraordinary reserve, and the attribution of a limited tax credit of 56.25% for the Euro 0.0963 portion withdrawn from the extraordinary reserve. No tax credit was attributed for the Euro 0.0348 portion withdrawn from the additional paid-in capital.

The following table shows the individual components of Shareholders’ Equity and the relative changes in the period.

SHAREHOLDERS’ EQUITY

	Change for the year
(in thousands of euro)	Balance at 12/31/2001	Allocation of 2001 net income	Extraordinary dividends	Other changes	Balance at 12/31/2002
Share capital	513,964	—	—	—	513,964
Share premium reserve	6,074,957	—	(298,068)	(103,942)	5,672,947
Legal reserve	102,789	4	—	1,149	103,942
Reserve for treasury stock	5,657	—	—	(1,372)	4,285
Other reserves
Reserve for accelerated depreciation	—	187,000	—	(187,000)	—
Reserve under Law 342/2000	303,827	—	—	—	303,827
Extraordinary reserve	1,409,385	(288,006)	(1,299,337)	291,165	113,207
Reserve for capital grants	14,681	—	—	—	14,681
Merger surplus	—	—	—	53,783	53,783
Net income / (loss)	1,906,547	(1,906,547)	—	264,154	264,154

Total shareholders’ equity	10,331,807	(2,007,549)	(1,597,405)	317,937	7,044,790

There were no changes in share capital during the period, which amounts to Euro 513,964,432.74 and consists of 8,434,004,716 ordinary shares and 132,069,163 savings shares, each with a nominal value of Euro 0.06.

The share premium riserve dropped by Euro 402,010 thousand as a result of the distribution of reserves, equivalent to Euro 298,068 thousand (of which Euro 293,472 thousand to ordinary shares and Euro 4,596 thousand to savings shares), and the transfer of Euro 103,942 thousand to the Legal reserve. This transfer, corresponding to over one-fifth of the share capital, in the maximum extent authorized by the Company Bylaws, made it possible to lift the constraint of non-availability for the entire amount of the Legal reserve established at December 31, 2002 for Euro 102,793 thousand.

2002 ANNUAL REPORT	140

Therefore, the Legal reserve increased by Euro 103,942 thousand due to the transfer from share-premium riserve and decreased by Euro 102,793 thousand following the subsequent reclassification to the Extraordinary Reserve. In addition, this was aligned with the minimum sum required by Article 2430 of the Italian Civil Code, as resolved by the Shareholders’ Meeting of April 12, 2002 approving the payment of dividends for 2001, with an increase of Euro 4 thousand.

The Reserve for treasury stock decreased by Euro 1,372 thousand following the adjustment of the book value of TIM shares classified under working capital.

The Reserve for accelerated depreciation was set up pursuant to the Ordinary Shareholders’ Meeting resolution of April 12, 2002 approving the payment of dividends for 2001. Subsequently, TIM exercised the faculty – provided by Art. 4 of Law 448 of December 28, 2001 – to release this reserve by payment of a 19% tax in lieu of income tax. The Reserve for accelerated depreciation was consequently reclassified to the Extraordinary reserve.

The extraordinary reserve decreased by a total of Euro 1,296,178. This reduction is a consequence of the following changes:

•	utilization of Euro 291,216 thousand, further to the above-mentioned resolution for the payment of dividends for 2001, and an additional dividend resolution, for outstanding ordinary shares and savings shares;

•	increase of Euro 3,210 thousand following this resolution for the payment of dividends for 2001, as an allocation of a portion of net income;

•	increase of Euro 291,165 thousand further to reclassifications of the Reserve for accelerated depreciation, the Legal reserve and a portion of the Reserve for treasury stock;

•	the use, following the aforesaid distribution of reserves, of a portion equivalent to Euro 1,299,337 thousand for outstanding ordinary and savings shares (of which Euro 1,279,302 thousand to ordinary shares and Euro 20,035 thousand to savings shares).

The merger surplus amounted to Euro 53,783 thousand. This value corresponds to the difference between the book value of the equity investment in Blu S.p.A., which was written off, and the shareholders’ equity of the company being incorporated at the date the merger went into effect, excluding income (loss) for the period.

It is also noted that a portion totaling Euro 444 thousand of the reserve provided for by Art. 14 of Law 342/2000 and a portion amounting to Euro 102,653 thousand of the extraordinary reserve, are locked up as a guarantee of the capital declared as the Company’s own source of coverage for specific investment programs pursuant to Law 488/92.

RESERVES FOR RISKS AND CHARGES	Euro 773,010 thousand
(Euro 477,541 thousand at December 31, 2001)

The reserves increased by Euro 295,469 thousand. The breakdown of this item and the relevant changes can be summarized as follows:

(in thousands of euro)	Balance at 12/31/2001	Uses / Posted to statement of income	Provisions	Other changes	Balance at 12/31/2002
For taxes:
For taxes:	3,334	(3,334)	—	42,000	42,000
For deferred taxes	0	—	—	0	0
	3,334	(3,334)	—	42,000	42,000
Other reserves:
Reserve for technological update risks	347,540	(27,128)	—	—	320,412
Regulatory framework risk reserve	116,786	(16,984)	33,427	—	133,229
Other reserves for risks and charges	9,881	(310,117)	325,127	252,478	277,369
	474,207	(354,229)	358,554	252,478	731,010

Total	477,541	(357,563)	358,554	294,478	773,010

2002 ANNUAL REPORT	141

Reserve for taxes	Euro 42,000 thousand
(Euro 3,334 thousand at December 31, 2001)

This reserve essentially refers to the excess amount due for current taxes for financial year 2001, as compared to the definitive amount. The excess, which was generated by regulatory changes that arose between the date of the estimate and the date the actual amount due was calculated, was conservatively entered in the Reserve for taxes, in consideration of possible tax disputes in relation to the general audit conducted by the Revenue Officers. The amounts entered are essentially considered adequate for covering any currently foreseeable expenses.

Reserve for deferred taxes	Euro 0
(Euro 0 at December 31, 2001)

Liabilities for deferred taxes were fully offset by the receivables for pre-paid taxes, as done at the end of the previous period.

Other reserves for risks and charges	Euro 731,010 thousand
(Euro 474,207 thousand at December 31, 2001)

The sum of Euro 27,128 thousand was utilized during the year from the reserve for technological update risks, for the divestment of technological equipment that is no longer adequate, for depreciation of analog equipment, and for other operating costs for services offered with this technology.

The regulatory framework risk reserve includes the estimate of future charges relating to TIM’s general obligations towards Agencies and Regulators in accordance with specific laws affecting the industry.

Other reserves for risks and charges include the following:

•	The reserve for guarantee risks amounts to Euro 198,268 thousand. The reserve holds the provisions for any expenses to be borne by the Company for the counter-guarantees issued to Telecom Italia S.p.A. against a loan granted to Is TIM and guaranteed by the Parent Company.

•	The litigation liability reserve amounts to Euro 2,038 thousand (of which Euro 938 thousand referable to TIM S.p.A. and Euro 1,100 thousand acquired when Blu S.p.A. was merged). During the period, the sum of Euro 170 thousand was used (of which Euro 31 thousand represented by TIM S.p.A. and Euro 139 thousand represented by Blu S.p.A), while the amount allocated was equivalent to Euro 206 thousand (the amount is related exclusively to Blu S.p.A.). This represents the conservative evaluation to cover any expenses the company may owe in the event litigation with employees of third parties should go against the Company.

•	The reserve for prize events amounts Euro 5,400 thousand. This covers estimated expenses based on the costs of prizes that, at the closing date, may be requested by participants in prize events organized by the Company. The change in this reserve, broken down by year, can be summarized as follows:

(in thousands of euro)	Balance at 12/31/2001	Uses	Provisions	Other changes	Balance at 12/31/2002
Year 2001:
TIM S.p.A.	826	(842)	16	—	—
Year 2002:
TIM S.p.A.	—	—	5,400	—	5,400
Blu S.p.A.(*)	—	(1,980)	761	1,219	—

Total	826	(2,822)	6,177	1,219	5,400

(*)	The figures for Blu refer to the Balance at 12/31/2001.

2002 ANNUAL REPORT	142

•	The value-adjustment reserve, which was acquired by the Company following the merger by incorporation of Blu S.p.A. At the end of the year, the reserve amounted to Euro 8,967 thousand. Established by Blu S.p.A. when closing financial year 2001 – and amounting to Euro 250,000 thousand – the reserve was calculated in order to adjust assets to their estimated market value. Therefore, when Blu S.p.A. transferred its lines of business, the sum of Euro 149,596 thousand was used from this reserve, essentially to cover the loss arising from the transfer of the line of business to Wind. In addition, it was used against writedowns of fixed and intangible assets, for a total of Euro 166,111 thousand. A portion worth Euro 15,329 thousand was reclassified to the Reserve for transfer-related expenses. The allocation to the reserve amounted to Euro 74,674 thousand.

•	The reserve for transfer-related expenses, likewise acquired following the merger, amounts to a total of Euro 50,552 thousand. This reserve was established by Blu S.p.A. during the year that just ended and it covers the estimated expenses connected with the settlement of pending items, the closing of contractual relations with the distribution network, and expenses connected with dismantling equipment for the radio-access network and the transmission network, and the divestment of connection circuits with the radio-base stations. During the financial year, the changes that were entered in this reserve show provisions of Euro 39,565 thousand, withdrawals of Euro 4,342 thousand, and the reclassification of Euro 15,329 thousand.

RESERVE FOR EMPLOYEE TERMINATION INDEMNITIES	Euro 81,986 thousand
(Euro 71,118 thousand at December 31, 2001)

This item increased by Euro 10,868 thousand compared to December 31, 2001 and during the year, it underwent the following changes:

(in thousands of euro)
Balance at 12/31/2001	71,118

Changes for the year:
Reserve for employee termination indemnities of Blu S.p.A. as of January 1, 2002	3,993

Provisions to the statement of income to cover amounts due to personnel accrued during the period and the revaluation, pursuant to Law 297/1982, both fixed and variable according to changes in the cost of living

- TIM S.p.A.	18,632
- Blu Sp.A.	2,346
Uses for:
- indemnities paid to personnel retired or dismissed during the year	(5,630)
- advances pursuant to Law 297/1982	(1,236)
- pension fund uses	(6,750)
Transfers to and from Group companies and other changes	(487)

Balance at 12/31/2002	81,986

LIABILITIES	Euro 5,073,132 thousand
(Euro 3,225,038 thousand at December 31, 2001)

This item increased by Euro 1,848,094 thousand compared to December 31, 2001 and is detailed as follows:

	At 12/31/2002		At 12/31/2001
(in thousands of euro)	Financial	Trade and other accounts payable	Financial	Trade and other accounts payable
Trade accounts payable	—	1,818,599	—	1,684,255
Accounts payable to subsidiaries	250,000	957	—	244
Accounts payable to affiliated companies	—	1,377	—	2,352
Accounts payable to controlling companies	1,252,719	323,910	—	216,017
Taxes payable	—	89,263	—	84,416
Contributions to pension and social security institutions	—	20,560	—	19,966
Other liabilities	117,063	1,198,684	236,850	980,938

Total	1,619,782	3,453,350	236,850	2,988,188

2002 ANNUAL REPORT	143

Trade accounts payable increased by Euro 134,344 thousand compared to year-end 2001. A portion of Euro 281,181 thousand of this item refers to payables due to Telecom Italia Group companies, including Saritel, Italtel, Telesoft S.p.A., Telecom Italia LAB, Teleleasing, and Atesia, among other companies. Residual payables acquired with the incorporation of Blu S.p.A. amount to Euro 59,179 thousand.

Accounts payable to subsidiaries and accounts payable to affiliated companies – which increased by Euro 250,713 thousand and decreased by Euro 975 thousand, respectively, compared to December 31, 2001 – mainly refer to amounts due for traffic generated by TIM customers on the TIM Group company network as far as the commercial part is concerned. The financial part involves Euro 250,000 thousand in loans made by TIM International N.V.

Accounts payable to controlling companies increased overall by Euro 1,360,612 thousand. This change is connected mainly with financial items (equivalent to Euro 1,252,719 thousand and not present at December 31, 2001). Other accounts payable (Euro 100,514 thousand, as opposed to Euro 1,319 thousand at the end of 2001) included the VAT debt, entered under the items payable to Telecom Italia following application of the Group VAT procedure, and the outstanding amount payable to Olivetti S.p.A. for the acquisition of tax credits. Trade accounts payable increased by Euro 8,698 thousand and amounted to Euro 223,396 thousand.

The item other liabilities is as follows:

(in thousands of euro)	12/31/2002	12/31/2001	Change
Payables to customers:
advance payments on conversations	64,740	82,081	(17,341)
prepaid traffic	337,009	292,535	44,474
subscription charges attributable to the following year already invoiced	29,518	34,630	(5,112)
other	44,126	40,853	3,273
Contributions for exercise of TLC operations	543,100	373,597	169,503
Payables to employees	112,066	77,705	34,361
Amounts payable to Shareholders for dividends	5,796	2,723	3,073
UMTS License	117,063	234,127	(117,064)
Other	62,329	79,537	(17,208)

Total	1,315,747	1,217,788	97,959

The increase in the item “Contribution for telecommunications activities” is attributable mainly to posting of the liability that matured during the period. With regard to this contribution, litigation is underway before the TAR of Lazio, which has remitted the decision to the Court of Justice of the European Communities. The item UMTS license reflects the residual financial liability to the Treasury Ministry.

The other liabilities acquired following the incorporation of Blu S.p.A. amount to Euro 21,680 thousand.

A breakdown of liabilities and accrued expenses by maturity and type is shown at the end of these Notes (Annex 4).

ACCRUALS AND DEFERRALS	Euro 13,806 thousand
(Euro 9,281 thousand at December 31, 2001)

This item increased by Euro 4,525 thousand compared to December 31, 2001.

Accrued expenses amounted to Euro 1,254 thousand and reflect a financial entry of Euro 1,143 thousand due mainly to the debt incurred for acquiring the UMTS license and to the ensuing opening of credit.

Deferred income totaling Euro 12,552 thousand is almost entirely related to commercial items (Euro 11,961 thousand) for subscription charges collected in advance for January 2003, deferments of contributions to plant related to future years, and deferred interest income on loans to employees.

Following the merger by incorporation of Blu S.p.A., accrued expenses of Euro 111 thousand were posted. There was no deferred income.

2002 ANNUAL REPORT	144

MEMORANDUM ACCOUNTS

These accounts amount to Euro 336,106 thousand, detailed as follows:

(in thousands of euro)	12/31/2002	12/31/2001
Guarantees provided	278,848	239,181
Collateral provided	1,549	1,549
Purchase and sales commitments	53,992	42,809
Other commitments	1,717	—

Total	336,106	283,539

Guarantees provided increased by Euro 39,667 thousand and were issued as follows:

•	Euro 198,268 thousand as a counter-guarantee to Telecom Italia S.p.A. against a loan granted to Is TIM and guaranteed by Telecom Italia S.p.A;

•	Euro 4,122 thousand in favor of Iridium Italia S.p.A.;

•	Euro 76,458 thousand issued on behalf of third parties:

1.	Euro 15,003 thousand, for prize events sponsored by TIM S.p.A. and real estate leasing contracts. This amount is net of a bank guarantee of Euro 2,582 thousand issued by TIM and counter-signed for a higher amount (Euro 3,615 thousand).

2.	Euro 6,080 thousand against rent contracts stipulated by Blu S.p.A. for technical sites, in which the Company succeeded Blu following the merger;

3.	Euro 51,000 thousand against a guarantee policy issued by RAS S.p.A. on December 9, 2002 and counter-guaranteed by TIM S.p.A. for the Financial Administration – Revenue Service – VAT Office of Naples following the request filed by Blu S.p.A. with these offices requesting a VAT credit refund;

4.	Euro 4,375 thousand (counter-value USD 4,588 thousand) against a guarantee issued by TIM S.p.A. (“Performance Support Conditional Guarantee”) on September 20, 2002 as the sponsor of the facility disbursed to Digitel. This guarantee was set up in relation to Digitel’s debt for Q1 and Q2 2003 – ending March 31, 2003 and June 30, 2003 – (USD 9,125 thousand), net of the escrow account set up by Digitel in the lenders’ favor, for USD 4,537 thousand.

Collateral provided remained unvaried as compared to the end of 2001 and refers to the nominal value of government bonds (BTPs and CCTs) lodged as a security deposit for obligations arising from the GSM Agreement.

Purchase and sales commitments increased by Euro 11,183 thousand and mainly involved:

•	leased third-party assets; specifically, this item is for future installments on contracts for the internal communications systems and for company cars for a total value of Euro 17,289 thousand;

•	a purchase commitment of Euro 20,000 thousand with Wind S.p.A. in reference to the acquisition of assets for the “Core Network” from Blu S.p.A.;

•	the commitment to purchase the real-estate complex in Rivoli (Turin), following the request for anticipated redemption; the purchase price was set at Euro 16,410 thousand.

Other commitments, equivalent to Euro 1,717 thousand, refer to the scheduled future payments for managing the equity investments currently in the Saturn Venture Partners LLC closed-end investment fund.

2002 ANNUAL REPORT	145

Attention is also drawn to the following items:

•	third-party shares on deposit with the Company amount to Euro 46,064 thousand (Euro 68,239 thousand at December 31, 2001): these are Company shares valued according to market prices as of period-end;

•	accounts receivable sold in normal factoring operations - which exceeded the limits preset by the counterpart - amounted to approximately Euro 117 million;

•	during the previous year, in the interest of its subsidiaries, TIM issued sponsorship letters in favor of financial companies and suppliers mainly for investments to be implemented in future financial years. These sponsorship letters commit TIM to guaranteeing financial support for its indirect subsidiaries should they fail to meet their commitments from their own resources. As the sponsor of the facility disbursed to Digitel, TIM S.p.A. inked the following agreements:

•	a “Sponsor Contingent Capital Contribution Agreement”. This agreement envisages the commitment of TIM S.p.A. at December 31, 2002, through TIM International N.V., to make capital increases or conditioned loans equivalent to any EBITDA deficit that is found in the specific six-monthly calculations with respect to a parameter-based business plan, in the event that a preset “debt/contributed equity” ratio should arise at the same time;

•	a guarantee to lenders in the event that third parties should file bankruptcy proceedings, for a period of three years following any bankruptcy, as long as Digitel reaches a debt/EBITDA ratio of at least 2.5 to 1.

The maximum overall commitment of TIM can be estimated at USD 255 million, plus any interest and accessory charges (reduced for the guarantees already given for the Performance Support Conditional Guarantee). The direct expected commitment of TIM S.p.A. is significantly lower than the maximum theoretical amount, considering the fact that Digitel has intragroup lines of credit for USD 185 million that help reduce the risk of bankruptcy and that there are mechanisms in place that limit TIM’s intervention as provided for by the Sponsor Contingent Capital Contribution Agreement. Given the current difficulty in determining this commitment, no memorandum account was entered;

•	a purchase and sales commitment is currently being finalized with H3G for the transfer of certain equipment and rent contracts, following the update of the transfer of the line of business from Blu S.p.A. to H3G;

•	with regard to the merger by incorporation of Blu S.p.A., pursuant to Art. 2503 of the Italian Civil Code the company obtained a bank guarantee from a leading bank for Euro 1,110 million in favor of creditors;

•	the Company received guarantees from Telecom Italia S.p.A. for a total of Euro 227 thousand against certain commercial transactions underway at the end of the period.

* * *

There were no off-balance sheet transactions at December 31, 2002.

* * *

2002 ANNUAL REPORT	146

STATEMENT OF INCOME

PRODUCTION VALUE	Euro 9,055,453 thousand
(Euro 8,425,814 thousand in 2001)

SALES AND SERVICE REVENUES	Euro 9,021,805 thousand
(Euro 8,356,695 thousand in 2001)

A breakdown of sales and service revenues by activity is set out in the table below.

SALES AND SERVICE REVENUES BY ACTIVITY

(in thousands of euro)	Financial year 2002	Financial year 2001	Change
Sales
Telephone products and accessories	503,058	461,824	41,234
Services
Revenues from traffic
- outgoing traffic	4,089,365	3,745,314	344,051
- incoming traffic	2,267,843	2,176,518	91,325
- roaming traffic	561,194	690,977	(129,783)
Value-added service revenuess	772,303	532,432	239,871
Subscritpion charges, maintenance and rental	203,795	214,920	(11,125)
Contributions for new activations and takeovers	18,837	18,866	(29)
Prepaid service recharges	501,720	410,162	91,558
Other revenues
- revenues from other operators	10,786	10,530	256
- recovery of costs for mobile telephone insurance	296	1,203	(907)
- other miscellaneous revenues	92,608	93,949	(1,341)

Total service revenues	8,518,747	7,894,871	623,876

Sales and service revenues	9,021,805	8,356,695	665,110

A breakdown of revenues by geographical area is set out in the table below.

SALES AND SERVICE REVENUES BY GEOGRAPHICAL AREA

(in thousands of euro)	Financial year 2002	Financial year 2001	Change
Italy	8,154,505	7,548,753	605,752
Europe	617,422	612,091	5,331
North America	32,458	27,313	5,145
Other countries	217,420	168,538	48,882

	9,021,805	8,356,695	665,110

The amounts for “Europe”, “North America”, and “Other countries” are almost entirely attributable to revenues generated by traffic coming from or going to those geographical regions.

Traffic revenues and Value-Added Services account for the bulk of this item and amount to 85% of total revenues.

2002 ANNUAL REPORT	147

Specifically, Value-Added Services increased by 45% compared to financial year 2001; revenues generated by Short Message Services (from and to the TIM network) are equivalent to approximately Euro 663 million (approximately Euro 488 million in financial year 2001), up 36% compared to the previous year. The use of Internet services by customers has risen sharply, for an increase of 67% compared to 2001.

Sales and service revenues acquired following the merger by incorporation of Blu S.p.A. totaled Euro 198,797 thousand and refer mainly to income generated by traffic-related entries (Euro 148,000 thousand) and to income from Value-Added Services (Euro 26,894 thousand).

Revenues generated by commercial transactions with TIM’s subsidiaries and affiliates and with companies belonging to the Telecom Italia Group totaled Euro 1,349,684 thousand, of which Euro 1,295,095 from Telecom Italia S.p.A., essentially for traffic.

OTHER REVENUES AND INCOME	Euro 33,648 thousand
(Euro 69,119 thousand in 2001)

(in thousands of euro)	Financial year 2002	Financial year 2001	Change
Operating grants	177	8,623	(8,446)
Contributions to plant	1,892	2,471	(579)
Other:
Expense reimbursements	10,436	32,536	(22,100)
Penalty for late payment	5,318	8,050	(2,732)
Gains on sales / transfers of operations	910	3,138	(2,228)
Other	14,915	14,301	614

Total	33,648	69,119	(35,471)

Operating grants totaling Euro 177 thousand include Euro 155 thousand for projects funded by the European Commission under the Fifth Framework Program.

During financial year 2002, Euro 1,892 thousand in contributions to infrastructure were accrued and posted in relation to development projects funded pursuant to Law 488/1992.

Expense reimbursements amounted to 10,436 thousand included Euro 4,646 thousand in expense reimbursements pertaining to staff and Euro 4,040 thousand in reimbursements for promotional activity expenses.

The item other revenues and income includes Euro 2,075 thousand acquired following the Company’s incorporation of Blu S.p.A

PRODUCTION COST	Euro 5,902,035 thousand
(Euro 5,194,670 thousand in 2001)

RAW MATERIALS, SUPPLIES AND MERCHANDISE	Euro 621,061 thousand
(Euro 582,252 thousand in 2001)

This item increased by Euro 38,809 thousand compared to 2001 and mainly includes purchases of mobile communications equipment and related accessories and, to a lesser extent, other goods necessary for company operations. The costs acquired following the incorporation of Blu S.p.A. amounted to Euro 1,433 thousand.

2002 ANNUAL REPORT	148

SERVICES	Euro 2,714,050 thousand
(Euro 2,530,028 thousand in 2001)

This item increased by Euro 184,022 thousand and can be broken down as follows:

(in thousands of euro)	Financial year 2002	Financial year 2001	Change
Amounts paid to other operators	1,350,243	1,156,237	194,006
Marketing and advertising services	634,514	673,943	(39,429)
Professional services and sundry	226,397	190,639	35,758
Administrative and general services	109,451	88,064	21,387
Management of buildings and equipment	101,497	146,348	(44,851)
Maintenance costs	73,762	40,763	32,999
Data processing	67,938	91,281	(23,343)
Telecommunications	53,789	68,212	(14,423)
Studies and research	44,813	28,101	16,712
Expenses for staff	43,194	45,459	(2,265)
Board of Directors’ fees	8,235	764	7,471
Board of Statutory Auditors’ fees	217	217	—

Total	2,714,050	2,530,028	184,022

The item amounts paid to other operators increased by Euro 194,006 thousand and is due to increased traffic to other mobile operators.

Expenses for marketing and advertising services include fees paid to agents and business promoters for the acquisition of medium business contracts, awards for achieving objectives, payments related to customer retention activities, and bonuses paid to the broadcasting channel. This item also includes payments to the Post Office, banks, dealers and large-scale distribution chains for the sale of the Ricaricard recharge card.

The item professional and other services increased by Euro 35,758 thousand and is mainly the result of increased outsourcing activities. This item includes Euro 1,954 thousand in fees paid to the members of the Board of Directors and Board of Statutory Auditors of Blu S.p.A., acquired following the incorporation of Blu S.p.A..

It also includes Euro 133 thousand owed to the firm of Reconta Ernst & Young as its fee for auditing the 2002 Financial Statements, the 2002 Consolidated Financial Statements, and both the individual and consolidated Half-yearly Reports for 2002 (the Shareholders’ Meeting of April 11, 2001 passed a resolution on this fee). In addition, the firm has also recognized Euro 272 thousand for other accounting services. It should be noted that the auditing costs borne in relation to the acquisition of Blu S.p.A. amount to a total of Euro 213 thousand (of which Euro 106.5 thousand to Reconta Ernst & Young, and Euro 106.5 thousand to Price Waterhouse Coopers).

The service costs acquired following the incorporation of Blu S.p.A. total Euro 109,036 thousand and mainly involve Euro 46,967 thousand in fees owed to other operators.

This includes Euro 561,461 thousand in costs to acquire services from Group companies, particularly Telecom Italia S.p.A. for Euro 395,148 thousand, Atesia for Euro 46,199 thousand, and Telecom Italia Lab for approximately Euro 45,302 thousand.

2002 ANNUAL REPORT	149

As provided for by CONSOB Regulations enacting Legislative Decree 58 of February 24, 1998, detailed below are the fees paid to the member of the Board of Directors, the Board of Statutory Auditors and the General Director of the Company.

(in thousands of euro)
Name	Office	Term of office	Expiry of office	Remuneration for the office in the company to which the financial statement refers		Fringe benefits	Bonus and other incentives		Other compensation
BOARD OF DIRECTORS

Enrico BONDI	Chairman	from 01/01 to 09/03/2002	(1)	54	(3)
Carlo Orazio BUORA	Chairman	from 09/04 to 12/31/2002	(1)	26	(3)
Marco DE BENEDETTI	CEO	from 01/01 to 12/31/2002	(1)	80			3,516	(7)(8)	3,540	(7)
Carlo Orazio BUORA	Deputy Chairman	from 01/01 to 09/03/2002	(1)	54
Gianni MION	Deputy Chairman	from 09/04 to 12/31/2002	(1)	26	(4)
Carlo BERTAZZO	Director	from 01/01 to 12/31/2002	(1)	80	(4)
Marco CERRINA FERONI	Director	from 01/01 to 07/23/2002	(1)	45	(5)
Gaetano MICCICHE’	Director	from 07/24 to 12/31/2002	(1)	35	(5)
Enzo GRILLI	Independent Director	from 01/01 to 12/31/2002	(1)	105	(6)
Attilio Leonardo LENTATI	Independent Director	from 01/01 to 12/31/2002	(1)	123	(6)
Gianni MION	Director	from 01/01 to 09/03/2002	(1)	54	(4)
Enrico PARAZZINI	Director	from 01/01 to 05/05/2002	(1)	37	(3)(6)
Enrico PARAZZINI	Director	from 09/04 to 12/31/2002	(1)	26	(3)
Oscar Carlos CRISTIANCI	Director	from 05/06 to 12/31/2002	(1)	52	(3)
Riccardo PERISSICH	Director	from 01/01 to 12/31/2002	(1)	96	(3)(6)
Paolo SAVONA	Independent Director	from 01/01 to 12/31/2002	(1)	105
Mauro SENTINELLI	Director	from 04/12 to 12/31/2002	(1)	58	(3)
Rodolfo ZICH	Director	from 01/01 to 12/31/2002	(1)	105	(6)
Pierpaolo COTONE	Director	from 01/01 to 03/05/2002	(1)	18	(3)(6)

BOARD OF STATUTORY AUDITORS

Pietro ADONNINO	Chairman	from 01/01 to 12/31/2002	(2)	93
Giorgio FERRINO	Statutory Auditor	from 01/01 to 04/11/2002	(2)	17
Enrico LAGHI	Statutory Auditor	from 04/12 to 12/31/2002	(2)	45
Gianfranco ZANDA	Statutory Auditor	from 01/01 to 12/31/2002	(2)	62
Alfredo MALGUZZI	Alternate Auditor	from 01/01 to 12/31/2002	(2)	—
Antonio MASTRAPASQUA	Alternate Auditor	from 04/12 to 12/31/2002	(2)	—

GENERAL MANAGER

Mauro SENTINELLI	General Manager	from 01/01 to 12/31/2002	Until removal from office				416	(8)	1,146

(1)	Until approval of Financial Statements for the year ending 12/31/2003.

(2)	Until approval of Financial Statements for the year ending 12/31/2004.

(3)	Paid to Telecom Italia S.p.A.

(4)	Paid to Edizione Holding S.p.A.

(5)	Paid to Banca Intesa BCI.

(6)	Includes compensation paid to the Director as member of the Compensation Commitee.

(7)	The amount includes Euro 4,806 thousand that was not paid to the CEO but to Telecom Italia S.p.A.

(8)	Bonuses and other incentives linked to the achievement of other objectives are reported based on the year in which they were disbursed/received.

2002 ANNUAL REPORT	150

As provided for by CONSOB Resolution 11971/99, detailed below are the stock options assigned to the Directors and General Directors.

		Options held at beginning of year			Options distributed during the year			Options exercised during the year			Options expired during the year	Options held at the end of the year
(A)	(B)	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11) = 1+4-7-10	(12)	(13)
Name	Office	Number of options	Average exercise price	Average expiry date	Number of options	Average exercise price	Average expiry date	Number of options	Average exercise price	Average market price for the year	Number of options	Number of options	Average exercise price	Average expiry date
Marco De Benedetti	CEO
2000-2002 Stock Option Plan		566,667	6.420	until 12/31/2008	—	—	—	—	—	—	—	566,667	6.420	until
														12/31/2008
2001-2003 Stock Option Plan		1,500,000	8.671	until 12/31/2005	—	—	—	—	—	—	1,500,000	—	—	—
2001-2003 Supplementary Plan		360,000	7.526	until 12/31/2005	—	—	—	—	—	—	360,000	—	—	—
2002-2003 Stock Option Plan		—	—	—	1,000,000	5.670	until 12/31/2008	—	—	—	—	1,000,000	5.670	until
														12/31/2008
2003-2005 Stock Option Plan		—	—	—	1,674,000	5.070	until 12/31/08-09-10	—	—	—	—	1,674,000	5.070	until
														12/31/2008-
														09-10
Mauro Sentinelli	CEO General Manger
2000-2002 Stock Option Plan		333,333	6.420	until 12/31/2008	—	—	—	—	—	—	—	333,333	6.420	until
														12/31/2008
2001-2003 Stock Option Plan		1,000,000	8.671	until 12/31/2005	—	—	—	—	—	—	1,000,000	—	—	—
2001-2003 Supplementary Plan		240,000	7.526	until 12/31/2005	—	—	—	—	—	—	240,000	—	—	—
2002-2003 Stock Option Plan		—	—	—	600,000	5.670	until 12/31/2008	—	—	—	—	600,000	5.670	until
														12/31/2008
2003-2005 Stock Option Plan		—	—	—	1,116,000	5.070	until 12/31/08-09-10	—	—	—	—	1,116,000	5.070	until
														12/31/2008-
														09-10

Each option gives the right to subscribe a newly issued ordinary TIM share at the issue price listed above.

2002 ANNUAL REPORT	151

USE OF PROPERTY NOT OWNED	Euro 643,256 thousand
(Euro 466,078 thousand in 2001)

(in thousands of euro)	Financial year 2002	Financial year 2001	Change
Rental and leasing fees:
- rental of circuits	363,726	330,549	33,177
- rental of real estate	227,370	96,413	130,957
- lease of equipment	35,940	22,628	13,312
- leasing fees	16,220	16,488	(268)

Total	643,256	466,078	177,178

This refers to rental and leasing fees accrued in financial year 2002. They include rental of real estate (Euro 227,370 thousand, of which Euro 38,111 thousand acquired from Blu S.p.A.), equipment rental (Euro 35,940 thousand, of which Euro 4,825 thousand acquired from Blu S.p.A.), leasing installments (Euro 16,220 thousand, of which Euro 4,772 thousand acquired from Blu S.p.A.), and costs for circuit rental for the use of direct connections and access to the fixed network of Telecom Italia S.p.A. (Euro 363,726 thousand, of which Euro 24,447 thousand acquired from Blu S.p.A.), required for interconnection between mobile network equipment and fixed network equipment.

Costs for use of third-party assets sustained in relation to other Group companies total Euro 356,197 thousand and mainly refer to transactions conducted with Telecom Italia S.p.A. and Teleleasing S.p.A

LABOR COSTS	Euro 478,433 thousand
(Euro 405,954 thousand in 2001)

The average staff during 2002 amounted to 10,011. The staff breakdown by professional level is shown in the following table:

(Average equivalent number)	Financial year 2002	Financial year 2001	Change
Executives	253	208	45
Middle managers	494	326	168
Office staff	9,241	8,247	994
Workers	23	25	(2)

Total	10,011	8,806	1,205

The average equivalent salaried composition of Company personnel following the merger by incorporation of Blu S.p.A. was 41 executives, 122 middle management and 1,002 office staff.

2002 ANNUAL REPORT	152

AMORTIZATION, DEPRECIATION AND WRITE-DOWNS	Euro 1,204,469 thousand
(Euro 954,446 thousand in 2001)

Amortization of intangible assets	Euro 492,944 thousand
(Euro 285,472 thousand in 2001)

(in thousands of euro)	Financial year 2002	Financial year 2001	Change
Start-up and expansion costs	6,158	3,790	2,368
- TIM S.p.A.	3,790	3,790	—
- Blu S.p.A.	2,368	—	2,368
Research, development and advertising costs	4,296	—	4,296
- TIM S.p.A.	—	—	—
- Blu S.p.A.	4,296	—	4,296
Industrial patents and intellectual property rights	332,273	261,075	71,198
- TIM S.p.A.	330,093	261,075	69,018
- Blu S.p.A.	2,180	—	2,180
Franchises, licenses, trademarks and similar rights	122,357	1,107	121,250
- TIM S.p.A.	121,970	1,107	120,862
- Blu S.p.A.	387	—	388
Goodwill	364	—	364
- TIM S.p.A.	—	—	—
- Blu S.p.A.	364	—	364
Other intangible assets	27,496	19,500	7,996
- TIM S.p.A.	16,646	19,500	(2,854)
- Blu S.p.A.	10,850	—	10,850

Total	492,944	285,472	207,472

This item rose by Euro 207,472 thousand (of which Euro 20,445 thousand for portions allocated for assets acquired following the merger by incorporation of Blu S.p.A.). The item Franchises, licenses, trademarks and similar rights includes Euro 120,851 thousand relative to amortization of the UMTS license, posted to the Statement of Income in order to keep the associated tax benefit.

For further details of the components of this item in question, please refer to the comments on Intangible Assets reported in the Balance Sheet.

Depreciation of fixed assets	Euro 660,272 thousand
(Euro 617,034 thousand in 2001)

(in thousands of euro)	Financial year 2002	Financial year 2001	Change
Land and buildings	7,606	5,634	1,972
- TIM S.p.A.	6,270	5,634	636
- Blu S.p.A.	1,336	—	1,336
Plant and machinery	561,801	522,257	39,544
- TIM S.p.A.	545,908	522,257	23,651
- Blu S.p.A.	15,893	—	15,893
Manufacturing and commercial equipment	12,373	9,941	2,432
- TIM S.p.A.	11,290	9,941	1,349
- Blu S.p.A.	1,083	—	1,083
Other fixed assets	78,492	79,202	(710)
- TIM S.p.A.	76,295	79,202	(2,907)
- Blu S.p.A.	2,197	—	2,197

Total	660,272	617,034	43,238

2002 ANNUAL REPORT	153

The portions allocated for assets acquired following the merger by incorporation of Blu S.p.A. amounted to Euro 20,509 thousand.

Starting on January 1, 2002 the estimates of the useful life of tangible assets was revised and this negatively affected pre-tax income for the period by approximately Euro 53 million. A portion of the depreciation for the period, equivalent to Euro 17,000 thousand in relation to TACS equipment, was covered using the Reserve for technological modernization, considering the lower absorption of these expenses.

For details on depreciation rates of the individual items, please refer to the notes on the Fixed Assets reported on the Balance Sheet.

Depreciation based on replacement value / obsolescence was determined by applying the following annual reference rates for assets that have a stable technology and are subject to normal use.

CATEGORIES OF ASSETS GROUPED ACCORDING TO CORRESPONDING ASSET ITEMS	(Rates%)
Buildings	6 -10
Plant and machinery	8 -20
Manufacturing and commercial equipment	25
Other fixed assets	12 -25

Writedowns of receivables included in working capital and liquid assets	Euro 51,253 thousand
(Euro 51,940 thousand in 2001)

This item consists of the provision to the allowance for doubtful accounts and is calculated to adjust the amount of receivables to their estimated market value. The amount in relation to Blu S.p.A. was Euro 3,963 thousand.

CHANGES IN INVENTORY OF RAW MATERIALS, SUPPLIES AND MERCHANDISE	- Euro 11,928 thousand
(Euro 6,529 thousand in 2001)

The change refers to mobile radio transmission equipment and accessories.

PROVISIONS FOR RISKS	Euro 206 thousand
(Euro – in 2001)

These refer to values acquired with the incorporation of Blu S.p.A. and are related to allocations to the litigation liability reserve.

OTHER PROVISIONS	Euro 38,271 thousand
(Euro 37,197 thousand in 2001)

This item refers to provisions made to the regulatory framework risk reserve for Euro 32,871 thousand and to the prize-giving events reserve for Euro 5,400 thousand. This item refers entirely to TIM S.p.A.

MISCELLANEOUS OPERATING COSTS	Euro 190,361 thousand
(Euro 212,186 thousand in 2001)

(in thousands of euro)	Financial year 2002	Financial year 2001	Change
Losses on assets sales/write-offs/transfers	3,198	0	3,198
Contribution for excercise of TLC operations	158,122	181,793	(23,671)
Other costs
Universal Service	12,655	18,484	(5,829)
Other taxes and duties for the year	8,018	6,520	1,498
Association fees	3,045	2,885	160
Other costs	5,323	2,504	2,819

Total	190,361	212,186	(21,825)

Contribution for exercise of TLC operations includes:

•	Euro 154,039 thousand (of which Euro 2,993 thousand acquired with the incorporation of Blu S.p.A.) for the liabilities taken on in relation to the provisions of Art. 20 of Law 448/98;

•	Euro 4,083 thousand (of which Euro 358 thousand acquired with the incorporation of Blu S.p.A.) in contributions to fund the operations of the Communications Regulator pursuant to the Ministerial Decree of July 16, 1999) and in other contributions for authorizations and licenses.

2002 ANNUAL REPORT	154

The item other miscellaneous costs includes the share of the Universal Service Fund to be contributed by the Company, amounting to Euro 12,290 thousand, as indicated on December 23, 2002 by the Regulator.

The item other costs refers to Euro 5,227 thousand for relations with the parent company Telecom Italia S.p.A.

Costs related to Blu S.p.A., included under other uncommented items, amounted to Euro 2,055 thousand.

FINANCIAL INCOME AND EXPENSE	- Euro 14,355 thousand
(Euro 29,586 thousand in 2001)

This item dropped by a total of Euro 43,941 thousand compared to financial year 2001 and is composed as follows:

(in thousands of euro)	Financial year 2002	Financial year 2001	Change
Other financial income	28,165	83,590	(55,425)
Interests and other financial expense	(42,520)	(54,004)	11,484

Total	(14,355)	29,586	(43,941)

Other financial income includes the following:

(in thousands of euro)	Financial year 2002	Financial year 2001	Change
From receivables included in long-term investments	2,667	1,133	1,534
Securities, other than equity investments, included in long-term investments	107	154	(47)
Other income different from the above
- interests and commissions to controlling companies	17,652	61,846	(44,194)
- foreign exchange income	3,856	12,402	(8,546)
- other	3,883	8,055	(4,172)

Total	28,165	83,590	(55,425)

Income from receivables included in long-term investments consists of interest income accrued on loans granted to employed staff and on the revaluation of the tax credit for advance payments on employee termination indemnities, of which Euro 13 thousand acquired following the incorporation of Blu S.p.A..

Securities other than equity investments, included in long-term investments refer to interest accrued during the year on government bonds lodged as a security deposit with the Ministry of Communications pursuant to the GSM Agreement.

Financial income related to Blu S.p.A., included under other uncommented items, amounts to Euro 3,474 thousand.

Interest and other financial expense consists of the following items:

(in thousands of euro)	Financial year 2002	Financial year 2001	Change
Interests and commissions to subsidiaries	1,753	—	1,753
Interests and commissions to controlling companies	6,728	18,669	(11,941)
Interests and commissions to other sources and miscellaneous expenses	34,039	35,335	(1,296)

Total	42,520	54,004	(11,484)

Interest and commissions to subsidiaries are composed of interest that matured following short-term loans received from TIM International N.V.

The item Interest and commissions to controlling companies consists mainly of interest accrued on short-term loans stipulated with Telecom Italia S.p.A..

The item interest and commissions to other sources and miscellaneous expenses includes charges linked to the UMTS license purchase, interest charges and fees to banks for the opening of credit lines and exchange rate losses.

Financial expenses related to Blu S.p.A. amounted to Euro 4,618 thousand.

2002 ANNUAL REPORT	155

VALUE ADJUSTMENTS OF FINANCIAL ASSETS	Euro 1,384 thousand
(Euro 2,485 thousand in 2001)

This item refers to Euro 12 thousand in adjustments to the value of the equity investment in Edotel S.p.A. and Euro 1,372 thousand in the writedown on treasury stock included in working capital.

EXTRAORDINARY INCOME AND EXPENSE	- Euro 3,128,525 thousand
(- Euro 494,198 thousand in 2001)

Extraordinary income amounts to Euro 216,252 thousand and is broken down as follows:

(in thousands of euro)	Financial year 2002	Financial year 2001	Change
Extraordinary income
Non-operating and non-existent income	152,114	61,998	90,116
Gains on disposals	52,989	—	52,989
Use of the reserve for technological update risks	583	36,637	(36,054)
Annulment of AGOCOM ruling No. 7553/99	—	32,295	(32,295)
Dismissals without notice	222	749	(527)
Other	10,344	29	10,315

Total	216,252	131,708	84,544

The item non-operating income and non-existent assets refers mainly to the write-off of debts pertaining to the incorporated company following settlements with suppliers and outstanding at the time the merger took place.

The item gains on disposals of assets includes the gains posted by Blu S.p.A. following the transfer of lines of business to Vodafone Omnitel and H3G.

The item other includes the re-debit to TIM International N.V. of consulting costs connected with the transfer of Mobilkom Austria, entered under extraordinary expenses, and the recovery of accounts receivable reversed in previous periods.

Extraordinary expenses amount to Euro 3,344,777 thousand and are composed as follows:

(in thousands of euro)	Financial year 2002	Financial year 2001	Change
Extraordinary expense
Write-downs of equity investments	2,952,000	532,000	2,420,000
Provision to reserve for future risks	198,268	—	198,268
Technological update risks	—	33,600	(33,600)
Non-operating and non-existent expenses	110,825	—	110,825
Losses arising from extraordinary write-offs	2,581	—	2,581
Principal and interest paid under Law 58/1992	1,056	1,185	(129)
Non-recoverable VAT reimbursed to users	595	444	151
Regulatory framework	556	34,418	(33,862)
Losses arising from free transfer of equity investments	310	—	310
Write-down of securities	2,333	—	2,333
Other	76,253	24,259	51,994

Total	3,344,777	625,906	2,718,871

The writedowns on equity investments refer exclusively to TIM International N.V., as already described in the notes on Equity investments in subsidiaries.

2002 ANNUAL REPORT	156

The item provisions to the reserve for risks for future charges includes the portion allocated to the Statement of Income for future risks to the Company for counter-guarantees issued to Telecom Italia S.p.A., as described in the comment on Other reserves for risks and charges.

The item non-operating losses and non-existent liabilities includes the allocation of Euro 74,674 thousand to the Value-adjustment reserve and the allocation of Euro 36,151 thousand to the Reserve for transfer-related charges. The provisions to the value-adjustment reserve was posted by Blu S.p.A. to reconstitute the reserve, following the use that was entered in the books during the transfer of the lines of business to other operators, in order to correct the values entered under intangibles, fixed assets and long-term investments to match the estimated use or market values. These values were allocated by Blu S.p.A. and acquired by the Company following incorporation.

The item losses on extraordinary eliminations includes losses following the divestments of assets by Blu S.p.A

The item losses from the transfer of equity investments includes the value of the loss following the transfer of the equity investment in Consorzio Elettra 2000, amounting to Euro 310 thousand.

The item writedown of securities includes the extraordinary writedown of the Saturn Venture Partners closed-end investment fund, for Euro 2,333 thousand. The settlement charges paid to one of the partners participating in the closed-end fund that then left the fund was entered under other charges and amounted to Euro 2,351 thousand.

This item, equivalent to Euro 76,253 thousand, was composed of Euro 53,009 thousand in non-operating losses and non-existent liabilities acquired following the incorporation of Blu S.p.A., referring mainly to the write-off of entries relating to suppliers and expenses borne for penalties with agents and dealers.

INCOME TAXES	- Euro 255,000 thousand
(Euro 857,500 thousand in 2001)

This item includes the estimate of income tax accrued during the period, determined based on pre-tax profit, according to statutory criteria and permanent variations envisaged by tax regulations.

It also includes the positive tax impact from the incorporation of Blu S.p.A..

EARNING PER SHARE

Earning per ordinary share, determined according to the rules envisaged by Document No. 28 approved by the National Boards of Commercial Lawyers and Accountants, is listed below:

TIM S.P.A. - EARNING PER SHARE - FINANCIAL YEAR 2002

	Net income (euro/million)	Number of shares	Earning per share (euro)
Net income, entirely attributable to ordinary shares	259
Average number of ordinary shares		8,433,106,881
Primary earning per ordinary share			0.031

2002 ANNUAL REPORT	157

OTHER INFORMATION

ANNEX 1

EQUITY INVESTMENTS INCLUDED IN LONG-TERM INVESTMENTS	12/31/2001

	Cost	Write- ups	Write- downs	Book value
Equity investments in subsidiaries
TIM International N.V.	6,890,032	—	(532,000)	6,358,032
Blu S.p.A.	—	—	—	—

Total subsidiaries	6,890,032	—	(532,000)	6,358,032

Equity investments in affiliated companies
Iridium Italia S.p.A.	3,435	—	(3,435)	—
Consorzio Elettra 2000	310	—	—	310
Edotel S.p.A.	413	—	(78)	335
Cons. Scuola Superiore Alta Formaz. Univ. Federico II	26	—	—	26
Consorzio Energia Gruppo Telecom Italia	—	—	—	—
Telenergia s.r.l.	—	—	—	—

Total affiliated companies	4,184	—	(3,513)	671

Equity investments in other companies
IN.TEL.AUDIT S.c.r.l.	—	—	—	—
Conai - Consorzio Nazionale Imballaggi	1	—	—	1
Consorzio Cefriel	33	—	—	33
Idroenergia s.c.r.l.	—	—	—	—

Total other companies	34	—	—	34

Advances on future capital contributions
TIM International N.V.	—	—	—	—

Total advances on future capital contributions	—	—	—	—

2002 ANNUAL REPORT	158

CHANGE FOR THE YEAR

	Acquisition/ Subscription	Reclassi- fication/ Disposals	Write-down/ Write-ups	Reformation of capital	Total change
Equity investments in subsidiaries
TIM International N.V.	—	761,243	(2,952,000)	—	(2,190,757)
Blu S.p.A.	83,555	(83,555)	—	—	—

Total subsidiaries	83,555	677,688	(2,952,000)	—	(2,190,757)

Equity investments in affiliated companies
Iridium Italia S.p.A.	—	—	—	—	—
Consorzio Elettra 2000	—	(310)	—	—	(310)
Edotel S.p.A.	5,625	—	(12)	—	5,613
Cons. Scuola Superiore Alta Formaz. Univ. Federico II	—	—	—	—	—
Consorzio Energia Gruppo Telecom Italia	5	—	—	—	5
Telenergia s.r.l.	10	—	—	—	10

Total affiliated companies	5,640	(310)	(12)	—	5,318

Equity investments in other companies
IN.TEL.AUDIT S.c.r.l.	500	—	—	—	500
Conai - Consorzio Nazionale Imballaggi	—	—	—	—	—
Consorzio Cefriel	—	—	—	—	—
Idroenergia s.c.r.l.	1	—	—	—	1

Total other companies	501	—	—	—	501

Advances on future capital contributions
TIM International N.V.	761,243	(761,243)	—	—	—

Total advances on future capital contributions	761,243	(761,243)	—	—	—

EQUITY INVESTMENTS INCLUDED IN LONG-TERM INVESTMENTS 12/31/2002

	Cost	Write-ups	Write-downs	Book value
Equity investments in subsidiaries
TIM International N.V.	7,651,275	—	(3,484,000)	4,167,275
Blu S.p.A.	—	—	—	—

Total subsidiaries	7,651,275	—	(3,484,000)	4,167,275

Equity investments in affiliated companies
Iridium Italia S.p.A.	3,435	—	(3,435)	—
Consorzio Elettra 2000	—	—	—	—
Edotel S.p.A.	6,038	—	(90)	5,948
Cons. Scuola Superiore Alta Formaz. Univ. Federico II	26	—	—	26
Consorzio Energia Gruppo Telecom Italia	5	—	—	5
Telenergia s.r.l.	10	—	—	10

Total affiliated companies	9,514	—	(3,525)	5,989

Equity investments in other companies
IN.TEL.AUDIT S.c.r.l.	500	—	—	500
Conai - Consorzio Nazionale Imballaggi	1	—	—	1
Consorzio Cefriel	33	—	—	33
Idroenergia s.c.r.l.	1	—	—	1

Total other companies	535	—	—	535

Advances on future capital contributions
TIM International N.V.	—	—	—	—

Total advances on future capital contributions	—	—	—	—

2002 ANNUAL REPORT	159

ANNEX 2

LIST OF EQUITY INVESTMENTS HELD BY TIM S.P.A.

	HEAD OFFICE	Share capital as of 12/31/2002		Shareholders’ equity as of 12/31/2002	Net income / loss	Stake held	Corresponding shareholders’ equity (A)	Book value (B)	Difference (B)-(A)
				(in thousands of euro)	(in thousands of euro)		(in thousands of euro)	(in thousands of euro)	of euro)
Equity investments in subsidiaries
TIM International N.V.	Amsterdam (The Netherlands)	Euro	555,427,000	3,491,969	(2,247,558)	100%	3,491,969	4,167,275	675,306
Equity investments in affiliated companies
Iridium Italia S.p.A.	Rome (Italy)	Euro	2,575,000	(3,767)	—	35%	(1,318)	—	(1,318)
Edotel S.p.A	Turin (Italy)	Euro	15,080,542	14,870	(30)	40%	5,948	5,948	—
Cons. Scuola Superiore
Alta Formaz. Univ. Federico II	Milan (Italy)	Euro	127,500	128	(1)	20%	26	26	—
Consorzio Energia Gruppo Telecom Italia	Rome (Italy)	Euro	10,000	10	—	50%	5	5	—
Telenergia s.r.l.	Rome (Italy)	Euro	50,000	48	(2)	20%	10	10	—

2002 ANNUAL REPORT	160

ANNEX 3

ACCOUNTS RECEIVABLE AND ACCRUED INCOME BY MATURITY AND TYPE

	12/31/2002 Amounts due				12/31/2001 Amounts due
(in millions of euro)	within one year	in 2-5 years	after 5 years	Total	within one year	in 2-5 years	after 5 years	Total
Receivables included in long-term investments
From others
employees	848	4,303	8,875	14,026	1,369	5,184	2,686	9,239
from others	800	752	—	1,552	399	1,880	—	2,279

Total receivables included in long-term investments	1,648	5,055	8,875	15,578	1,768	7,064	2,686	11,518

Accounts receivable included in working capital
Other loans to
controlling companies	—	—	—	—	692,645	—	—	692,645
affiliateci companies	59	—	—	59	59	—	—	59
	59	—	—	59	692,704	—	—	692,704
Trade accounts receivable
from customers	1,441,629	—	—	1,441,629	927,728	—	—	927,728
from controlline companies	278,954	—	—	278,954	346,531	—	—	346,531
from subsidiaries	26,141	—	—	26,141	38,588	—	—	38,588
from affiliated companies	2,614	—	—	2,614	9,880	—	—	9,880
from others	16,068	—	—	16,068	13,087	—	—	13,087
	1,765,406	—	—	1,765,406	1,335,814	—	—	1,335,814
Other accounts receivable
from controlling companies	1,646	—	—	1,646	7,046	—	—	7,046
from subsidiaries	4,197	—	—	4,197	—	—	—	—
from affillated companies	6,857	—	—	6,857	27	—	—	27
from others	1,823,909	—	—	1,823,909	570,591	—	—	570,591
	1,836,609	—	—	1,836,609	577,664	—	—	577,664

Total accounts receivable included in working capital	3,602,074	—	—	3,602,074	2,606,182	—	—	2,606,182

Accrued income	990	—	—	990	2,101	—	—	2,101

2002 ANNUAL REPORT	161

ANNEX 4

LIABILITIES AND ACCRUED EXPENSES BY MATURITY AND TYPE

	12/31/2002 Amounts due				2/31/2001 Amounts due
(in millions of euro)	within one year	in 2-5 years	beyond 5 years	Total	within one year	in 2-5 years	beyond 5 years	Total
Medium/long-term
financial debt
Miscellaneous	117,063	—	—	117,063	117,064	117,063	—	234,127
	117,063	—	—	117,063	117,064	117,063	—	234,127
Short-term borrowings
Due to subsidiaries	250,000	—	—	250,000	—	—	—	—
Due to controlling companies	1,252,719	—	—	1,252,719	—	—	—	—
Dividends to be paid	—	—	—	—	2,723	—	—	2,723
	1,502,719	—	—	1,502,719	2,723	—	—	2,723
Trade accounts payable
Due to suppliers	1,818,599	—	—	1,818,599	1,684,255	—	—	1,684,255
Due to controlling companies	223,396	—	—	223,396	214,698	—	—	214,698
Due to subsidiaries	869	—	—	869	244	—	—	244
Due to affiliated companies	737	—	—	737	1,580	—	—	1,580
	2,043,601	—	—	2,043,601	1,900,777	—	—	1,900,777
Other liabilities
Taxes payable	89,263	—	—	89,263	84,416	—	—	84,416
Due to subsidiaries	88	—	—	88	—	—	—	—
Due to affiliated companies	640	—	—	640	772	—	—	772
Due to controlling companies	100,514	—	—	100,514	1,319	—	—	1,319
Contributions to pension and social security institutions	18,534	2,026	—	20,560	17,061	2,905	—	19,966
Other liabilities	1,198,684	—	—	1,198,684	980,938	—	—	980,938
	1,407,722	2,026	—	1,409,748	1,084,506	2,905	—	1,087,411

Total liabilities	5,071,106	2,026	—	5,073,132	3,105,070	119,968	—	3,225,038

Accrued expenses	1,254	—	—	1,254	1,553	—	—	1,553

2002 ANNUAL REPORT	162

REPORT OF THE INDEPENDENT AUDITORS

AUDITORS’ REPORT

pursuant to article 156 of Legislative Decree of February 24,1998, n. 58

(Translation from the original Italian text)

To the Shareholders

of Telecom Italia Mobile S.p.A.

1.	We have audited the financial statements of Telecom Italia Mobile S.p.A. as of and for the year ended December 31, 2002. These financial statements are the responsibility of the Telecom Italia Mobile S.p.A.’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

2.	Our audit was made in accordance with auditing standards and procedures recommended by CONSOB. In accordance with such standards and procedures we planned and performed our audit to obtain the information necessary in order to determine whether the financial statements are materially misstated and if such financial statements, taken as a whole, may be relied upon. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, as well as assessing the appropriateness of the accounting principles applied and the reasonableness of the estimates made by management. We believe that our audit provides a reasonable basis for our opinion.

For the opinion on the financial statements of the prior year, which are presented for comparative purposes as required by the law, reference should be made to our report dated March 25, 2002.

3.	In our opinion, the financial statements of Telecom Italia Mobile S.p.A. comply with the Italian regulations governing financial statements; accordingly, they clearly present and give a true and fair view of the financial position of Telecom Italia Mobile S.p.A. as of December 31, 2002, and the results of its operations for the year then ended.

Turin, March 26, 2003

Reconta Ernst & Young S.p.A.
signed by: Felice Persico (Partner)

Reconta Ernst & Young S.p.A.

Sede Legale: 001 96 Roma - Via CD. Romagnosi, 1 8/A

Capitals Sociale€ 1.111.000,00 i.v.

Iscritta alia SO. del Registro delle Imprese presso la C.C.I.A.A. di Roma

Codice fiscale e numero di iscrizione 00434000584

P.I. 00891231003

(vecchio numero R.I. 6697/89 - numero RE.A. 250904)

2002 ANNUAL REPORT	163

REPORT OF THE BOARD OF STATUTORY AUDITORS TO THE GENERAL SHAREHOLDERS’ MEETING OF TELECOM ITALIA MOBILE S.P.A. PURSUANT TO ART. 153 OF LEGISLATIVE DECREE 58/1998 AND ART. 2429, PARAGRAPH 3, OF THE ITALIAN CIVIL CODE

Shareholders,

During the year ended December 31, 2002, the Board of Statutory Auditors carried out the supervisory activities provided for by law, also bearing in mind the principles of conduct recommended by the National Boards of Commercial Lawyers and Accountants. The drafting of this report also took into consideration CONSOB memoranda No. 2064231 of September 30, 2002, No. 1025564 of April 6, 2001, No. 98015375 of February 27, 1998 and No. 97001574 of February 20, 1997.

1. The obligation to provide information to the Board of Statutory Auditors, as per Article 150, paragraph 1, of Legislative Decree 58/1998 and Article 19 of the Company Bylaws was fulfilled by the Directors at the required intervals, by notifying and reporting data during the meetings of the Board of Directors, which the Board of Statutory Auditors always attended. Starting in Q3 2002, this information was provided through a specific procedure adopted by the main companies in the Telecom Italia/Olivetti Group (the “Group companies” or simply the “Group”) in order to guarantee a constant and exhaustive flow of information to the Board of Statutory Auditors and to Non-executive Directors. In particular, with the above-mentioned quarterly report, the Board of Directors provides information about:

a)	activities conducted;

b)	the most significant economic, financial and equity-related transactions;

c)	transactions involving a potential conflict of interest, i.e. intragroup transactions and operations with related parties other than intragroup transactions;

d)	any atypical or unusual transactions as well as any other activity or operation it was deemed should be reported to the Board of Statutory Auditors.

Considering the size and organization of the company and the TIM Group, the Board of Statutory Auditors expressed its positive assessment of this new procedure, also in light of its factual application during the last two quarters of 2002.

Based on this information and the specific analysis conducted by the Board of Statutory Auditors during the year, it emerged that the main economic, financial and equity-related transactions conducted by the Company, also through its subsidiaries, essentially involved the following:

•	in March 2002, the transfer to Bouygues SA of the equity investment (19.608%) held by TIM International NV in the capital of BDT SA (Bouygues Decaux Telecom). In this transaction, TIM International NV also transferred the outstanding shareholders’ loans it disbursed to BDT; the amount collected was Euro 750 million and the resulting gain in the financial statements of the TIM Group was Euro 484 million;

•	in August 2002, transfer of the equity investment in Auna to Endesa, Union Fenosa and Banco Santander Central Hispano; the transaction generated Euro 240 million for the TIM Group, contributing Euro 198 million to the Group’s consolidated net income;

•	acquisition of additional shareholdings in several Group companies: 10% of the ordinary shares in Maxitel (Brazil), corresponding to 3.3% of the entire share capital, 10% in Digitel (Venezuela) and 17.45% in Stet Hellas (Greece);

•	payment to shareholders of reserves up to a maximum of Euro 1,600 million, equivalent to Euro 0.1865 per ordinary and savings share. The transaction was examined and approved by the Shareholders’ Meeting held on December 11, 2002. These reserves were paid out starting on December 19, 2002, and this amount was Euro 1,597 million.

The above transactions are detailed in the report on operations of the Board of Directors and/or in the notes to the financial statements for 2002.

The Board of Statutory Auditors ascertained the compliance of the above transactions to the current laws, the Company Bylaws and the general criteria of economic rationality, also ensuring that they were not manifestly imprudent or risky, that they did not involve a potential conflict of interest or contrast with the resolutions passed by the Shareholders’ Meeting, and that they did not jeopardize the integrity of company assets.

2. During and after the close of financial year 2002, the Board of Statutory Auditors did not note any atypical and/or unusual transactions conducted with third parties or related parties, or within the Group.

In the section on relations with related parties and in their comments on the individual items in the financial statements of TIM S.p.A., the Directors indicate and illustrate the main operations with related parties. These comments can be consulted for the characteristics of these

2002 ANNUAL REPORT	164

transactions and their economic effects. The Board of Statutory Auditors, also working in conjunction with the internal auditing division (In.Tel.Audit, established as a consortium company in February 2002), noted that TIM has established and followed procedures designed to verify that its transactions have been completed in the interests of the companies involved and according to normal market conditions, or in observance of specific regulatory provisions.

Of the main transactions examined, the Board of Statutory Auditors deems the ones involving intragroup financing to be particularly relevant. Given the need to ensure that the financial needs of TIM S.p.A are covered promptly and appropriately and to implement the required treasury transactions, specific framework agreements were defined with Telecom Italia S.p.A. for the purpose of governing operations involving the provision/use of funds. The negotiated terms seem to be in line with the opportunities offered by the money market for similar transactions with the same risk profile. The fairness of the applied terms is ensured by their alignment with the indications contained in the opinions issued to the company by merchant banks with an international standing.

As part of intra-group financing operations, it must also be noted that a short-term loan contract was signed by TIM International NV (fully held by TIM S.p.A.) and TIM S.p.A. for a total of Euro 580 million. The remuneration paid on this is slightly lower than the one for the loans of Telecom Italia, due to the fact that the notable liquidity thus created for TIM International NV is dependent on the sale of certain equity investments and not by underlying committed lines of credit. The negotiated terms can guarantee mutual benefits for the parties to the contract.

It must also be noted that the Board of Statutory Auditors, with the support of company departments, examined the following transactions in detail:

•	in June 2002, the transfer to Telekom Austria of the 25% stake in Mobilkom Austria. This transaction was completed with the sale by TIM International NV (100% TIM S.p.A.) of its entire stake in Autel GmbH, a company under Austrian law, which in turn held 25% of the shares in Mobilkom Austria as its sole asset, yielding a gain of Euro 163 million for the TIM Group;

•	in October 2002, acquisition of the entire share capital of Blu S.p.A. Prior to this, the Antitrust Authority issued its authorization, also considering the positive opinion of the Communications Regulator. Subsequently, Blu S.p.A. was merged with TIM S.p.A.; the merger project was examined and approved by the Extraordinary Shareholders’ Meeting of TIM S.p.A. held on December 11, 2002. The deed of merger was stipulated on December 18, 2002 and the definitive price of the takeover of Blu S.p.A. was set at Euro 83.55 million;

•	outsourcing of the administrative activities for cost accounting related to the non-executive personnel of TIM S.p.A. and for drawing up monthly pay packets; this was transferred to TE.SS (a company that Telecom Italia recently transferred to Accenture);

•	transfer to Telecom Italia S.p.A. of the “Administrative Services” business line; this line of business was channeled into a specific divisional structure named CSA or “Group Administrative Service Center”;

•	reorganization of activities related to the Group’s property management. This involved the “Tiglio project” and, in particular, the valorization of facility services (for the property management pertaining to the leaseholder), in which the Company participated formally but in which, at this time, there have been no developments concerning the contribution of assets and/or the transfer of human resources, also because studies are currently being conducted into the procedures for participating in this project;

•	transfer of the excess tax credit within the Group;

•	acquisition and transfer of licenses for the use of intellectual property. More specifically, the Telecom Group has introduced a system to valorize the technological assets of Tilab (initially a stock corporation fully held by Telecom Italia, and later incorporated into it with the resolution passed by the Shareholders’ Meeting of 12/12/2002). This company conducts research in the sector of networks and innovative services (understood as the aggregate of patents and know-how), and an access fee was set for the Operative Businesses and Business Units that use these assets.

The current annual fee charged to TIM is Euro 14.5 million.

In relation to the observance of the principles of correct administration, the Board of Statutory Auditors notes that the Directors have established the precautions and preventive checks required by decisions of this kind, with particular reference to the economic consistency of the transactions. Therefore, it is convinced that the intra-group transactions illustrated above meet the interests of TIM S.p.A.

3. The information set forth in the Report on Operations and in the individual and consolidated financial statements of the period concerning the Company’s transactions with related parties and within the Group has adequately considered the size and organization of the Company.

4. On March 26, 2003 the auditing firm Reconta Ernst & Young S.p.A. issued its reports in compliance with Article 156 of Legislative Decree 58/1998, confirming that the individual and consolidated financial statements at December 31, 2002 have been drawn up clearly and that they truthfully and correctly portray the equity and financial status, and the economic results of the company and, on a consolidated basis, of the TIM Group.

5. In 2002, the Board of Statutory Auditors did not receive any claims as provided for by Art. 2408 of the Italian Civil Code.

2002 ANNUAL REPORT	165

6. Likewise, during this period the Board of Statutory Auditors did not receive any petitions.

7. During financial year 2002, the Company appointed Reconta Ernst & Young S.p.A. to conduct several assignments other than legal auditing work. These charges, excluding out-of-pocket expenses and VAT, are listed below.

Accounting assistance for reconciliation of the financial statements at December 31, 2002 according to the US GAAP.	Euro	150,000.00
Agreed procedures concerning the definitive asset situation of Blu S.p.A. at October 7, 2002.	Euro	106,500.00
Assistance in applying statutory regulations concerning corporate law and financial statements in force in Turkey.	Euro	15,000.00

Total	Euro	271,500.00

These fees are in line with the entity, complexity and characteristics of the work performed.

8. In 2002, the Company did not give assignments to parties who have an ongoing rapport with Reconta Ernst & Young S.p.A.

9. In 2002, the Board of Statutory Auditors gave the Board of Directors its specific opinion as per Art. 2389, paragraph 2, of the Italian Civil Code, concerning the fees paid to the Managing Director.

Moreover, during this period, as provided for by Art. 2386, paragraph 1, of the Italian Civil Code, the Board of Statutory Auditors approved the appointment by co-opting the following Board members: Oscar Carlos Cristianci, Gaetano Miccichè and Enrico Parazzini during the meetings of the Board of Directors held, respectively, on May 6, 2002 to replace Enrico Parazzini, on July 24, 2002 to replace Marco Cerrina Feroni, and on September 4, 2002 to replace Enrico Bondi.

10. In 2002 the Board of Directors met eight times, the Internal Control Committee met five times and the Compensation Committee met four times. Also in 2002, the Board of Statutory Auditors met six times. It also attended two Shareholders’ Meetings and all the meetings of the Board of Directors. Moreover, its Chairman or another Auditor appointed by the Chairman attended all the meetings of the Internal Control Committee and of the Compensation Committee held throughout the year.

At the Shareholders’ Meetings, when necessary the Board of Statutory Auditors also presented specific reports and/or considerations regarding the individual items on the agenda.

11. As provided for by Art. 151, paragraph 2, of Legislative Decree 58/1998, the Board of Statutory Auditors obtained information and, with regard to its area of responsibility, monitored observance of the principles of proper administration. It did this through direct observation; by collecting information from the parties responsible for the Company’s organizational divisions, the Internal Control Committee and the Compensation Committee; and by meeting with In.Tel.Audit and with the auditing firm Reconta Ernst & Young S.p.A., for the mutual exchange of data and important information.

Supervision over the application of correct principles of administration involved the decision-making and control processes established by bodies and managers throughout the company’s organizational structure. Specifically, checks were conducted to verify if the decision-making processes are handled based on updated and reliable information, if the criteria for selecting the various alternative conducts were inspired by cost-effectiveness and corporate interests, if the resolutions that were passed were backed by analyses and opinions generated internally or, when necessary, by external professionals, above all with regard to the congruity of operations and their compliance with requirements of the company institution. Additionally, the company resolutions were checked to verify that they comply with legal requirements and with the Company Bylaws.

12. Likewise, the Board of Statutory Auditors obtained information and, with regard to its area of responsibility, monitored the adequacy of the Company’s organizational structure and its relevant operation. In 2002, the organizational system underwent substantial modification in order to streamline resources and achieve synergies, through the centralized management of common service centers and also by developing, managing and integrating the businesses. In particular, the organizational model of TIM S.p.A. is functionally connected to the Group’s model. The fundamental integrating mechanism—without prejudice to the responsibilities for the economic and business results—involves “professional families” that guarantee the valorization, development and coordination of distinctive areas of expertise present within the different departments and companies. Other mechanisms of integration are represented by:

•	the Business Review Committees (one for each business unit), which check results, project status and divergences with respect to objectives, deciding on the ensuing actions to be undertaken;

•	the International Steering Committee, which draws up strategic guidelines for foreign subsidiaries within the overall group to which they belong;

2002 ANNUAL REPORT	166

•	the Investment Committee, which approves and monitors investments that exceed specific thresholds;

•	the Procurement Committee, which coordinates certain Group purchases.

With regard to TIM’s organizational structure, in 2002 the most significant work that was done involved:

•	establishing a specific organizational unit devoted to “VAS and business development”, in order to oversee the strategic value of value-added services;

•	aggregating specific activities for the business development departments, with a focus on technology and market position; this culminated in the establishment of the Technological Innovation Department;

•	defining a new procedure for overseeing international activities, consistent with rationalization of international presence and a review of the relevant business model, which calls for specific coordination units allocated in the different functions;

•	separating Personnel Administration activities from the Human Resources Department and those of Administrative services from the Finance & Control Department. This was done to externalize them, as they are not core business activities.

Within its area of responsibility, the Board of Statutory Auditors also monitored aspects involving legitimacy and observance of correct administrative procedures for drawing up the individual and consolidated financial statements and, in particular, for evaluating the Company’s investment holdings. To do this, the Board of Statutory Auditors involved the auditing firm Reconta Ernst & Young S.p.A. in a series of audits and checks for better defining these corporate procedures.

In order to provide information for evaluating investment holdings, the auditing firm Reconta Ernst & Young S.p.A. conducted specific audit activities involving the Company’s foreign divisions.

13. The Board of Statutory Auditors has valuated and monitored the adequacy of the internal control system. Specifically, it regularly gathered information on the activities conducted, through meetings with the head of In.Tel.Audit and with the pro-tem Internal Control Official.

The internal control mechanisms did not reveal any critical points. As noted previously, the Company adopted the internal procedure involving all corporate departments, with which it has identified contents and procedures for the flows to prepare the information to be provided to the Board of Statutory Auditors, as per Art. 150 of Legislative Decree 58/98, and to the Board of Directors. In addition, “principles of conduct” were adopted for conducting transactions with related parties. TIM S.p.A. has also advised that Group companies adopt a similar procedure and related principles. The Board of Statutory Auditors followed the drafting of the procedure and principles, and considers their application an important tool for improving internal controls and corporate governance.

In.Tel.Audit, a limited-liability consortium, was established in February 2002. Its purpose is to perform evaluation and consulting activities, with services related to the accounting organization, internal control procedures, the verification of their function in relation to consortium member companies and to the companies directly or indirectly controlled by them. Currently, consortium members are Telecom Italia, Olivetti, TIM and Seat. The Board of Statutory Auditors feels that this reorganization of the internal auditing department responds to the interests of the Company.

Moreover, in its meeting on December 11, 2002 the Board of Directors also arranged to improve the organizational structure with regard to the internal control system, envisaging the Internal Control Official as well as an Official responsible for implementing this. The main task of the latter is to assist the Internal Control Official in exercising his or her activities, thus mainly performing executive functions. In addition, the representative of TIM S.p.A. on the Board of Directors of In.Tel.Audit will take up the function of Internal Control Official and will be given the specific functional proxies required to perform this role for the internal control of TIM. To execute the resolution passed by the Board of Directors, in February 2003 the professionals to be assigned to these offices were identified.

The Board of Statutory Auditors also notes that Legislative Decree 231 of June 8, 2001 and subsequent amendments introduced into Italian law the administrative responsibility of companies, on a penal level, for certain specific crimes committed in the interest and/or to the advantage of companies by persons in representative, administrative and executive positions and/or the employees reporting to them. With the Internal Control Committee, the Board of Statutory Auditors has constantly followed the evolution of the project for the Group’s adoption of an efficient corporate organization model to prevent this type of crime. This project is currently in the executive phase, which must be carried out by formally adopting the organizational model set up for this purpose.

14. The Board of Statutory Auditors has evaluated and supervised the adequacy of the administrative and accounting system and the reliability of the latter in correctly representing operations. It has done so by obtaining information from the parties responsible for the Company’s organizational and functional divisions, examining company documents and analyzing the results of the work conducted by the accounting firm Reconta Ernst & Young S.p.A.

15. The Company’s instructions to its subsidiaries, as provided for by Article 114, paragraph 2, of Legislative Decree 58/1998, appear to be appropriate for fulfilling the communications obligations envisaged by law.

2002 ANNUAL REPORT	167

16. Through direct verification and information obtained from the aforesaid auditing firm, the Board of Statutory Auditors has confirmed the observance of legal requirements for drawing up and structuring the financial statements of Telecom Italia Mobile S.p.A., the consolidated financial statements of the Group, and the report on operations annexed to these financial statements. Specifically, the operating performance of the Group by business sector and geographical areas was represented based on CONSOB memorandum No. 98084143 of October 27,1998. It must be noted that the consolidated financial statements list extraordinary expenses of Euro 2,776 million, of which the following should be noted:

•	Euro 1,671 million in writedowns of equity investments, including Euro 1,491 million for the writedown of the equity investment in ISTIM, Euro 103 million for the writedown of goodwill in Blu, and Euro 75 million for the writedown in the goodwill of Digitel;

•	provisions to the reserve for risks and charges, totaling Euro 850 million, for the Turkish affiliate, mainly to cover the guarantees that the TIM Group issued for loan operations in favor of ISTIM.

These writedowns were inspired by the principle of correct and conservative evaluation, which was also monitored by the auditors.

The Directors have established preventive checks, including estimative ones, to valuate their congruity from an economic and financial standpoint.

The Board of Statutory Auditors advised that the economic, financial and accounting situation of ISTIM be monitored carefully.

17. The Company has its own code that follows the Code of Corporate Governance proposed by the Committee for Corporate Governance of stock-listed companies. In this regard, it must be noted that the following bodies have been established and are operative:

•	the Compensation Committee, which makes proposals and aids the Board of Directors on issues that require specific detailed information, such as compensation to top management and the proposal of stock-option plans;

•	the Internal Control Committee, with the specific task of evaluating the adequacy of the internal control system and the work plan prepared by the Internal Control Official. In addition, it periodically receives reports on audit activities and promotes the adoption of the rules of corporate governance.

In 2002, the Board of Directors approved a new procedure concerning insider dealing, or operations involving the financial instruments of the Company or its subsidiaries conducted by persons who, because of their positions, have access to confidential price-sensitive information.

The Company adopted the Code of Ethics, following the Telecom Italia Group Code of Ethics inspired also by the principles of human rights, the environment and labor set forth in the “Global Compact” promoted by the United Nations, to which the Company has formally adhered.

In addition, with reference to the above-mentioned price-sensitive information, a specific procedure was adopted for the internal management and outside communication of documents and information about the Company.

18. The supervisory and control activities have not revealed significant facts that must be reported to the control bodies or mentioned in this report.

19. The Board of Statutory Auditors acknowledges the results of the financial statements and, in terms of its own area of responsibility, it has no objections to the proposed resolutions submitted by the Board of Directors concerning the payment of dividends, the use of the additional paid-in capital and the amount of the dividend to be paid.

The Board of Statutory Auditors also agrees with the considerations of the Board of Directors, as set forth in the Directors’ Report, concerning the increase in the number of members of the Board of Directors and the appointment of two more Directors.

AUDITORS

Pietro Adonnino, Chairman

Enrico Laghi

Gianfranco Zanda

2002 ANNUAL REPORT	168

LIST OF MAJOR EQUITY INVESTMENTS OF TIM AT DECEMBER 31, 2002

(Disclosure under Consob resolution No.11971 of May 14,1999 and subsequent amendments and riders)

Company	Registered office	Share capital	Held by	% of ordinary share capital

EDOTEL S.p.A.	Turin - Italy	Euro 15,080,541.90	TIM S.p.A.	40%

IRIDIUM S.p.A. (in liquidation)	Rome - Italy	Euro 2,575,000.00	TIM S.p.A.	35%

IN.TEL.AUDIT Società Consortile di Revisione Interna del Gruppo Olivetti-Telecom Italia a r.l.	Milan - Italy	Euro 2,750,000.00	TIM S.p.A.	18.18%

TELENERGIA S.r.l.	Rome - Italy	Euro 50,000.00	TIM S.p.A.	20%

TIM INTERNATIONAL N.V.	Amsterdam - The Netherlands	Authorized capital Euro 2,777,129,500.00 Paid-in capital Euro 555,427,000.00	TIM S.p.A.	100%

IS-TIM Telekomunikasyon Hizmetleri A.S.	Istanbul - Turkey	TL 545,000,000,000,000	TIM INTERNATIONAL N.V.	49%

TIM.COM Holding B.V.	Amsterdam - Netherlands	Authorized capital Euro 90,000.00 Paid-in capital Euro 18,000.00	TIM INTERNATIONAL N.V.	100%

TIMNET USA INC.	West Trenton - New Jersey - USA	US$ 11,000,000	TIM INTERNATIONAL N.V.	100%

TIM PERÙ S.A.C.	Lima - Peru	Nuevos Soles 1,337,542,452	TIM INTERNATIONAL N.V.	100	(*)

TIMNET.COM PERU S.A.C.	Lima - Peru	Nuevos Soles 1,000	TIM PERÙ S.A.C.	100	(*)

STET HELLAS TELECOMMUNICATIONS S.A.	66 Kifissias Avenue - 151 25 Maroussi - Athens - Greece	Euro 126,453,694.40	TIM INTERNATIONAL N.V.	81.40%

CORPORACION DIGITEL C.A.	Caracas - Venezuela	Bolivares 42,823,450,241	TIM INTERNATIONAL N.V.	66.56%

TIM BRASIL S.A.	São Paulo – Brazil	R$ 4,760,522,987.04	TIM INTERNATIONAL N.V.	100	%(*)

TIM CELULAR S.A. (Formerly Portale Sao Paulo S.A.)	São Paulo – Brazil	R$ 1,251,790,742	TIM BRASIL S.A.	100	%(*)

STARCEL Ltda	São Paulo – Brazil	R$ 30,000	TIM BRASIL S.A.	100	(*)

BITEL PARTICIPAÇOES S.A.	Rio de Janeiro - Brazil	R$ 2,290,264,028	TIM BRASIL S.A.	100	(*)

MAXITEL S.A. (Formerly TIM MAXITEL S.A.)	Belo Horizonte - Brazil	R$ 677,679,703	TIM INTERNATIONAL N.V. BITEL PARTICIPAÇOES S.A. TIM BRASIL S.A.	43.15 46.85 10.00	%(*) % %

TELE CELULAR SUL PARTICIPAÇOES S.A.	Curitiba - Brazil	R$ 324,666,393.24	BITEL PARTICIPAÇOES S.A.	52.06	%(*)

TELEPAR CELULAR S.A.	Curitiba - Brazil	R$ 912,839,704.66	TELE CELULAR SUL PARTICIPAÇOES S.A.	90.19	%(*)

TELESC CELULAR S.A.	Florianopolis - Brazil	R$ 266,803,506.58	TELEPAR CELULAR S.A.	100	%(*)

CTMR CELULAR S.A.	Pelotas - Brazil	R$ 21,251,917.26	TELEPAR CELULAR S.A.	100	%(*)

TELE NORDESTE CELULAR PARTICIPAÇOES S.A.	Recife - Brazil	R$ 288,442,548.62	BITEL PARTICIPAÇOES S.A.	52.32	%(*)

TELEPISA CELULAR S.A.	Teresina - Brazil	R$ 24,762,149.14	TELE NORDESTE CELULAR PARTICIPAÇOES S.A.	97.59	%(*)

TELECEARÀ CELULAR S.A.	Fortaleza - Brazil	R$ 148,484,134.39	TELE NORDESTE CELULAR PARTICIPAÇOES S.A.	86	%(*)

TELERN CELULAR S.A.	Natal - Brazil	R$ 45,011,693.89	TELE NORDESTE CELULAR PARTICIPAÇOES S.A.	92.87	%(*)

TELPA CELULAR S.A.	Joao Pessoa - Brazil	R$ 43,164,229.17	TELE NORDESTE CELULAR PARTICIPAÇOES S.A.	94.87	%(*)

TELPE CELULAR S.A.	Recife - Brazil	R$ 125,620,727.74	TELE NORDESTE CELULAR PARTICIPAÇOES S.A.	95.16	%(*)

TELASA CELULAR S.A.	Maceiò - Brazil	R$ 33,970,730.02	TELE NORDESTE CELULAR PARTICIPAÇOES S.A.	97.31	%(*)

TIMNET.COM S.A.	Rio de Janeiro - Brazil	R$ 78,000,000	TELE NORDESTE CELULAR PARTICIPAÇOES S.A.	20	%(*)
			TELE CELULAR SUL PARTICIPAÇOES S.A.	20%
			MAXITEL S.A.	20%
			TIM INTERNATIONAL N.V.	.20%
			TIM CELULAR (ex Portale Sao Paulo S.A.)	.20%

(*)	The percentage of share capital includes Ordinary shares/Shares held by Directors/Partners as required for by local laws in order to take up the post of Director/Partner. All investments are held through ownership

2002 ANNUAL REPORT	169

REPORT OF THE BOARD OF DIRECTORS ON THE 2002 FINANCIAL STATEMENTS AND ON THE PROPOSED PAYMENT OF DIVIDENDS

Shareholders,

We are convinced that the Report on Operations annexed to the Company’s financial statements and to the consolidated financial statements of the TIM Group offers a comprehensive illustration of the performance and results of financial year 2002.

Considering that the financial statements reflect a net income for the period of Euro 264,153,518.20 and that the additional paid-in capital is available in the amount of Euro 5,672,946,651.26, the Board of Directors hereby proposes that a maximum dividend of Euro 411,443,577.06 be paid to shareholders. This corresponds to the attribution of a unit dividend, gross of any legal withholding, equivalent to Euro 0.0477 for each ordinary share and of Euro 0.0597 for each savings share.

In financial terms, the current payment of dividends represents a second portion of the apportionment to shareholders. The first one was represented by the payment of dividends deliberated by the Shareholders’ Meeting of December 11, 2002. Consequently, this permits an aggregate apportionment to shareholders in keeping with the one passed by the Shareholders’ Meeting of April 12, 2002.

Therefore, we hereby submit for your approval the following

Agenda

Whereas the Shareholders’ Meeting of Telecom Italia Mobile S.p.A.

•	has examined the Company financial statements for the year ended December 31, 2002 showing a net income of Euro 264,153,518.20;

•	has examined the Report on Operations annexed to the Company financial statements for the year ended December 31, 2002;

•	has acknowledged the Report of the Board of Statutory Auditors submitted to the Shareholders’ Meeting and the Independent Auditors’ Report submitted by Reconta Ernst & Young regarding the financial statements for the year ended December 31, 2002;

•	has considered that the capital increases as per Article 5 of the Company Bylaws, with regard to the portion that can be subscribed by the date the dividends are payable, may also increase the total number of shares cum coupon, up to a maximum number of 8,592,426,564;

•	has considered the treasury stock on hand;

•	has considered the fact that the additional paid-in capital is available in the amount of Euro 5,672,946,651.26;

it hereby resolves

1	to approve the Directors’ Report on Operations and the financial statements of Telecom Italia Mobile S.p.A. for the year ended December 31, 2002, composed of the Balance Sheet, the Statement of Income and the Notes, which indicate an income of Euro 264,153,518.20;

2	to pay to Shareholders an aggregate dividend calculated based on the following amounts, which will be applied to the number of shares they own (and therefore excluding the treasury stock on hand) on the dividend detachment date:

•	Euro 0.0305 for each ordinary share with a nominal value of Euro 0.06 through the distribution of profit up to a maximum of Euro 258,040,900.73;

•	Euro 0.0425 for each savings share with a nominal value of Euro 0.06 through the distribution of profit up to a maximum of Euro 5,612,939.43;

•	Euro 0.0172 for each ordinary share and each savings share with a nominal value of Euro 0.06 through the use of part of the additional paid-in capital, up to a maximum of Euro 147,789,736.90;

•	to carry forward any retained earnings resulting from the lack of previous subscription of the entire portion subject to the exercise of the capital increases provided for by Article 5 of the Company Bylaws, or from the fact that treasury stocks are held by the company.

2002 ANNUAL REPORT	170

3	to carry forward the balance of net income (equivalent to Euro 499,678.04);

4	to give the Board of Directors - and, on its behalf, to the Chairman, Deputy Chairman and CEO - the mandate to ascertain the following information in due time, in relation to the effective number of shares subject to remuneration:

•	the amount of the dividend paid out;

•	the amount of the additional paid-in capital subject to distribution;

5	to pay out the dividend, amounting to Euro 0.0477 for each ordinary share and of Euro 0.0597 for each savings share, calculated as indicated above and gross of any legal withholding, starting on April 25, 2003, with detachment of coupon on April 22, 2003.

The overall dividend:

•	with regard to the portion of Euro 0.0305 per ordinary share and of Euro 0.0425 per savings share, will permit the attribution to shareholders of a full tax credit that can be used without limitation, amounting to 56.25%, as provided for by Article 14 of Presidential Decree 917 of December 22,1986 and subsequent amendments;

•	with regard to the portion of Euro 0.0172 for each ordinary share and each savings share, will not generate any tax credit (as provided for by Article 44, paragraph 1, of Presidential Decree 917 of December 22, 1986 and subsequent amendments), given that it has been taken from the additional paid-in capital established through previous payments made by shareholders.

Rome - March 10, 2003

On behalf of the Board of Directors

Marco De Benedetti

2002 ANNUAL REPORT	171

SUMMARY OF THE RESOLUTIONS PASSED BY THE SHAREHOLDERS’ MEETING

On April 14, 2003 the Ordinary Shareholders’ Meeting of Telecom Italia Mobile S.p.A. met in first call in Turin, at the Congress Hall at Via Bertola, 34.

The Shareholders’ Meeting resolved as follows:

in relation to Item 1 on the agenda, “Financial statements at December 31, 2002 and payment of dividends; presentation of the consolidated financial statements at December 31, 2002; reports of the Board of Directors and of the Board of Statutory Auditors; relevant resolutions”:

•	to approve the Directors’ Report on Operations and the financial statements of Telecom Italia Mobile S.p.A. for the year ended December 31, 2002, composed of the Balance Sheet, Statement of Income and Notes, indicating a net income of Euro 264,153,518.20;

•	to pay Shareholders an aggregate dividend calculated based on the following amounts, which will be applied to the number of shares they own (therefore excluding the treasury stock on hand) on the dividend detachment date:

•	Euro 0.0305 for each ordinary share with a nominal value of Euro 0.06 through the distribution of profit up to a maximum of Euro 258,040,900.73;

•	Euro 0.0425 for each savings share with a nominal value of Euro 0.06 through the distribution of profit up to a maximum of Euro 5,612,939.43;

•	Euro 0.0172 for each ordinary share and each savings share with a nominal value of Euro 0.06 through the use of part of the additional paid-in capital, up to a maximum of Euro 147,789,736.90;

•	to carry forward any retained earnings resulting from the lack of previous subscription of the entire portion subject to the exercise of the capital increases provided for by Article 5 of the Company Bylaws, or from the fact that treasury stocks are held by the company;

•	to carry forward the balance of net income (equivalent to Euro 499,678.04);

•	to pay out the dividend, amounting to Euro 0.0477 for each ordinary share and of Euro 0.0597 for each savings share, calculated as indicated above and gross of any legal withholding, starting on April 25, 2003, with detachment of coupon on April 22, 2003.

•	The overall dividend:

•	with regard to the portion of Euro 0.0305 per ordinary share and of Euro 0.0425 per savings share, will permit the attribution to shareholders of a full tax credit that can be used without limitation, amounting to 56.25%, as provided for by Article 14 of Presidential Decree 917 of December 22,1986 and subsequent amendments;

•	with regard to the portion of Euro 0.0172 for each ordinary share and each savings share, will not generate any tax credit (as provided for by Article 44 of Presidential Decree 917 of December 22, 1986 and subsequent amendments), given that it has been taken from the additional paid-in capital established through previous payments made by shareholders.

in relation to Item 2 on the agenda “Redetermination of the number of Directors; relevant resolutions”:

•	to increase the number of Directors from 13 to 15, appointing Giuseppe Lucchini and Lorenzo Caprio to the Board of Directors. The appointed Directors will remain in office until the financial statements at December 31, 2003 have been approved, the date the term of office of the entire Board of Directors expires.

2002 ANNUAL REPORT	172

Head Office

Via Giannone, 4

10121 Torino - Italia

Tel.: ( + 39) 011 5611936

Secondary Office

Via L. Rizzo, 22

00136 Roma - Italia

Tel.: ( + 39) 06 39001

Fax: ( + 39) 06 39002431

Legal Data

Share Capital:

euro 513,964,432.74

(fully paid in)

Taxpayer Code and Turin

Trade Register: 06947890015

Investor Relations

Via Aurelia, 737

00165 Roma - Italia

Tel.: ( + 39) 06 39003798

Fax: ( + 39) 06 39002128

E-mail: InvestorRelations@mail.tim.it

Corporate documents and

relationship with Shareholders:

Legal and Corporate Affairs

Via Aurelia, 737

00165 Roma - Italia

Tel.: ( + 39) 06 39002654

Fax: ( + 39) 06 39002431

E-mail: AffariSocietari@mail.tim.it

www.tim.it

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in April 2003